Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

among

CHAPARRAL ENERGY, INC.,

CHAPARRAL EXPLORATION, L.L.C.

and

EDGE PETROLEUM CORPORATION

Dated July 14, 2008

i

Exhibit 1.2	—	Form of Certificate of Merger
Exhibit 1.4(a)	—	Certificate of Formation of Sub
Exhibit 1.4(b)	—	Limited Liability Company Agreement of Sub
Exhibit 1.6(b)	—	Certificate of Designations for Parent 5.75% Series A cumulative convertible perpetual preferred stock
Exhibit 3.5(a)(i)	—	Amended and Restated Certificate of Incorporation of Parent
Exhibit 3.5(a)(ii)	—	Amended and Restated Bylaws of Parent
Exhibit 4.2(d)	—	Certificate of Designations for Parent Series B convertible preferred stock

SCHEDULE OF DEFINED TERMS

Defined Term	Section
Acquisition Proposal	Section 5.3(a)
Affiliate	Section 8.4(a)
Agreement	Preamble
Amended and Restated Bylaws	Section 3.5(a)
Amended Certificate of Incorporation	Section 3.5(a)
Applicable Environmental Law	Section 2.14(f)
Applicable Law	Section 1.5
beneficial owner	Section 8.4(b)
Book-Entry Shares	Section 1.8(b)
business day	Section 8.4(c)
Certificate of Merger	Section 1.2
Certificates	Section 1.8(b)
Change in the Edge Recommendation	Section 5.3(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Common Exchange Ratio	Section 1.6(a)
Common Merger Consideration	Section 1.6(a)
Common Shares	Recitals
Confidentiality Agreements	Section 5.2(b)
Continuing Employee	Section 5.9(a)
Control	Section 8.4(d)
controlled by	Section 8.4(d)
Delaware Law	Recitals
Disclosure Schedules	Section 8.13
Edge	Preamble
Edge 401(k) Plan	Section 2.11(a)
Edge Board of Directors	Section 2.4(d)
Edge Common Stock	Recitals
Edge Credit Agreement	Section 2.9
Edge Employee Benefit Plans	Section 2.11(c)
Edge ERISA affiliate	Section 2.11(a)
Edge Material Adverse Effect	Section 2.1
Edge Material Contracts	Section 2.16(a)
Edge Permits	Section 2.6(b)
Edge Preferred Stock	Recitals
Edge Property	Section 2.14(a)
Edge Recommendation	Section 5.1(e)
Edge Reservoir Engineers	Section 2.12(b)
Edge Reserve Reports	Section 2.12(b)
Edge Schedule	Article II
Edge SEC Reports	Section 2.7(a)
Edge Stockholder Approval	Section 5.1(e)

Defined Term	Section
Edge Stockholders’ Meeting	Section 5.1(e)
Edge Termination Fee	Section 7.3(a)
Effective Time	Section 1.2
Eligible Employees	Section 5.9(a)
Employment Agreements	Section 5.9(a)
Environmental Laws	Section 2.14(f)
ERISA	Section 2.11(a)
Estimated Fractional Share Value	Section 1.8(f)
Exchange Act	Section 2.5(b)
Exchange Agent	Section 1.8(a)
Exchange Fund	Section 1.8(a)
Financing	Section 3.25
Financing Commitment	Section 3.25
GAAP	Section 2.1
good and defensible title	Section 2.12(c)
governmental authority	Section 8.4(e)
HSR Act	Section 2.5(b)
Indemnified Parties	Section 5.4(b)
Intellectual Property	Section 2.15(b)
IRS	Section 2.11(f)
Merger	Recitals
Merger Consideration	Section 1.6
NYSE	Section 3.5(a)
Option	Section 1.7(a)
Outside Date	Section 7.1(b)(i)
Parent	Preamble
Parent 401(k) Plan	Section 3.11(a)
Parent Board of Directors	Section 3.4(d)
Parent Common Stock	Section 1.6(a)
Parent Credit Agreement	Section 3.9
Parent Employee Benefit Plans	Section 3.11(c)
Parent ERISA affiliate	Section 3.11(a)
Parent Material Adverse Effect	Section 3.1
Parent Material Contracts	Section 3.16(a)
Parent Parties	Preamble
Parent Permits	Section 3.6(b)
Parent Preferred Stock	Section 1.6(b)
Parent Property	Section 3.14
Parent Reservoir Engineers	Section 3.12(b)
Parent Reserve Reports	Section 3.12(b)
Parent Restructure	Section 5.14
Parent Schedule	Article III
Parent SEC Reports	Section 3.7(a)
Parent Termination Fee	Section 7.3(b)
Permitted Liens	Section 2.9

v

Defined Term	Section
person	Section 8.4(f)
Preferred Exchange Ratio	Section 1.6(b)
Preferred Merger Consideration	Section 1.6(b)
Preferred Shares	Recitals
Proxy Statement/Prospectus	Section 5.1
reasonable best efforts	Section 8.4(g)
Registration Statement	Section 5.1
Restricted Shares	Section 1.7(b)
Returns	Section 2.13(a)
SEC	Section 1.7(c)
Securities Act	Section 2.5(b)
Series B Preferred Stock	Section 4.2(d)
Shares	Recitals
Stockholders’ Amendment	Section 3.4(e)
Sub	Preamble
subsidiaries	Section 8.4(h)
subsidiary	Section 8.4(h)
Superior Proposal	Section 5.3(b)
Surviving Entity	Section 1.1
Taxes	Section 2.13
Terminated Employees	Section 5.9(b)
Transactions	Section 2.1
Treasury Regulations	Recitals
under common control with	Section 8.4(d)
Units	Section 1.7(b)
Work Plan	Section 2.27

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, executed this 14th day of July, 2008 (this “Agreement”), is by and among Chaparral Energy, Inc., a Delaware corporation (“Parent”), Chaparral Exploration, L.L.C., a Delaware limited liability company and a wholly owned subsidiary of Parent (“Sub,” and together with Parent, the “Parent Parties”), and Edge Petroleum Corporation, a Delaware corporation (“Edge”).

RECITALS:

A. The respective governing bodies of Parent, Sub and Edge have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders and members to merge Edge with and into Sub (the “Merger”) upon the terms and subject to the conditions set forth herein.

B. As a result of the Merger, and in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”), (i) each issued and outstanding share (the “Common Shares”) of common stock, par value $0.01 per share of Edge (the “Edge Common Stock”), other than Edge Common Stock owned by Parent, Sub or Edge (or any of their respective direct or indirect wholly owned subsidiaries), shall be converted into the right to receive the Common Merger Consideration as set forth herein, and (ii) each issued and outstanding share (the “Preferred Shares,” and together with the Common Shares, the “Shares”) of 5.75% Series A cumulative convertible perpetual preferred stock, par value $0.01 per share of Edge (the “Edge Preferred Stock”), shall be converted into the right to receive the Preferred Merger Consideration as set forth herein.

C. For federal income tax purposes, it is intended by the parties hereto that Sub be disregarded and that the Merger qualify as a reorganization involving Parent and Edge within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder (the “Treasury Regulations”).

AGREEMENT:

In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Sub and Edge agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in Article VI, and in accordance with Delaware Law, at the Effective Time, Edge shall be merged with and into Sub. As a result of the Merger, the separate corporate existence of Edge shall cease and Sub shall continue as the surviving limited liability company of the Merger (the “Surviving Entity”).

Section 1.2 Effective Time; Closing. As promptly as practicable (but no later than two business days) after the satisfaction or, if permissible, waiver in accordance with Section 7.5 of the last to be satisfied or waived of the conditions set forth in Article VI (other than conditions that by their nature can be satisfied only at the Closing but subject to the satisfaction or waiver of these conditions), the parties hereto shall cause the Merger to be consummated by duly filing a certificate of merger in the form attached hereto as Exhibit 1.2 (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the date and time of such filing being the “Effective Time”). Prior to but on the same day as such filing, a closing (the “Closing”) shall be held at the offices of McAfee & Taft A Professional Corporation in Oklahoma City, Oklahoma, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI. The date of the Closing is herein called the “Closing Date.”

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Edge and Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of Edge and Sub shall become the debts, liabilities and duties of the Surviving Entity.

Section 1.4 Certificate of Formation; Limited Liability Company Agreement. At the Effective Time, (i) the certificate of formation of Sub as in effect immediately prior to the Effective Time shall be in the form attached hereto as Exhibit 1.4(a) and shall be the certificate of formation of the Surviving Entity until duly amended in accordance with Delaware Law, and (ii) the limited liability company agreement of Sub shall be in the form attached hereto as Exhibit 1.4(b) and shall be the limited liability company agreement of the Surviving Entity until duly amended in accordance with Delaware Law.

Section 1.5 Managers and Officers of Surviving Entity. Sub shall be manager managed and the managers and officers of Sub immediately prior to the Effective Time shall continue to be the managers and officers of the Surviving Entity from the Effective Time until their respective successors have been duly elected or appointed in accordance with the certificate of formation and limited liability company agreement of the Surviving Entity and applicable law, rule or regulation (“Applicable Law”).

Section 1.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, Edge or the holders of any of the Shares:

(a) The holders of Common Shares issued and outstanding immediately prior to the Effective Time (other than any Common Shares to be canceled without payment of any consideration therefor pursuant to Section 1.6(c)) shall have the right to receive 0.2511 (the “Common Exchange Ratio”) validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) in exchange for each Common Share, payable without interest to the holder of such Common Share upon its surrender in the manner provided in Section 1.8. Each such Common Share shall cease to be outstanding and shall be canceled, each holder of any such Common Share shall thereafter cease to have any rights with respect to such Common Share, except the right to receive, without interest, (i) certificates representing whole shares of Parent Common Stock or whole shares of Parent

Common Stock represented by book-entry in accordance with Section 1.8(b), (ii) any unpaid dividends and distributions on shares of Parent Common Stock (after giving effect to any required withholding of Taxes) in accordance with Section 1.8(e) and (iii) cash for fractional shares in accordance with 1.8(f) upon the surrender of the relevant Common Share (or certificate representing such Common Share) ((i), (ii) and (iii), taken together, the “Common Merger Consideration”). The issued and outstanding membership interests of Sub shall remain outstanding and be the membership interests of the Surviving Entity;

(b) The holders of Preferred Shares issued and outstanding immediately prior to the Effective Time (other than any Preferred Shares to be canceled without payment of any consideration therefor pursuant to Section 1.6(c)) shall have the right to receive one (1) (the “Preferred Exchange Ratio”) validly issued, fully paid and nonassessable share of 5.75% Series A cumulative convertible perpetual preferred stock, par value $0.01 per share, of Parent with the voting powers, designations, preferences, rights, and qualifications, limitations or restrictions set forth in Exhibit 1.6(b) and with a conversion price into one share of Parent Common Stock equal to the quotient of the conversion price of the Edge Preferred Stock divided by the Common Exchange Ratio (“Parent Preferred Stock”) in exchange for each Preferred Share, payable without interest to the holder of such Preferred Share upon its surrender in the manner provided in Section 1.8. Each such Preferred Share shall cease to be outstanding and shall be canceled, each holder of any such Preferred Share shall thereafter cease to have any rights with respect to such Preferred Share, except the right to receive, without interest, (i) certificates representing whole shares of Parent Preferred Stock or whole shares of Parent Preferred Stock represented by book-entry in accordance with Section 1.8(b), (ii) any unpaid dividends and distributions on shares of Edge Preferred Stock (after giving effect to any required withholding of taxes) in accordance with Section 1.8(e) ((i) and (ii), taken together, the “Preferred Merger Consideration”), and (iii) cash in the amount of any dividend on Edge Preferred Stock that has been declared but not paid as of the Effective Time; and

(c) Each Share held in the treasury of Edge and each Share owned by Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of Edge immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

For purposes of this Agreement, “Merger Consideration” shall mean the Common Merger Consideration and the Preferred Merger Consideration or, when used with respect to a specified Share, shall mean the consideration allocable to such Share in accordance with Section 1.6(a) or (b), as the case may be.

Section 1.7 Employee Stock Options, Restricted Shares and Units.

(a) At the Effective Time, each stock option to purchase Common Shares granted by Edge or any of its subsidiaries to an employee or director thereof (in each case, an “Option”) that is then outstanding, whether or not then exercisable or vested, shall become fully vested and converted into the right to purchase Parent Common Stock subject to the modifications described in this Section 1.7(a). Prior to the Effective Time, the Surviving Entity shall take all actions (if any) as may be required to permit the assumption of each Option by Parent or the Surviving Entity pursuant to this Section 1.7(a) so that at the Effective Time each Option shall be assumed and adjusted by Parent or the Surviving Entity, subject to the same terms and conditions as under the applicable Edge Employee Benefit Plan and the applicable option agreement entered into pursuant thereto, except that (i) at the Effective Time each Option shall become fully vested and converted into the right to purchase Parent Common Stock and (ii) (A) each Option shall be exercisable only for that whole number of shares of Parent Common Stock equal to the product (rounded to the nearest whole share) of the number of shares of Edge Common Stock subject to such Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio and (B) the exercise price per share of Parent Common Stock shall be an amount equal to the exercise price per share of Edge Common Stock subject to such Option in effect immediately prior to the Effective Time divided by the Common Exchange Ratio (the price per share, as so determined, being rounded down to the nearest whole cent); provided, that in no event shall the exercise price be less than the par value of Parent Common Stock.

(b) Immediately prior to the Effective Time, each outstanding award of restricted stock granted by Edge or any of its subsidiaries pursuant to any employee benefit plan (the “Restricted Shares”) and each unit with respect to Edge Common Stock granted pursuant to any employee benefit plan (collectively, the “Units”) that has not vested shall become fully vested and be converted into the right to receive the Common Merger Consideration pursuant to Section 1.6 (reduced by any applicable withholding) for each Restricted Share or Unit previously subject to such award. Edge may elect to cause all shares of Edge Common Stock in the Edge 401(k) Plan to fully vest immediately prior to the Effective Time.

(c) As soon as practicable after the Effective Time, Parent shall deliver to holders of Options appropriate notices setting forth such holders’ rights pursuant thereto. On or prior to the Effective Time, Parent shall file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-8 (or a post-effective amendment on Form S-8 with respect to the Registration Statement (or such other appropriate form)) covering all shares of Parent Common Stock subject to the Options.

Section 1.8 Surrender of Shares; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent (the “Exchange Agent”) for the holders of Shares in connection with the Merger to receive the Merger Consideration to which holders of Shares shall become entitled pursuant to Section 1.6. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of Shares, (i) certificates representing shares of Parent Common Stock and Parent Preferred Stock to be issued pursuant to Section 1.6 and delivered pursuant to this Section 1.8 and (ii) cash funds sufficient to pay cash in lieu of fractional shares in accordance with this Section 1.8. Such shares of Parent Common Stock and Parent Preferred Stock, together with any dividends or distributions with respect thereto (as provided in Section 1.8(e)), and such cash are referred to herein as the “Exchange Fund.” The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement, shall deliver the Parent Common Stock, Parent Preferred Stock and cash to be issued or paid pursuant to Section 1.6 out of the Exchange Fund, and the Exchange Fund shall not be used for any other purpose whatsoever. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Stock or Parent Preferred Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed after the deposit of such Exchange Fund with respect thereto for the account of persons entitled thereto. Any cash in the Exchange Fund shall be invested by the Exchange Agent as directed by the Surviving Entity; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $100 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise); provided, further, that no loss on any investment made pursuant to this Section 1.8 shall affect the Merger Consideration payable to the holders of Shares and, following any losses, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the stockholders of Edge in the amount of any such losses.

(b) Promptly after the Effective Time and in any event not later than the fifth business day following the Effective Time, Parent shall mail to each person who was, at the Effective Time, a holder of record of an outstanding certificate or certificates (“Certificates”) that immediately prior to the Effective Time represented such holder’s Shares, or Shares represented by book-entry (“Book-Entry Shares”), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth therein, which shall be in customary form and agreed to by Parent and Edge prior to the Effective Time) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, in exchange for payment of the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, (i) the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration and (ii) such Certificate or Book-Entry Shares shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate or Book-Entry Shares for the benefit of the holder of such Certificate or Book-Entry Shares. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of Edge, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Taxes either have been paid or are not applicable. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue the Merger Consideration in exchange for such lost, stolen or destroyed Certificate deliverable in respect thereof pursuant to this Agreement. Parent shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the Merger Consideration.

(c) At any time following one year after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds and shares of Parent Common Stock and Parent Preferred Stock in the Exchange Fund that had been made available to the Exchange Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it) and, thereafter, such holders shall be entitled to look to Parent (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Notwithstanding the foregoing, neither Parent nor the Exchange Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any applicable abandoned property, escheat or other similar law.

(d) At the close of business on the day of the Effective Time, the stock transfer books of Edge shall be closed and, thereafter, there shall be no further registration of transfers of Shares on the records of Edge. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by Applicable Law.

(e) No dividends or other distributions with respect to Parent Common Stock or Parent Preferred Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares. Subject to the effect of Applicable Law: (i) at the time of the surrender of a Certificate or Book-Entry Shares for exchange in accordance with the provisions of this Section 1.8, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) not theretofore paid with respect to the number of whole shares of Parent Common Stock or Parent Preferred Stock that such holder is entitled to receive (less the amount of any withholding Taxes that may be required with respect thereto); and (ii) at the appropriate payment date and without duplicating any payment made under clause (i) above, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of whole shares of Parent Common Stock or Parent Preferred Stock that such holder receives (less the amount of any withholding Taxes that may be required with respect thereto).

(f) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger and, except as provided in this Section 1.8(f), no dividend or other distribution, stock split or interest shall relate to any such fractional share, and such fractional share shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any fractional share of Parent Common Stock to which an Edge stockholder would otherwise be entitled (after taking into account all Certificates and Book-Entry Shares delivered by or on behalf of such holder), such holder, upon surrender of a Certificate or Book-Entry Shares as described in this Section 1.8, shall be paid an amount in cash (without interest) determined by multiplying (i) the Estimated Fractional Share Value by (ii) the fraction of a share of Parent Common Stock to which such holder would in addition otherwise be entitled. The parties acknowledge that payment of cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained for consideration but represents merely a mechanical rounding off for purposes of simplifying the problems that would otherwise be caused by the issuance of fractional shares of Parent Common Stock. “Estimated Fractional Share Value” means the quotient of (x) the average of the per share closing sales prices of Edge Common Stock on the Nasdaq Global Select Market, as reported in The Wall Street Journal, for the ten consecutive trading days ending on the third trading day immediately prior to the Effective Time divided by (y) the Common Exchange Ratio.

Section 1.9 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, Sub, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares (and, for the avoidance of doubt, Restricted Shares) pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so properly withheld by Parent, Sub, the Surviving Entity or the Exchange Agent, as the case may be, and are paid over to the appropriate governmental authority in accordance with Applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent, Sub, the Surviving Entity or the Exchange Agent, as the case may be.

Section 1.10 Adjustment of Common Exchange Ratio. If, between the date of this Agreement and the Effective Time and as permitted by Sections 4.l and 4.2, the outstanding number of Shares or the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration and the Common Exchange Ratio shall be appropriately adjusted to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that the consummation of the Parent Restructure will not result in an adjustment of the Merger Consideration or the Common Exchange Ratio pursuant to this Section 1.10.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EDGE

Edge hereby represents and warrants to Parent and Sub that, except as otherwise set forth (i) in Edge’s Schedules to this Agreement (the “Edge Schedule”) or (ii) in the Edge SEC Reports filed prior to the date of this Agreement:

Section 2.1 Organization and Qualification; Subsidiaries. Edge is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware. Edge has the requisite corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and is not reasonably likely to have, individually or in the aggregate, an Edge Material Adverse Effect. Each subsidiary of Edge (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has the requisite corporate or other business entity power and authority to own or lease its properties and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, in each case, except as has not had and is not reasonably likely to have, individually or in the aggregate, an Edge Material Adverse Effect. The term “Edge Material Adverse Effect” means a material adverse effect on the business, properties, financial condition or results of operations of Edge and its subsidiaries taken as a whole or on the ability of Edge to consummate the transactions contemplated by this Agreement (the “Transactions”), except, in each case, for any such effect attributable to (i) general economic, capital market, regulatory or political conditions, any outbreak of hostilities or war (including acts of terrorism), natural disasters or other force majeure events, in each case in the United States or elsewhere, (ii) changes in or events or conditions generally affecting the oil and gas exploration and development industry or exploration and production companies of a similar size to Edge (including changes in commodity prices and general market prices), (iii) changes in laws, regulations or United States generally accepted accounting principles (“GAAP”) or interpretations thereof, (iv) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of any of the Transactions, (v) any failure by Edge to meet estimates of revenues or earnings for any period ending after the date of this Agreement, (vi) changes in the price or trading volume of Edge’s stock, provided, that this clause (vi) does not prevent a determination that any underlying causes of such changes resulted in an Edge Material Adverse Effect, (vii) the failure of Edge or its subsidiaries to take any action referred to in Section 4.1 due to Parent’s unreasonable withholding, delaying or conditioning of its consent or (viii) effects to the extent resulting from any legal proceedings made or brought by any of the current or former stockholders of Edge (on their own behalf or on behalf of Edge) arising out of or related to this Agreement or the Transactions. For purposes of determining whether a particular change, event, circumstance or effect has a “material adverse effect,” no predetermined formulaic or analogical approach to a determination of materiality shall be considered (for example, a percentage of the value of the aggregate Merger Consideration); rather, the nature and effect of each change, event, circumstance or effect shall be considered along with the detrimental impact on the properties, financial condition or results of operations of Edge and its subsidiaries, taken as a whole, of such change, event, circumstance or effect. A true and complete list of all of Edge’s subsidiaries, together with the jurisdiction of incorporation or organization of each such subsidiary and the percentage of the outstanding capital stock of each such subsidiary owned by Edge and each other Edge subsidiary, is set forth in Section 2.1 of the Edge Schedule. Other than with respect to the Edge subsidiaries set forth on Section 2.1 of the Edge Schedule, Edge does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for, any equity interest in, any corporation, partnership, joint venture or other business entity, other than equity interests held for investment that are not, in the aggregate, material to Edge.

Section 2.2 Charter and Bylaws. Edge has heretofore furnished to Parent a true and complete copy of its certificate of incorporation and bylaws, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect as of the date of this Agreement.

Section 2.3 Capitalization. The authorized capital stock of Edge consists of 60,000,000 shares of Edge Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which 2,875,000 shares have been designated as 5.75% Series A cumulative convertible perpetual preferred stock. As of July 14, 2008, (i) 28,683,690 shares of Edge Common Stock were issued and outstanding, all of which were validly issued and fully paid and are nonassessable, and none of which were issued in violation of any preemptive or similar rights of any securityholder of Edge, (ii) 2,875,000 shares of Edge Preferred Stock were issued and outstanding, all of which were validly issued and fully paid and were nonassessable, and none of which were issued in violation of any preemptive or similar rights of any securityholder of Edge, (iii) 8,680,489 shares of Edge Common Stock were reserved for issuance upon the conversion of Edge Preferred Stock, (iv) 459,360 shares of Edge Common Stock were reserved for issuance upon the vesting of Units or as restricted stock and (v) Options to purchase an aggregate of 643,600 shares of Edge Common Stock were issued and outstanding (of which Options to purchase an aggregate of 643,600 shares of Edge Common Stock were exercisable). From December 31, 2007 to the date of this Agreement, Edge has not issued any shares of capital stock or granted any options covering shares of capital stock, except for shares issued pursuant to the exercise of Options, the vesting of Units or the Edge 401(k) Plan. Subject to the foregoing and other than as contemplated by the Edge Employee Benefit Plans, the Edge 401(k) Plan or the Certificate of Designations of the Edge Preferred Stock, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating Edge or any Edge subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Edge or any Edge subsidiary. Other than as provided in the Certificate of Designations of the Edge Preferred Stock, there are no outstanding contractual obligations of Edge or any Edge subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Edge or any Edge subsidiary. All of the issued and outstanding capital stock or equivalent equity interests of each Edge subsidiary were duly authorized, validly issued and fully paid and are non-assessable and are owned by Edge, directly or through its subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim (other than in favor of Edge or any of its subsidiaries); and none of the outstanding shares of capital stock or equivalent equity interests of any Edge subsidiary were issued in violation of any preemptive or similar rights arising by operation of law, or under the charter, bylaws or other comparable organizational documents of any Edge subsidiary or under any agreement to which Edge or any Edge subsidiary is a party.

Section 2.4 Authority; Due Authorization; Binding Agreement; Approval.

(a) Edge has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement subject, with respect to the Merger, to the adoption of this Agreement by the affirmative vote of the holders of Common Shares to the extent required by Applicable Law.

(b) The execution, delivery and performance of this Agreement by Edge and the consummation by Edge of the Transactions have been duly and validly authorized by all requisite corporate action on the part of Edge (other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of the holders of Common Shares to the extent required by Applicable Law and the filing of appropriate merger documents as required by Delaware Law).

(c) This Agreement has been duly executed and delivered by Edge and, assuming the due authorization, execution and delivery hereof by Parent and Sub, constitutes a valid and binding obligation of Edge, enforceable against Edge in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).

(d)(i) The board of directors of Edge (the “Edge Board of Directors”), at a meeting duly called and held, has (A) determined that this Agreement and the Transactions are advisable and in the best interests of the Edge stockholders, (B) approved this Agreement and (C) resolved (subject to Section 5.3) to recommend adoption of this Agreement by the holders of Common Shares; and (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated has delivered to the Edge Board of Directors a written opinion to the effect that, as of the date thereof, based on and subject to the assumptions, qualifications and limitations set forth therein, the Common Merger Consideration is fair, from a financial point of view, to the holders of the Common Shares, it being agreed that neither Parent nor Sub has any rights with respect to such opinion.

Section 2.5 No Violation; Consents.

(a) The execution and delivery of this Agreement by Edge does not, and the consummation by Edge of the Transactions will not, (i) violate the certificate of incorporation or bylaws of Edge, (ii) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Edge or any of its subsidiaries is a party or by which any of them or any of their respective properties are bound, (iii) (assuming that the consents and approvals referred to in Section 2.5(b) are duly and timely made or obtained and that, to the extent required by Applicable Law or the Edge certificate of incorporation, the adoption of this Agreement by the affirmative vote of the holders of Common Shares is obtained) violate any statute, law or regulation or any order, judgment, decree or injunction of any court or governmental authority directed to Edge or any of its subsidiaries or any of their properties, (iv) result in the triggering, acceleration or increase of any payment to any person pursuant to any “change in control” or similar provision of any contract or agreement with any seismic data vendor or licensor or any other contract or agreement that constitutes an Edge Material Contract or (v) result in the creation or imposition of any lien, charge or encumbrance upon any property of Edge or its subsidiaries pursuant to the agreements and instruments referred to in clause (ii).

(b) Except for (i) compliance with applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and any other Applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters in foreign jurisdictions, (ii) compliance with any applicable requirements of (A) the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other applicable U.S. state or federal securities or “Blue Sky” laws and (B) the Nasdaq Global Select Market, (iii) filing or recordation of merger or other appropriate documents as required by Delaware Law or Applicable Law of other states in which Edge is qualified to do business, (iv) any governmental authorizations, consents, approvals or filings necessary for transfers of permits and licenses or made in connection with the transfer of interests in or the change of control of ownership in oil and gas properties and (v) such other authorizations, consents, approvals or filings the failure of which to obtain or make have not had and are not reasonably likely to have, individually or in the aggregate, an Edge Material Adverse Effect, no authorization, consent or approval of or filing with any governmental authority is required to be obtained or made by Edge for the execution and delivery by Edge of this Agreement or the consummation by Edge of the Transactions.

Section 2.6 Compliance.

(a) Neither Edge nor any Edge subsidiary (i) is in violation of its certificate of incorporation, bylaws or other equivalent governing documents, as applicable, (ii) is in violation of any Applicable Law or order, judgment or decree of any governmental authority having jurisdiction over it, except that no representation or warranty is made in this Section 2.6 with respect to laws, rules, regulations, orders, judgments or decrees relating to employee benefit, Tax or environmental matters, which are addressed exclusively in Sections 2.11, 2.13 and 2.14, respectively, (iii) is in default in the performance of any obligation, agreement, covenant or condition under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Edge or any Edge subsidiary is a party or by which any of them or any of their respective properties are bound or (iv) has received a written notice of non-compliance with any Applicable Law, order, judgment or decree of any governmental authority that remains unresolved, except, in the case of clauses (ii), (iii) and (iv), for such violations, defaults or notices that have not had and are not reasonably likely to have, individually or in the aggregate, an Edge Material Adverse Effect.

(b) Except as has not had and is not reasonably likely to have, individually or in the aggregate, an Edge Material Adverse Effect, (i) Edge and its subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any governmental authority necessary for Edge and its subsidiaries for the current ownership, lease and operation of their properties and assets or to carry on their businesses as they are now being conducted (the “Edge Permits”) and (ii) to the knowledge of Edge, no event or condition has occurred which would reasonably be expected to result in a violation or breach of any Edge Permit (in each case, with or without notice or lapse of time or both).

Section 2.7 SEC Filings; Financial Statements; Internal Control.

(a) Edge has filed all reports, schedules, registration statements, definitive proxy statements and exhibits to the foregoing documents required to be filed by it with the SEC since January 1, 2008 (collectively, the “Edge SEC Reports”). As of their respective dates, (i) the Edge SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) none of the Edge SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been corrected by subsequent filings with the SEC. No Edge subsidiary is currently required to file any form, report or other document with the SEC under Section 13(a) or 15(d) of the Exchange Act.

(b) The historical financial statements of Edge, together with the related schedules and notes thereto, included in the Edge SEC Reports present fairly, in all material respects (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), the consolidated financial position of Edge and its consolidated subsidiaries at the dates indicated and the consolidated results of operations and consolidated cash flows of Edge and its consolidated subsidiaries for the periods specified; and such historical financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, except as noted therein or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC.

(c) Edge has (i) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) and internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to ensure that material information relating to Edge, including its consolidated subsidiaries, is made known to the chief executive officer and chief financial officer of Edge by others within those entities and (ii) designed internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2008, neither Edge nor its independent auditors have identified any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which were or are reasonably likely to adversely affect Edge’s ability to record, process, summarize and report financial information.

Section 2.8 No Undisclosed Liabilities. Except for liabilities and obligations (i) reflected or reserved against in Edge’s consolidated balance sheets or the notes thereto included in the Edge SEC Reports, (ii) arising under this Agreement and the Transactions, (iii) incurred since March 31, 2008 in the ordinary course of business consistent with past practice and (iv) that are not material to Edge under GAAP, neither Edge nor any of its subsidiaries has any liabilities or obligations, whether absolute or contingent, required by GAAP to be reflected or reserved against in Edge’s consolidated balance sheet.

Section 2.9 Absence of Certain Changes or Events. From March 31, 2008 until the date of this Agreement, except as contemplated by this Agreement, Edge has conducted its businesses only in the ordinary course and there has not been (i) any event having, individually or in the aggregate, an Edge Material Adverse Effect, (ii) any change by Edge in its accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of Edge and its consolidated subsidiaries, except insofar as may have been required by a change in GAAP, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Edge or any redemption, purchase or other acquisition for value of any of its capital stock, other than regular quarterly dividends with respect to the Edge Preferred Stock in the amount of $0.71875 per share, (iv) any split, combination or reclassification of any capital stock of Edge, (v) any incurrence, assumption or guarantee by Edge of any indebtedness for borrowed money other than under the Fourth Amended and Restated Credit Agreement dated as of January 31, 2007 among Edge, the lenders party thereto, and Union Bank of California, N.A. (as amended, the “Edge Credit Agreement”), (vi) any creation or other incurrence by Edge of any lien on any asset securing an amount in excess of $100,000 (other than Permitted Liens, liens securing obligations under the Edge Credit Agreement and liens securing purchase money obligations created in connection with the acquisition, in the ordinary course of business consistent with past practice, of field vehicles and office equipment, not exceeding $1,000,000 in the aggregate), (vii) any material Tax election by Edge or any settlement of any material Tax liability, (viii) except for the acquisition of oil and gas leases and seismic data and the drilling, workover and recompletion of wells in the ordinary course of business, any asset acquisition or capital expenditure by Edge in excess of $500,000 individually or $1,000,000 in the aggregate, (ix) any termination or amendment of, or waiver of any material right under, any Edge Material Contract; (x) any material damage to or destruction or loss of any material asset of Edge (whether or not covered by insurance), (xi) other than by expiration of any lease, any sale or other disposition by Edge, in any single or related series of transactions, of assets having a value in excess of $500,000; (xii) any granting by Edge of any increase in compensation or fringe benefits to any employee, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Edge of any bonus, except for bonuses paid in the ordinary course of business consistent with past practice, or any granting by Edge of any increase in severance or termination pay or any entry by Edge into any employment, severance, termination or indemnification agreement; (xiii) any entry by Edge into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property in excess of $1 million, (xiv) any change in Edge’s independent petroleum engineers, (xv) any revaluation for Tax reporting or financial statement purposes by Edge of any of its assets, including writing down or writing off notes or accounts receivable in excess of $100,000 or (xvi) the entering into of any agreement, whether written or oral, to do any of the foregoing.

For the purposes of this Agreement, “Permitted Liens” means (i) liens for Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed not yet delinquent or being contested in good faith by appropriate proceedings, (ii) statutory liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (iii) restrictive covenants, easements and defects, imperfections or irregularities of title, if any, that are not reasonably expected to impair in any material respect the use or occupancy of any asset in the operation of the business of Edge or Parent, as applicable, (iv) preferential purchase rights and other similar arrangements with respect to which consents or waivers are obtained for the transactions contemplated by this Agreement or as to which the time for asserting such rights has expired at the Effective Time without an exercise of such rights, (v) restrictions on transfer with respect to which consents or waivers are obtained for the transactions contemplated by this Agreement and (vi) liens listed on Section 2.9 of the Edge Schedule or Section 3.9 of the Parent Schedule, as applicable.

Section 2.10 Litigation. Except with respect to employee benefit or Tax matters or Environmental Laws, which are addressed exclusively in Sections 2.11, 2.13 and 2.14, respectively, (i) there is no action, suit or proceeding before or by any court or governmental authority now pending, or, to the knowledge of Edge, threatened, against Edge or any of its subsidiaries, or any of their respective officers or directors in their capacities as such and (ii) neither Edge nor any of Edge’s properties nor, to the knowledge of Edge, any of Edge’s or its subsidiaries’ officers and directors in their capacities as such, are subject to any order, writ, judgment, decree or injunction of any court or arbitrator or any governmental body, agency or official.

Section 2.11 Employee Benefit Plans.

(a) Except for the plan (the “Edge 401(k) Plan”) maintained by Edge pursuant to Section 401(k) of the Code, none of Edge or any of its subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Edge under Section 414(b), (c), (m) or (o) of the Code (“Edge ERISA affiliate”) maintains any “employee pension plan” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to the funding requirements of ERISA.

(b) None of Edge or any of its subsidiaries or any other Edge ERISA affiliate maintains or contributes to any plan that is (i) covered by Title IV of ERISA, (ii) subject to the minimum funding requirements of Section 412 of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iv) subject to Section 4063 or 4064 of ERISA or Section 413(c) of the Code or (v) funded by a voluntary employees’ beneficiary association within the meaning of Code Section 501(c)(9). None of Edge or any of its subsidiaries or any other Edge ERISA affiliate has incurred any liability under Title IV of ERISA which remains unsatisfied.

(c) Section 2.11 of the Edge Schedule contains a true and complete list of all the “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other material employee compensation and benefit plans, agreements, programs, policies or other arrangements or payroll practices, whether formal or informal, oral or written, legally binding or not, and whether or not subject to ERISA, including, without limitation, employment agreements, change-in-control agreements, severance and retention pay, short term and long term disability paid leave, vacation pay, consulting or other compensation agreements, deferred compensation in form of annual bonuses, long-term incentive programs in form of restricted stock grants and stock option grants, medical insurance including medical, dental, vision, and prescription coverage, life and accidental death and dismemberment insurance, tuition aid reimbursement, relocation assistance, expatriate benefits, retiree medical and life insurance maintained by Edge or any of its subsidiaries or any Edge ERISA affiliate or to which Edge or any of its subsidiaries or any Edge ERISA affiliate has contributed or is obligated to contribute or has any present or future liability thereunder (all such plans, other than the Edge 401(k) Plan, are referred to as the “Edge Employee Benefit Plans”).

(d) With respect to the Edge 401(k) Plan and each Edge Employee Benefit Plan, Edge has provided to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by Edge or its subsidiaries to their employees concerning the extent of the benefits provided under an Edge Employee Benefit Plan or the Edge 401(k) Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information.

(e) Each Edge Employee Benefit Plan and Edge 401(k) Plan has been established and administered in accordance with its terms, and in substantial compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) the Edge 401(k) Plan and each Edge Employee Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject Edge or its subsidiaries, either directly or by reason of their affiliation with any member of their Edge ERISA affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) for the Edge 401(k) Plan and each Edge Employee Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) no “reportable event” (as such term is defined in ERISA Section 4043), “prohibited transaction” (as such term is defined in ERISA Section 406 and Code Section 4975) or “accumulated funding deficiency” (as such terms is defined in ERISA Section 302 and Code Section 412 (whether or not waived)) has occurred with respect to any Edge Employee Benefit Plan or the Edge 401(k) Plan; (vi) no Edge Employee Benefit Plan provides retiree welfare benefits except as required under Section 4980B of the Code; and (vii) neither Edge nor the Edge ERISA affiliates has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA. The Edge Employee Benefit Plans and the Edge 401(k) Plan have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable federal and state law, and none of Edge or any of its subsidiaries or any “party in interest” or “disqualified person” with respect to the Edge Employee Benefit Plans or the Edge 401(k) Plan has engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA, except where any of the foregoing has not had and is not reasonably likely to have an Edge Material Adverse Effect.

(f) With respect to the Edge 401(k) Plan and any Edge Employee Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Edge, threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service (“IRS”)or other governmental agencies are pending, in progress or, to the knowledge of Edge, threatened.

(g) Except as provided in Section 2.11 of the Edge Schedule, no Edge Employee Benefit Plan exists that could result in the payment to any present or former employee of Edge or any of its subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Edge or any of its subsidiaries as a result of the transactions contemplated by this Agreement. Except as provided in Section 2.11 of the Edge Schedule, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of Edge or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

Section 2.12 Properties; Oil and Gas Matters.

(a) All major items of operating equipment owned or leased by Edge or its subsidiaries are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated.

(b) Except for goods (including hydrocarbons produced from Edge’s consolidated oil and gas properties) and other property sold, used or otherwise disposed of since the dates of the respective Edge Reserve Reports in the ordinary course of business, as of the date hereof, Edge and its subsidiaries have good and defensible title to all oil and gas properties forming the basis for the reserves reflected in the reserve reports of Ryder Scott Company, L.P. and W. D. Von Gonten & Co. (together, the “Edge Reservoir Engineers”), in each case relating to Edge interests referred to therein as of December 31, 2007 (the “Edge Reserve Reports”), and in each case as attributable to interests owned by Edge and its subsidiaries, free and clear of any liens, except for the following liens or other imperfections of title: (i) liens arising under the Edge Credit Agreement, (ii) liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions, (iii) liens in favor of the operator arising under operating agreements and statutory liens securing payment by the first purchaser to the producer, (iv) imperfections of title that do not (A) materially interfere with the use, operation and possession of any property, (B) materially reduce the value of any Edge Property or (C) interfere with the production and sale of hydrocarbons for the account of Edge from any Edge Property; and (v) liens, charges and irregularities in the chain of title which, because of remoteness in or passage of time, statutory cure periods, marketable title acts or other similar reasons, have not affected or interrupted, and are not reasonably expected to affect or interrupt, the claimed ownership of Edge or its predecessors in title to, or the receipt of production revenues from, the property affected thereby. The historical information supplied by Edge to the Edge Reservoir Engineers underlying the estimates of the reserves reflected in the Edge Reserve Reports, including, without limitation, production volumes, sales prices for production, contractual pricing provisions under oil or natural gas sales or marketing contracts or under hedging arrangements, costs of operations and development and working interest and net revenue information relating to interests owned by Edge and its subsidiaries, was true and correct in all material respects on the date such information was supplied to the Edge Reservoir Engineers. The estimates of future capital expenditures and other future exploration and development costs supplied by Edge to the Edge Reservoir Engineers were prepared in good faith by the management of Edge.

(c) For the purposes of this Agreement, “good and defensible title” means defensible title of record in Edge or its subsidiaries, or Parent or its subsidiaries, as applicable.

(d) Section 2.12 to the Edge Schedule lists all Edge Properties which have different before payout and after payout interests, together with the approximate amount of the payout balance with respect to each such property as of the date indicated.

Section 2.13 Taxes.

(a) Each of Edge, each of its subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member has timely (taking into account any extensions) filed all federal and material state, local and foreign returns, declarations, reports, estimates, information returns and statements (“Returns”) required to be filed in respect of any Taxes, and has timely paid all Taxes shown by such Returns to be due and payable;

(b) Each of Edge and its subsidiaries has established reserves that are adequate in the aggregate for the payment of all material Taxes not yet due and payable with respect to the results of operations of Edge and its subsidiaries through the date hereof, and complied in all material respects with all Applicable Law relating to the payment and withholding of Taxes;

(c) Section 2.13 of the Edge Schedule sets forth the last taxable period through which the federal income Tax Returns of Edge and its subsidiaries have been examined by the IRS or otherwise closed. Except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in Edge’s most recent audited financial statements. No material federal, state or local income or franchise tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which Edge or any of its subsidiaries would be liable, and no material deficiency that has not yet been paid for any such Taxes has been proposed, asserted or assessed against Edge or any of its subsidiaries with respect to any period;

(d) Neither Edge nor any of its subsidiaries has executed or entered into with the IRS or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Tax for which Edge or any of its subsidiaries would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to Edge or any of its subsidiaries;

(e) Neither Edge nor any of its subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement;

(f) Edge is not a party to any agreement, contract, or arrangement that would, as a result of the transactions contemplated hereby, result, separately or in the aggregate, in (A) the payment of any “excess parachute payments” within the meaning of Section 280G of the Code by reason of the Merger, (B) the payment of any form of compensation or reimbursement for any Tax incurred by any person arising under Section 280G of the Code, or (C) the payment of any amounts not deductible by Edge, in whole or in part, by reason of Section 162(m) of the Code; and

(g) Neither Edge nor any of its subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) (i) occurring during the two-year period ending on the date hereof, or (ii) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

For purposes of this Agreement, a “Tax” or “Taxes” shall mean all federal, state, local, foreign and other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority.

Section 2.14 Environmental Matters.

(a) There does not exist on any oil and gas property, including leasehold, working interest, surface, mineral, royalty and other associated rights and interests, owned in fee or by virtue of leases, contracts, agreements, vested or contingent, and pertinent to Edge’s oil & gas operations, owned or operated by Edge or any of its subsidiaries (individually an “Edge Property” and collectively, the “Edge Properties”) any condition or conditions that constitute a violation of Applicable Environmental Law and that reasonably could be expected to require or result in a compliance action, response or remediation cost to Edge, either individually or in the aggregate, in excess of $500,000.

(b) There are no agreements, consents or administrative orders, injunctions, decrees, judgments, license, administrative rule or guidance, permit conditions, or other directives of any governmental entity based on any Applicable Environmental Law, relating to or that require any material change in the present condition or remediation of any Edge Property which remain unsatisfied and outstanding, and Edge has not received from any governmental entity or any private or public person or entity any notice or claim advising Edge that it is or is potentially responsible for damages or response costs under Applicable Environmental Law as a result of Edge’s or its predecessors’ ownership or activities in connection with the Edge Properties, which claim or notice remains unsatisfied and outstanding.

(c) Edge and, to the knowledge of Edge, each other person that owns, operates or occupies the Edge Properties, has obtained all material permits, licenses, franchises, authorities, consents and approvals, and has made all material filings and maintained all material data, documentation and records necessary for owning and operating the Edge Properties under Applicable Environmental Law, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect.

(d) There are no ongoing, pending or, to the knowledge of Edge, threatened investigations, claims, demands, actions, administrative proceedings, lawsuits or inquiries relating to (i) the Edge Properties under Applicable Environmental Law, or (ii) the restoration, remediation or reclamation of any of the Edge Properties.

(e) There are no third-party commissioned reports of environmental investigations, studies or audits performed within the past five (5) years, or internally generated reports of environmental investigations, studies or audits performed within the past two (2) years, with respect to any of the Edge Properties in the possession of Edge.

(f) As used in this Agreement, the term “Applicable Environmental Law” means: (i) all federal statutes regulating or prescribing restrictions regarding the condition, activities or operations, of or affecting, the Edge Properties or, as applicable, the Parent Properties relating to the environment, human health, safety and security, including but not limited to the following: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act (Solid Waste Disposal Act), 42 U.S.C. § 6901, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., the Safe Drinking Water Act (and Amendments of 1996), 42 U.S.C. § 300f, et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Endangered Species Act, 16 U.S.C. § 1531, et seq., Migratory Bird Treaty Act, 16 U.S.C. § 703 et seq., the National Environmental Policy Act, 42 U.S.C. § 4321, et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq. and 46 U.S.C. § 3703a, the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Homeland Security Act, 6 U.S.C. § 101, et seq., the Aviation and Transportation Security Act, 49 U.S.C. § 114, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 106, et seq. (collectively, and as amended and recodified, the “Environmental Laws”); (ii) any regulations promulgated under such federal statutes; (iii) any state law counterparts of such federal statutes and the regulations promulgated thereunder; (iv) any other state or local statutes, rules, regulations or ordinances regulating the use of or affecting the environment; and (v) all common law rights, duties and obligations regarding the use of or matters affecting the environment.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, Edge makes no representation in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to any Applicable Environmental Law, except as set forth in this Section 2.14.

Section 2.15 Intellectual Property.

(a) Except as have not had and are not reasonably likely to have, individually or in the aggregate, an Edge Material Adverse Effect, either Edge or an Edge subsidiary owns, or is licensed or otherwise possesses adequate rights to use, the Intellectual Property of Edge, and (i) there are no pending or, to the knowledge of Edge, threatened claims by any person alleging infringement by Edge or any of its subsidiaries or with regard to the ownership, validity or use of any Intellectual Property of Edge, (ii) to the knowledge of Edge, the conduct of the business of Edge and its subsidiaries does not infringe any intellectual property rights of any person, (iii) neither Edge nor any of its subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of Edge or any of its subsidiaries and (iv) to the knowledge of Edge, no person is infringing any Intellectual Property of Edge or any of its subsidiaries. To the knowledge of Edge, upon the consummation of the Transactions, the Surviving Entity or its subsidiaries shall own or have the right to use all Intellectual Property on the same terms and conditions as Edge and its subsidiaries enjoyed prior to such transaction.

(b) As used herein, “Intellectual Property” means all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations, domain names, internet addresses and other computer identifiers, web sites and web pages, computer software programs and related documentation, trade secrets, know-how, customer information, confidential business information, technical information and seismic data licenses used in Parent’s or Edge’s respective businesses as currently conducted.

Section 2.16 Material Contracts.

(a) For purposes of this Agreement, the following shall constitute the “Edge Material Contracts”:

(A) a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than those between Edge and its subsidiaries) relating to indebtedness in an amount in excess of $1 million;

(B) a contract, lease or license (including any seismic license agreements) pursuant to which Edge or any of its subsidiaries paid amounts in excess of $1 million within the 12 month period prior to the date of this Agreement; for the avoidance of doubt, the foregoing does not include contracts with drilling contractors or oil and gas royalties paid in the ordinary course of business;

(C) a contract that to the knowledge of Edge purports to materially limit the right of Edge or any of its affiliates to engage or compete in any line of business in which Edge or its subsidiaries is engaged or to compete with any person or operate in any location;

(D) a contract that creates a partnership or joint venture or similar arrangement (other than a tax partnership) having assets reasonably valued in excess of $1 million

(E) any acquisition agreement, asset purchase or sale agreement, stock purchase or sale agreement, exploration agreement, prospect agreement, joint venture agreement, seismic acquisition agreement, area of mutual interest agreement, farmout or farmin agreement or other similar agreement pursuant to which (i) Edge reasonably expects to incur expenditures in excess of $1 million during the period ending one year from the date of this Agreement, or (ii) any other party may acquire or earn an interest in Edge Properties described in the Edge Reserve Reports;

(F) any agreement for the sale of oil, gas or liquids from or attributable to the Edge Properties at less than market price (including any call on production at a price less than the prevailing price in the field or the applicable monthly index price, as applicable) that may not be terminated by Edge at will and without penalty on notice of sixty(60) days or less;

(G) any lease by Edge or any of its subsidiaries of any real property, including office leases, under which the annual rental is in excess of $250,000;

(H) any guaranty, direct or indirect, by Edge, of any obligation for borrowings of any other person, other than endorsements made for collection in the ordinary course of business, guarantees by Edge subsidiaries of Edge obligations and guarantees by Edge of Edge subsidiaries’ obligations;

(I) any outsourcing agreement for the performance by third parties of administrative or professional services for or on behalf of Edge or any of the Edge subsidiaries;

(J) any agreement to which any affiliate of Edge is a party that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; and

(K) any agreement filed by Edge with the SEC as a material contract as required by Item 601(b)(10) of Regulation S-K, any terms of which remain executory.

(b) Other than as a result of the expiration or termination of any Edge Material Contract in accordance with its terms, (i) except as has not had and is not reasonably likely to have, individually or in the aggregate, an Edge Material Adverse Effect, each Edge Material Contract is valid and binding on Edge and any of its subsidiaries that is a party thereto, as applicable, and in full force and effect, except as the enforceability there of may be limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law), and except that any indemnity, contribution and exoneration provisions contained therein may be limited by Applicable Law and public policy, (ii) Edge and each of its subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Edge Material Contract and (iii) neither Edge nor any of its subsidiaries has received written notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Edge or any of its subsidiaries or their counterparties under any such Edge Material Contract.

Section 2.17 Hedging. Section 2.17 of the Edge Schedule sets forth, as of the date of this Agreement, the futures, hedge, swap, collar, put, call, floor, cap, option and other similar contracts to which Edge or any of its subsidiaries is a party or is bound that are intended to reduce or eliminate the risk of fluctuations in interest rates, currency exchange rates or the price of commodities, including hydrocarbons.

Section 2.18 Brokers; Transaction Fees. No broker, finder or investment banker (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and Houlihan Lokey Howard & Zukin Financial Advisors, Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Edge.

Section 2.19 Takeover Provisions. Assuming the accuracy of the representations in Section 3.19, the Edge Board of Directors has approved this Agreement and taken all other requisite action, if any, necessary to render the restrictions on “business combinations” set forth in Section 203 of Delaware Law inapplicable to this Agreement and the Transactions.

Section 2.20 Tax Treatment. Neither Edge nor any of its affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 2.21 Business Locations; Bank Accounts.

(a) Edge has provided Parent a schedule which sets forth the location of the principal place of business and chief executive office of Edge and each Edge subsidiary, together with each field office and other office out of which Edge business is conducted. The schedule includes a designation of the office or other location where the corporate books and records, including the charter documents, corporate records and books of account of Edge and its subsidiaries, are located.

(b) Edge has provided Parent a schedule which sets forth a listing of all bank accounts, depository accounts, securities accounts and other similar accounts of Edge and each Edge subsidiary with any bank, broker or other depository institution and the names of all persons authorized to withdraw funds from each such account.

Section 2.22 Future Production. Except as set forth in Section 2.22 of the Edge Schedule, Edge is not obligated, by virtue of a prepayment arrangement, make-up right under a production sales contract containing a “take or pay” or similar provision, production payment or any other arrangement, to deliver hydrocarbons having a value in excess of $500,000 attributable to the Edge Properties at some future time without then or thereafter receiving full payment therefor. No Edge Property is subject to an allowable penalty under applicable laws, rules or regulations that would prevent any well on such property from being entitled to its full legal and regular allowable from and after the Closing Date, the effect of which would be to materially reduce the projected production from such property as set out in the Edge Reserve Reports. Section 2.22 of the Edge Schedule sets forth a summary of Edge’s gas balancing obligations, including the amounts of any over production and under production imbalances.

Section 2.23 Lease Provisions; Suspense. All rents, royalties, overriding royalty interests and other payments due with respect to production from the Edge Properties have been timely and properly paid, except amounts (i) that are properly being held in suspense, or (ii) as has not had and is not reasonably likely to have, individually or in the aggregate, an Edge Material Adverse Effect. Edge has made available to Parent or Parent’s counsel for review Edge’s suspense register listing all amounts held in suspense by Edge.

Section 2.24 Previously Owned Properties. Except as set forth in Section 2.24 of the Edge Schedule, Edge has no continuing contractual indemnification obligations with respect to any properties that were owned or leased by Edge or any of its subsidiaries within the five-year period prior to the date of this Agreement but are not currently owned or leased; provided, however, that the foregoing representation and warranty is not intended to relate to any potential liability of Edge or any Edge subsidiary arising solely under Applicable Environmental Law (and not by contract) with respect to matters which, to Edge’s knowledge, have not been asserted and are not reasonably expected by Edge to be asserted.

Section 2.25 Operator; Audits. As of the date hereof, Edge has no knowledge of any pending vote, or any requests for a vote (whether written or oral), to have Edge removed as the named operator of any of the Edge Properties for which Edge or any subsidiary is currently designated as the operator. To Edge’s knowledge, as of the date hereof, except as set forth in Section 2.25 of the Edge Schedule, there is no pending third-party audit of Edge’s or any Edge subsidiary’s joint interest billings as operator and neither Edge nor any subsidiary has received any notice of or demand with respect to any such audit.

Section 2.26 Preferential Rights to Purchase and Required Consents to Assign. As of the date hereof, except as set forth in Section 2.26 of the Edge Schedule, no Edge Property is subject to any preferential right to purchase, right of first refusal or other agreement that gives a third party the right to purchase such Edge Property as a result of the Merger, or requires the consent of any third party to consummate the Merger.

Section 2.27 Work Plan. Section 2.27 of the Edge Schedule sets forth a general description of Edge’s proposed capital expenditures for the orderly extension, renewal, exploration and development of the Edge Properties for the third quarter and the fourth quarter of 2008 (the “Work Plan”). Prior to the Closing, Edge will use commercially reasonable efforts to complete the Work Plan. Edge will routinely keep Parent informed of its activities under the Work Plan and any changes or modifications thereto, provided, however, that nothing herein shall require or guarantee that Edge will make any particular expenditure or achieve any particular result. Notwithstanding anything in this Agreement to the contrary, nothing herein shall limit the ability of Edge to make any changes in the Work Plan based on new or changed facts, conditions, opportunities, circumstances, evaluations or results of operations, including changes in timing of operations, availability of equipment, rigs and personnel, revised assessments, matters beyond Edge’s control and other new or unforeseen conditions or events which may arise or become evident after the execution and delivery of this Agreement. For the avoidance of doubt, no failure to comply with the second sentence of this paragraph shall result in a breach of this Section 2.27 if such failure does not result in an Edge Material Adverse Effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub hereby, jointly and severally, represent and warrant to Edge that, except as otherwise set forth (i) in the Parent Parties’ Schedules to this Agreement (the “Parent Schedule”) or (ii) in the Parent SEC Reports filed prior to the date of this Agreement:

Section 3.1 Organization and Qualification; Subsidiaries. Parent is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, and Sub is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware. Each of Parent and Sub has the requisite corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Each subsidiary of Parent (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has the requisite corporate or other business entity power and authority to own or lease its properties and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, in each case, except as has not had and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. The term “Parent Material Adverse Effect” means a material adverse effect on the business, properties, financial condition or results of operations of Parent and its subsidiaries taken as a whole or on the ability of Parent and its subsidiaries to consummate the Transactions, except, in each case, for any such effect attributable to (i) general economic, capital market, regulatory or political conditions, any outbreak of hostilities or war (including acts of terrorism), natural disasters or other force majeure events, in each case in the United States or elsewhere, (ii) changes in or events or conditions generally affecting the oil and gas exploration and development industry or exploration and production companies of a similar size to Parent (including changes in commodity prices and general market prices), (iii) changes in laws, regulations or GAAP or interpretations thereof, (iv) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of any of the Transactions, (v) any failure by Parent to meet estimates of revenues or earnings for any period ending after the date of this Agreement, (vi) changes in the price or trading volume of Parent’s stock, provided, that this clause (vi) does not prevent a determination that any underlying causes of such changes resulted in a Parent Material Adverse Effect, (vii) the failure of Parent or its subsidiaries to take any action referred to in Section 4.2 due to Edge’s unreasonable withholding, delaying or conditioning of its consent or (viii) effects to the extent resulting from any legal proceedings made or brought by any of the current or former stockholders of Parent (on their own behalf or on behalf of Parent) arising out of or related to this Agreement or the Transactions. For purposes of determining whether a particular change, event, circumstance or effect has a “material adverse effect,” no predetermined formulaic or analogical approach to a determination of materiality shall be considered (for example, a percentage of the value of the aggregate Merger Consideration); rather, the nature and effect of each change, event, circumstance or effect shall be considered along with the detrimental impact on the properties, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, of such change, event, circumstance or effect. A true and complete list of all of Parent’s subsidiaries, together with the jurisdiction of incorporation or organization of each such subsidiary and the percentage of the outstanding capital stock of each such subsidiary owned by Parent and each other Parent subsidiary, is set forth in Section 3.1 of the Parent Schedule. Other than with respect to the Parent subsidiaries set forth on Section 3.1 of the Parent Schedule, Parent does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for, any equity interest in, any corporation, partnership, joint venture or other business entity, other than equity interests held for investment that are not, in the aggregate, material to Parent.

Section 3.2 Charter and Bylaws. Each of Parent and Sub has heretofore furnished to Edge true and complete copies of its certificate of incorporation and bylaws, each as amended to date. Such certificates of incorporation and bylaws are in full force and effect as of the date of this Agreement.

Section 3.3 Capitalization. The authorized capital stock of Parent consists of 3,600,000 shares of Parent Common Stock and 600,000 shares of preferred stock, par value $0.01 per share. As of July 14, 2008, 877,000 shares of Parent Common Stock were issued and outstanding, all of which were validly issued and fully paid and are nonassessable, and none of which were issued in violation of any preemptive or similar rights of any securityholder of Parent. From December 31, 2007 to the date of this Agreement, Parent has not issued any shares of capital stock or granted any options covering shares of capital stock. Subject to the foregoing and other than as contemplated by the Parent Employee Benefit Plans or the Parent 401(k) Plan, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating Parent or any Parent subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Parent or any Parent subsidiary. There are no outstanding contractual obligations of Parent or any Parent subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent subsidiary. All of the issued and outstanding capital stock or equivalent equity interests of each Parent subsidiary were duly authorized, validly issued and fully paid and are non-assessable and are owned by Parent, directly or through its subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim (other than in favor of Parent or any of its subsidiaries); and none of the outstanding shares of capital stock or equivalent equity interests of any Parent subsidiary were issued in violation of any preemptive or similar rights arising by operation of law, or under the charter, bylaws or other comparable organizational documents of any Parent subsidiary or under any agreement to which Parent or any Parent subsidiary is a party.

Section 3.4 Authority; Due Authorization; Binding Agreement; Approval.

(a) Each of Parent and Sub has all requisite corporate or other business entity power and authority to enter into and to perform its obligations under this Agreement and all agreements, instruments and documents related to the Financing.

(b) The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the Transactions, including the Financing, have been duly and validly authorized by all requisite corporate or other business entity action on the part of each of Parent and Sub (other than, with respect to the Merger, the filing of appropriate merger documents as required by Delaware Law).

(c) This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery hereof by Edge, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).

(d) The board of directors of Parent (the “Parent Board of Directors”), by irrevocable unanimous written consent, (A) determined that this Agreement and the

Transactions, including the Parent Restructure and issuance of Parent Common Stock and Parent Preferred Stock, are advisable and in the best interests of the Parent stockholders, (B) approved this Agreement and (C) resolved to recommend the issuance of shares of Parent Common Stock and Parent Preferred Stock pursuant to Section 1.6 and the amendment of Parent’s certificate of incorporation pursuant to Section 5.14.

(e) The stockholders of Parent, by irrevocable written consent (copies of which have been delivered to Edge) have (A) adopted this Agreement, (B) approved the Transactions, including the amendment of Parent’s certificate of incorporation pursuant to Section 5.14 and (C) approved the First Amendment to Stockholders’ Agreement, dated as of July 11, 2008, among Parent, Fischer Investments, L.L.C., an Oklahoma limited liability company, Altoma Energy, an Oklahoma general partnership, and CHK Holdings, LLC, an Oklahoma limited liability company (a copy of which has been delivered to Edge) (the “Stockholders’ Amendment”).

(f) The Stockholders’ Amendment has been duly executed and delivered by Parent and each of the other parties thereto and, assuming the due authorization, execution and delivery thereof by such other parties, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.5 No Violation; Consents.

(a) The execution and delivery of this Agreement by Parent or Sub does not, and the consummation by Parent or Sub of the Transactions, including the Financing and the adoption of Parent’s Amended and Restated Certificate of Incorporation attached hereto as Exhibit 3.5(a)(i) (the “Amended Certificate of Incorporation”) and the Parent’s Amended and Restated Bylaws attached hereto as Exhibit 3.5(a)(ii) (the “Amended and Restated Bylaws”) will not, (i) violate the certificate of incorporation or bylaws or other comparable governing documents of Parent or Sub, (ii) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Parent or Sub or any of their subsidiaries is a party or by which any of them or any of their respective properties are bound, (iii) (assuming that the consents and approvals referred to in Section 3.5(b) are duly and timely made or obtained and that, to the extent required by the applicable rules of the New York Stock Exchange (the “NYSE”), the approval of the issuance of shares of Parent Common Stock pursuant to Section 1.6) violate any statute, law or regulation or any order, judgment, decree or injunction of any court or governmental authority directed to Parent, Sub or any of their subsidiaries or any of their properties, (iv) result in the triggering, acceleration or increase of any payment to any person pursuant to any “change in control” or similar provision of any contract or agreement with any seismic data vendor or licensor or any other contract or agreement that constitutes a Parent Material Contract, or (v) result in the creation or imposition of any lien, charge or encumbrance upon any property of Parent, Sub or any of their subsidiaries pursuant to the agreements and instruments referred to in clause (ii).

(b) Except for (i) compliance with applicable requirements of the HSR Act and any other Applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters in foreign jurisdictions, (ii) compliance with any applicable requirements of (A) the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws or “Blue Sky” laws and (B) the NYSE, (iii) filing or recordation of merger or other appropriate documents as required by Delaware Law or Applicable Law of other states in which Parent or Sub is qualified to do business, (iv) any governmental authorizations, consents, approvals or filings necessary for transfers of permits and licenses or made in connection with the transfer of interests in or the change of control of ownership in oil and gas properties and (v) such other authorizations, consents, approvals or filings the failure of which to obtain or make have not had and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, no authorization, consent or approval of or filing with any governmental authority is required to be obtained or made by Parent or Sub or any ultimate parent entity or controlling person of Parent for the execution and delivery by either of them of this Agreement or the consummation by either of them of the Transactions, including the Financing.

Section 3.6 Compliance.

(a) Neither Parent nor any Parent subsidiary (i) is in violation of its certificate of incorporation, bylaws or other equivalent governing documents, as applicable, (ii) is in violation of any Applicable Law or order, judgment or decree of any governmental authority having jurisdiction over it, except that no representation or warranty is made in this Section 3.6 with respect to laws, rules, regulations, orders, judgments or decrees relating to employee benefit, Tax or environmental matters, which are addressed exclusively in Sections 3.11, 3.13 and 3.14, respectively, (iii) is in default in the performance of any obligation, agreement, covenant or condition under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Parent or any Parent subsidiary is a party or by which any of them or any of their respective properties are bound or (iv) has received a written notice of non-compliance with any Applicable Law, order, judgment or decree of any governmental authority that remains unresolved, except, in the case of clauses (ii), (iii) and (iv), for such violations, defaults or notices that have not had and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as has not had and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any governmental authority necessary for Parent and its subsidiaries for the current ownership, lease and operation of their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”) and (ii) to the knowledge of Parent, no event or condition has occurred which would reasonably be expected to result in a violation or breach of any Parent Permit (in each case, with or without notice or lapse of time or both).

Section 3.7 SEC Filings; Financial Statements; Internal Control.

(a) Parent has filed all reports, schedules, registration statements, definitive proxy statements and exhibits to the foregoing documents required to be filed by it with the SEC since January 1, 2008 (collectively, the “Parent SEC Reports”). As of their respective dates, (i) the Parent SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been corrected by subsequent filings with the SEC. No Parent subsidiary is currently required to file any form, report or other document with the SEC under Section 13(a) or 15(d) of the Exchange Act.

(b) The historical financial statements of Parent, together with the related schedules and notes thereto, included in the Parent SEC Reports present fairly, in all material respects (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), the consolidated financial position of Parent and its consolidated subsidiaries at the dates indicated and the consolidated results of operations and consolidated cash flows of Parent and its consolidated subsidiaries for the periods specified; and such historical financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, except as noted therein or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC.

(c) Parent has (i) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) and internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to ensure that material information relating to Parent, including its consolidated subsidiaries, is made known to the chief executive officer and chief financial officer of Parent by others within those entities and (ii) designed internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2008, neither Parent nor its independent auditors have identified any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which were or are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information.

Section 3.8 No Undisclosed Liabilities. Except for liabilities and obligations (i) reflected or reserved against in Parent’s consolidated balance sheets or the notes thereto included in the Parent SEC Reports, (ii) arising under this Agreement and the Transactions, (iii) incurred since March 31, 2008 in the ordinary course of business consistent with past practice and (iv) that are not material to Parent under GAAP, neither Parent nor any of its subsidiaries has any liabilities or obligations, whether absolute or contingent, required by GAAP to be reflected or reserved against in Parent’s consolidated balance sheet.

Section 3.9 Absence of Certain Changes or Events. From March 31, 2008 until the date of this Agreement, except as contemplated by this Agreement or as provided in Section 3.9 of the Parent Schedule, Parent has conducted its businesses only in the ordinary course and there has not been (i) any event having, individually or in the aggregate, a Parent Material Adverse Effect, (ii) any change by Parent in its accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of Parent and its consolidated subsidiaries, except insofar as may have been required by a change in GAAP, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Parent or any redemption, purchase or other acquisition for value of any of its capital stock, (iv) any split, combination or reclassification of any capital stock of Parent, (v) any incurrence, assumption or guarantee by Parent of any indebtedness for borrowed money other than under the Seventh Restated Credit Agreement dated as of October 31, 2006 among Parent, certain of Parent’s subsidiaries, the lenders party thereto and JPMorgan Chase Bank, N.A.(as amended, the “Parent Credit Agreement”) , (vi) any creation or other incurrence by Parent of any lien on any asset securing an amount in excess of $300,000 (other than Permitted Liens, liens securing obligations under the Parent Credit Agreement and liens securing purchase money obligations created in connection with the acquisition, in the ordinary course of business consistent with past practice, of field vehicles and office equipment, not exceeding $3,000,000 in the aggregate), (vii) any material Tax election by Parent or any settlement of any material Tax liability, (viii) except for the acquisition of oil and gas leases and seismic data and the drilling of wells in the ordinary course of business, any asset acquisition or capital expenditure by Parent in excess of $1,500,000 individually or $3,000,000 in the aggregate, (ix) any termination or amendment of, or waiver of any material right under, any Parent Material Contract; (x) any material damage to or destruction or loss of any material asset of Parent (whether or not covered by insurance), (xi) other than by expiration of any lease, any sale or other disposition by Parent, in any single or related series of transactions, of assets having a value in excess of $1,500,000; (xii) any granting by Parent of any increase in compensation or fringe benefits to any employee, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses paid in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any employment, severance, termination or indemnification agreement; (xiii) any entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property in excess of $3 million, (xiv) any change in Parent’s independent petroleum engineers, (xv) any revaluation for Tax reporting or financial statement purposes by Parent of any of its assets, including writing down or writing off notes or accounts receivable in excess of $300,000, or (xvi) the entering into of any agreement, whether written or oral, to do any of the foregoing.

Section 3.10 Litigation. Except as provided in Section 3.10 of the Parent Schedule, or with respect to employee benefit or Tax matters or Environmental Laws, which are addressed exclusively in Sections 3.11, 3.13 and 3.14, respectively, (i) there is no action, suit or proceeding before or by any court or governmental authority now pending, or, to the knowledge of Parent, threatened, against Parent or any of its subsidiaries, or any of their respective officers or directors in their capacities as such and (ii) neither Parent nor any of Parent’s properties nor, to the knowledge of Parent, any of Parent’s or its subsidiaries’ officers and directors in their capacities as such, are subject to any order, writ, judgment, decree or injunction of any court or arbitrator or any governmental body, agency or official.

Section 3.11 Employee Benefit Plans.

(a) Except for the plan (the “Parent 401(k) Plan”) maintained by Parent pursuant to Section 401(k) of the Code, none of Parent or any of its subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Parent under Section 414(b), (c), (m) or (o) of the Code (“Parent ERISA affiliate”) maintains any “employee pension plan” as defined in Section 3(2) of ERISA, that is subject to the funding requirements of ERISA.

(b) None of Parent or any of its subsidiaries or any other Parent ERISA affiliate maintains or contributes to any plan that is (i) covered by Title IV of ERISA, (ii) subject to the minimum funding requirements of Section 412 of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iv) subject to Section 4063 or 4064 of ERISA or Section 413(c) of the Code or (v) funded by a voluntary employees’ beneficiary association within the meaning of Code Section 501(c)(9). None of Parent or any of its subsidiaries or any other Parent ERISA affiliate has incurred any liability under Title IV of ERISA which remains unsatisfied.

(c) Section 3.11(c) of the Parent Schedule contains a true and complete list of all the “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other material employee compensation and benefit plans, agreements, programs, policies or other arrangements or payroll practices, whether formal or informal, oral or written, legally binding or not, and whether or not subject to ERISA, including, without limitation, employment agreements, change-in-control agreements, severance and retention pay, short term and long term disability paid leave, vacation pay, consulting or other compensation agreements, deferred compensation in form of annual bonuses, long-term incentive programs in form of restricted stock grants and stock option grants, medical insurance including medical, dental, vision, and prescription coverage, life and accidental death and dismemberment insurance, tuition aid reimbursement, relocation assistance, expatriate benefits, retiree medical and life insurance maintained by Parent or any of its subsidiaries or any Parent ERISA affiliate or to which Parent or any of its subsidiaries or any Parent ERISA affiliate has contributed or is obligated to contribute or has any present or future liability thereunder (all such plans, other than the Parent 401(k) Plan, are referred to as the “Parent Employee Benefit Plans”).

(d) With respect to the Parent 401(k) Plan and each Parent Employee Benefit Plan, Parent has provided to Edge a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by Parent or its subsidiaries to their employees concerning the extent of the benefits provided under a Parent Employee Benefit Plan or the Parent 401(k) Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information.

(e) Each Parent Employee Benefit Plan and Parent 401(k) Plan has been established and administered in accordance with its terms, and in substantial compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) the Parent

401(k) Plan and each Parent Employee Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject Parent or its subsidiaries, either directly or by reason of their affiliation with any member of their Parent ERISA affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) for the Parent 401(k) Plan and each Parent Employee Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) no “reportable event” (as such term is defined in ERISA Section 4043), “prohibited transaction” (as such term is defined in ERISA Section 406 and Code Section 4975) or “accumulated funding deficiency” (as such terms is defined in ERISA Section 302 and Code Section 412 (whether or not waived)) has occurred with respect to any Parent Employee Benefit Plan or the Parent 401(k) Plan; (vi) no Parent Employee Benefit Plan provides retiree welfare benefits except as required under Section 4980B of the Code; and (vii) neither Parent nor the Parent ERISA affiliates has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA. The Parent Employee Benefit Plans and the Parent 401(k) Plan have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable federal and state law, and none of Parent or any of its subsidiaries or any “party in interest” or “disqualified person” with respect to the Parent Employee Benefit Plans or the Parent 401(k) Plan has engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA, except where any of the foregoing has not had and is not reasonably likely to have a Parent Material Adverse Effect.

(f) With respect to the Parent 401(k) Plan and any Parent Employee Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Parent, threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other governmental agencies are pending, in progress or, to the knowledge of Parent, threatened.

(g) Except as provided in Section 3.11 of the Parent Schedule, no Parent Employee Benefit Plan exists that could result in the payment to any present or former employee of Parent or any of its subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Parent or any of its subsidiaries as a result of the transactions contemplated by this Agreement. Except as provided in Section 3.11 of the Parent Schedule, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of Parent or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

Section 3.12 Properties; Oil and Gas Matters.

(a) All major items of operating equipment owned or leased by Parent or its subsidiaries are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated.

(b) Except for goods (including hydrocarbons produced from Parent’s consolidated oil and gas properties) and other property sold, used or otherwise disposed of since the dates of the respective Parent Reserve Reports in the ordinary course of business, as of the date hereof, Parent and its subsidiaries have good and defensible title to all oil and gas properties forming the basis for the reserves reflected in the reserve reports of Cawley, Gillespie & Associates, Inc. and by Lee Keeling & Associates, Inc. (the “Parent Reservoir Engineers”), in each case relating to Parent interests referred to therein as of December 31, 2007 (the “Parent Reserve Reports”), and in each case as attributable to interests owned by Parent and its subsidiaries, free and clear of any liens, except for the following liens or other imperfections of title: (i) liens reflected in the Parent Reserve Reports, (ii) liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions, (iii) liens in favor of the operator arising under operating agreements and statutory liens securing payment by the first purchaser to the producer, (iv) imperfections of title that do not (A) materially interfere with the use, operation and possession of any property, (B) materially reduce the value of any Parent Property or (C) interfere with the production and sale of hydrocarbons for the account of Parent from any Parent Property; and (v) liens, charges and irregularities in the chain of title which, because of remoteness in or passage of time, statutory cure periods, marketable title acts or other similar reasons, have not affected or interrupted, and are not reasonably expected to affect or interrupt, the claimed ownership of Parent or its predecessors in title to, or the receipt of production revenues from, the property affected thereby. The historical information supplied by Parent to the Parent Reservoir Engineers underlying the estimates of the reserves reflected in the Parent Reserve Reports, including, without limitation, production volumes, sales prices for production, contractual pricing provisions under oil or natural gas sales or marketing contracts or under hedging arrangements, costs of operations and development and working interest and net revenue information relating to interests owned by Parent and its subsidiaries, was true and correct in all material respects on the date such information was supplied to the Parent Reservoir Engineers. The estimates of future capital expenditures and other future exploration and development costs supplied by Parent to the Parent Reservoir Engineers were prepared in good faith by the management of Parent.

(c) Section 3.12 to the Parent Schedule lists all Parent Properties which have different before payout and after payout interests, together with the approximate amount of the payout balance with respect to each such property as of the date indicated.

Section 3.13 Taxes

(a) Each of Parent, each of its subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member has timely (taking into account any extensions) filed all Returns required to be filed in respect of any Taxes, and has timely paid all Taxes shown by such Returns to be due and payable;

(b) Each of Parent and its subsidiaries has established reserves that are adequate in the aggregate for the payment of all material Taxes not yet due and payable with respect to the results of operations of Parent and its subsidiaries through the date hereof, and complied in all material respects with all Applicable Law relating to the payment and withholding of Taxes;

(c) Section 3.13 of the Parent Schedule sets forth the last taxable period through which the federal income Tax Returns of Parent and its subsidiaries have been examined by the IRS or otherwise closed. Except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in Parent’s most recent audited financial statements. No material federal, state, or local income or franchise tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which Parent or any of its subsidiaries would be liable, and no material deficiency that has not yet been paid for any such Taxes has been proposed, asserted or assessed against Parent or any of its subsidiaries with respect to any period;

(d) Neither Parent nor any of its subsidiaries has executed or entered into with the IRS or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Tax for which Parent or any of its subsidiaries would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to Parent or any of its subsidiaries;

(e) Neither Parent nor any of its subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement;

(f) Parent is not a party to any agreement, contract, or arrangement that would, as a result of the transactions contemplated hereby, result, separately or in the aggregate, in (A) the payment of any “excess parachute payments” within the meaning of Section 280G of the Code by reason of the Merger, (B) the payment of any form of compensation or reimbursement for any Tax incurred by any person arising under Section 280G of the Code, or (C) the payment of any amounts not deductible by Parent, in whole or in part, by reason of Section 162(m) of the Code; and

(g) Neither Parent nor any of its subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) (i) occurring during the two-year period ending on the date hereof, or (ii) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

Section 3.14 Environmental Matters.

(a) Except as provided in Section 3.14 of the Parent Schedule, there does not exist on any oil and gas property owned or operated by Parent or any of its subsidiaries (individually a “Parent Property” and collectively, the “Parent Properties”) any condition or conditions that constitute a violation of Applicable Environmental Law and that reasonably could be expected to require or result in a compliance action, response or remediation cost to Parent, either individually or in the aggregate, in excess of $1,500,000.

(b) There are no agreements, consents or administrative orders, injunctions, decrees, judgments, license, administrative rule or guidance, permit conditions, or other directives of any governmental entity based on any Applicable Environmental Law, relating to or that require any material change in the present condition or remediation of any Parent Property which remain unsatisfied and outstanding, and Parent has not received from any governmental entity or any private or public person or entity any notice or claim advising Parent that it is or is potentially responsible for damages or response costs under Applicable Environmental Law as a result of Parent’s or its predecessors’ ownership or activities in connection with the Parent Properties, which claim or notice remains unsatisfied and outstanding.

(c) Parent and, to the knowledge of Parent, each other person that owns, operates or occupies the Parent Properties, has obtained all material permits, licenses, franchises, authorities, consents and approvals, and has made all material filings and maintained all material data, documentation and records necessary for owning and operating the Parent Properties under Applicable Environmental Law, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect.

(d) There are no ongoing, pending or, to the knowledge of Parent, threatened investigations, claims, demands, actions, administrative proceedings, lawsuits or inquiries relating to (i) the Parent Properties under Applicable Environmental Law, or (ii) the restoration, remediation or reclamation of any of the Parent Properties.

(e) There are no third-party commissioned reports of environmental investigations, studies or audits performed within the past five (5) years, or internally generated reports of environmental investigations, studies or audits performed within the past two (2) years, with respect to any of the Parent Properties in the possession of Parent.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, neither Parent nor Sub makes any representation in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to any Applicable Environmental Law, except as set forth in this Section 3.14.

Section 3.15 Intellectual Property. Except as have not had and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Parent subsidiary owns, or is licensed or otherwise possesses adequate rights to use, the Intellectual Property of Parent, and (i) there are no pending or, to the knowledge of Parent, threatened claims by any person alleging infringement by Parent or any of its subsidiaries or with regard to the ownership, validity or use of any Intellectual Property of Parent, (ii) to the knowledge of Parent, the conduct of the business of Parent and its subsidiaries does not infringe any intellectual property rights of any person, (iii) neither Parent nor any of its subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of Parent or any of its subsidiaries, and (iv) to the knowledge of Parent, no person is infringing any Intellectual Property of Parent or any of its subsidiaries. To the knowledge of Parent, upon the consummation of the Transactions, Parent shall own or have the right to use all Intellectual Property on the same terms and conditions as Parent and its subsidiaries enjoyed prior to such transaction.

Section 3.16 Material Contracts.

(a) For purposes of this Agreement, the following shall constitute the “Parent Material Contracts”:

(A) a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than those between Parent and its subsidiaries) relating to indebtedness in an amount in excess of $3 million;

(B) a contract, lease or license (including any seismic license agreements) pursuant to which Parent or any of its subsidiaries paid amounts in excess of $3 million within the 12 month period prior to the date of this Agreement; for the avoidance of doubt, the foregoing does not include contracts with drilling contractors or oil and gas royalties paid in the ordinary course of business;

(C) a contract that to the knowledge of Parent purports to materially limit the right of Parent or any of its affiliates to engage or compete in any line of business in which Parent or its subsidiaries is engaged or to compete with any person or operate in any location;

(D) a contract that creates a partnership or joint venture or similar arrangement (other than a tax partnership) having assets reasonably valued in excess of $3 million;

(E) any acquisition agreement, asset purchase or sale agreement, stock purchase or sale agreement, exploration agreement, prospect agreement, joint venture agreement, seismic acquisition agreement, area of mutual interest agreement, farmout or farmin agreement, or other similar agreement pursuant to which (i) Parent reasonably expects to incur expenditures in excess of $3 million during the period ending one year from the date of this Agreement, or (ii) any other party may acquire or earn an interest in Parent Properties described in the Parent Reserve Reports;

(F) any agreement for the sale of oil, gas or liquids from or attributable to the Parent Properties at less than market price (including any call on production at a price less than the prevailing price in the field or the applicable monthly index price, as applicable) that may not be terminated by Parent at will and without penalty on notice of sixty (60) days or less;

(G) any lease by Parent or any of its subsidiaries of any real property, including office leases, under which the annual rental is in excess of $750,000;

(H) any guaranty, direct or indirect, by Parent, of any obligation for borrowings of any other person, other than endorsements made for collection in the ordinary course of business, guarantees by Parent subsidiaries of Parent obligations and guarantees by Parent of Parent subsidiaries’ obligations;

(I) any outsourcing agreement for the performance by third parties of administrative or professional services for or on behalf of Parent or any of the Parent subsidiaries;

(J) any agreement to which any affiliate of Parent is a party that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; and

(K) any agreement filed by Parent with the SEC as a material contract as required by Item 601(b)(10) of Regulation S-K, any terms of which remain executory.

(b) Other than as a result of the expiration or termination of any Parent Material Contract in accordance with its terms, (i) except as has not had and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Material Contract is valid and binding on Parent and any of its subsidiaries that is a party thereto, as applicable, and in full force and effect, except as the enforceability there of may be limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law), and except that any indemnity, contribution and exoneration provisions contained therein may be limited by Applicable Law and public policy, (ii) Parent and each of its subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Parent Material Contract and (iii) neither Parent nor any of its subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Parent or any of its subsidiaries or their counterparties under any such Parent Material Contract.

Section 3.17 Hedging. Section 3.17 of the Parent Schedule sets forth, as of the date of this Agreement, the futures, hedge, swap, collar, put, call, floor, cap, option and other similar contracts to which Parent or any of its subsidiaries is a party or is bound that are intended to reduce or eliminate the risk of fluctuations in interest rates, currency exchange rates or the price of commodities, including hydrocarbons.

Section 3.18 Brokers; Transaction Fees. No broker, finder or investment banker (other than SunTrust Robinson Humphrey, Inc. and RBS Securities Corporation d/b/a RBS Greenwich Capital) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Sub.

Section 3.19 Ownership of Shares. Neither Parent nor Sub is, nor have either of them during the past three years been, the beneficial owner (as defined herein) of any Shares.

Section 3.20 Tax Treatment. Neither Parent nor any of its affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.21 Future Production. Except as set forth in Section 3.21 of the Parent Schedule, Parent is not obligated, by virtue of a prepayment arrangement, make-up right under a production sales contract containing a “take or pay” or similar provision, production payment or any other arrangement, to deliver hydrocarbons having a value in excess of $1,500,000 attributable to the Parent Properties at some future time without then or thereafter receiving full payment therefor. No Parent Property is subject to an allowable penalty under applicable laws, rules or regulations that would prevent any well on such property from being entitled to its full legal and regular allowable from and after the Closing Date, the effect of which would be to materially reduce the projected production from such property as set out in the Parent Reserve Reports. Section 3.21 of the Parent Schedule sets forth a summary of Parent’s gas balancing obligations, including the amounts of any over production and under production imbalances.

Section 3.22 Lease Provisions; Suspense. All rents, royalties, overriding royalty interests and other payments due with respect to production from the Parent Properties have been timely and properly paid, except amounts (i) that are properly being held in suspense, or (ii) as has not had and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to Edge or Edge’s counsel for review Parent’s suspense register listing all amounts held in suspense by Parent.

Section 3.23 Previously Owned Properties. Except as set forth in Section 3.23 of the Parent Schedule, Parent has no continuing contractual indemnification obligations with respect to any properties that were owned or leased by Parent or any of its subsidiaries within the five-year period prior to the date of this Agreement but are not currently owned or leased; provided, however, that the foregoing representation and warranty is not intended to relate to any potential liability of Parent or any Parent subsidiary arising solely under Applicable Environmental Law (and not by contract) with respect to matters which, to Parent’s knowledge, have not been asserted and are not reasonably expected by Parent to be asserted.

Section 3.24 Operator; Audits. Except as provided in Section 3.24 of the Parent Schedule, as of the date hereof, Parent has no knowledge of any pending vote, or any requests for a vote (whether written or oral), to have Parent removed as the named operator of any of the Parent Properties for which Parent or any subsidiary is currently designated as the operator. To Parent’s knowledge, as of the date hereof, except as set forth in Section 3.24 of the Parent Schedule, there is no pending third-party audit of Parent’s or any Parent subsidiary’s joint interest billings as operator and neither Parent nor any subsidiary has received any notice of or demand with respect to any such audit.

Section 3.25 Financing Commitment. Parent has delivered to Edge a true and complete copy of the Financing Commitment issued by JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., The Royal Bank of Scotland plc, RBS Securities Corporation d/b/a RBS Greenwich Capital, SunTrust Bank and SunTrust Robinson Humphrey, Inc., dated June 24, 2008 (the “Financing Commitment”) providing for debt financing as described therein (the “Financing”), subject to the terms and conditions set forth therein. The Financing Commitment is in full force and effect and has not been withdrawn or terminated (and no party thereto has indicated an intent to so withdraw or terminate) or otherwise amended or modified in any respect and neither Parent nor Sub is in breach of any of the terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a material breach or failure to satisfy a condition precedent set forth therein. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Sub with any term or condition of the Financing Commitment. As of the date hereof, Parent has no reason to believe it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it pursuant to the Financing Commitment.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME

Section 4.1 Conduct of Edge Business. Edge covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) with the prior written consent of Parent, which may not be unreasonably withheld, delayed or conditioned, (ii) as contemplated by this Agreement or by the schedules hereto, (iii) as required by Applicable Law or (iv) for transactions between or among Edge and its subsidiaries:

(a) the respective businesses of Edge and the Edge subsidiaries shall be conducted in the ordinary course and in a manner consistent with past practice, in each case in all material respects;

(b) except to the extent required to comply with Applicable Law, Edge and each of the Edge subsidiaries shall not amend or otherwise change its certificate of incorporation or bylaws;

(c) Edge shall not, and shall not permit any of the Edge subsidiaries to, issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock of any class of Edge or any Edge subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock (except in accordance with the terms of securities outstanding on the date hereof or in respect of the outstanding Units or the Edge 401(k) Plan);

(d) Edge shall not (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for regular quarterly dividends with respect to the Edge Preferred Stock in the amount of $0.71875 per share) or (B) reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire (except in accordance with the terms of securities outstanding on the date hereof and except in connection with the payment of withholding Taxes and option exercise prices by Edge in connection with Edge Employee Benefit Plans or the Edge 401(k) Plan), directly or indirectly, any of its capital stock;

(e) Edge shall not, and shall not permit its subsidiaries to, (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation,

partnership or other business organization or any division thereof, (ii) acquire any material amount of assets (other than hydrocarbons), other than in the ordinary course of business, (iii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than Edge or any of its subsidiaries), or make any loans or advances, except as would be permitted without the waiver or consent of any other party under the documents and instruments related to Edge Credit Agreement as in effect as of the date of this Agreement and without regard to any subsequent modification, amendment or replacement thereof, or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter prohibited by this paragraph (e);

(f) Edge shall not, and shall not permit its subsidiaries to, increase the compensation payable to its officers or employees, or enter into any employment or severance agreement with or grant any severance or termination pay to any director, officer or other employee of Edge or any of its subsidiaries, or, except as required by law, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, that Edge may make payments under its cash bonus retention plan, a copy of which has been delivered to Parent; and provided further, that Edge may enter into employment agreements to secure the replacement of officers or employees, so long as such employment agreements do not (i) contemplate the issuance of any equity-based compensation, (ii) include any severance or termination pay provisions, and (iii) provide for cash-based compensation materially in excess of the amount paid to the officer or employee being replaced;

(g) Edge shall not, and shall not permit any of its subsidiaries to, make any capital expenditures, except as required on an emergency basis, in any fiscal quarter exceeding its capital expenditure budget (a copy of which is attached hereto as Section 4.1(g) of the Edge Schedule) for such fiscal quarter by more than $2 million, excluding any capital expenditures (i) to repair or replace equipment necessary to continue its operations in a manner consistent with such operations as of the date of this Agreement, (ii) to the extent covered by insurance proceeds and (iii) in amounts unspent but allowed in any prior quarter;

(h) Edge shall not, and shall not permit any of its subsidiaries to, sell or transfer any Edge Properties or other assets other than (i) sales of supplies, surplus or obsolete equipment or (ii) sales of other assets in the ordinary course of business. Edge shall not, and shall not permit any of its subsidiaries to, enter into any farmout agreements; provided, that in the event Edge or its subsidiaries determines to farmout an Edge Property to a third party, then to the extent allowed by the applicable lease, joint operating or other applicable agreement, (A) Edge will first offer to Parent the Edge Property on the same terms and conditions as Edge intends to offer to such third party, (B) such offer by Edge shall include a form of farmout agreement, and (C) Parent will promptly thereafter arrange to meet with Edge at its offices to review the technical merits of the proposed farmout. Edge agrees at such meeting to provide Parent all supporting information used by Edge in making its decision to farmout the Edge Property. If Parent does not elect to execute such farmout agreement within five business days of such review, it shall be deemed a decision by Parent to reject such offer and will entitle Edge to farmout such Edge Property to any third party on the same terms as those in the form of farmout agreement delivered to Parent.

(i) Edge shall not, and shall not permit any of its subsidiaries to, enter into any “non-compete,” “non-solicit” or similar agreement that would materially restrict the businesses of the Surviving Entity or its subsidiaries or their ability to solicit customers or employees following the Effective Time;

(j) Edge shall not, and shall not permit any of its subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger or consolidation of such entity;

(k) Edge shall not, and shall not permit any of its subsidiaries to, change its methods of accounting, including Tax accounting, except in accordance with changes in GAAP as concurred to by Edge’s independent auditors or, as applicable, Tax advisors;

(l) Edge shall not, and shall not permit its subsidiaries to, enter into any agreement pursuant to which any affiliate of Edge is a party that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; and

(m) Edge shall not, and shall not permit any of its subsidiaries (as applicable) to, agree or formally commit to do any of the foregoing.

Section 4.2 Conduct of Parent Business. Parent covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) with the prior written consent of Edge, which may not be unreasonably withheld or delayed, (ii) as contemplated by this Agreement or by the schedules hereto, (iii) as required by Applicable Law or (iv) for transactions between or among Parent and its subsidiaries:

(a) the respective businesses of Parent and the Parent subsidiaries shall be conducted in the ordinary course and in a manner consistent with past practice, in each case in all material respects;

(b) Parent shall not, and shall not permit its subsidiaries to, acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of or by any other manner, any business or corporation, partnership or other business organization or division thereof, or otherwise acquire any assets of any other entity (other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice) if such transaction would reasonably be expected to prevent or materially delay the consummation of the Merger;

(c) Parent shall not, and shall not permit its subsidiaries to, adopt or propose to adopt any amendments to its charter documents, other than those amendments to be made pursuant to the Parent Restructure or otherwise reflected in the Amended Certificate of Incorporation or the Amended and Restated Bylaws;

(d) Parent shall not, and shall not permit its subsidiaries to, issue, split, combine or reclassify any shares of its or their capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its or their capital stock (except for regular quarterly dividends in the ordinary course of business not in excess of the amount paid for the most recent quarter) or otherwise make any payments to stockholders in their capacity as such or authorize any of the foregoing; provided, that Parent may (i) issue Parent Common Stock and Parent Preferred Stock to satisfy its obligations under Article I, (ii) issue up to $150 million of its Series B convertible preferred stock, par value $0.01 per share (the “Series B Preferred Stock”) the certificate of designations for which is attached as Exhibit 4.2(d), (iii) consummate the stock split contemplated as part of the Parent Restructure, and (iv) if the Merger Consideration and Common Exchange Ratio are appropriately adjusted, issue options, restricted stock or other equity-based incentive compensation awards pursuant to Parent Employee Benefit Plans;

(e) Parent shall not, and shall not permit any of its subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger or consolidation of such entity;

(f) Parent shall not, and shall not permit its subsidiaries to, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than Parent or any of its subsidiaries), or make any loans or advances, except as would be permitted without the waiver or consent of any other party under the documents and instruments related to the indebtedness (including debt securities) of Parent and its subsidiaries as in effect as of the date of this Agreement and without regard to any subsequent modification, amendment or replacement thereof;

(g) Parent shall not, and shall not permit its subsidiaries to, enter into any agreement pursuant to which any affiliate of Parent is a party that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; and

(h) Parent shall not and shall not permit its subsidiaries (as applicable) to agree or formally commit to do any of the foregoing.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Proxy Statement; Stockholders Meeting.

(a) Parent and Edge shall cooperate and promptly prepare and file (i) the proxy statement relating to the Edge Stockholders’ Meeting (also constituting the prospectus in respect of shares of Parent Common Stock and Parent Preferred Stock into which Common Shares and Preferred Shares will be converted) (the “Proxy Statement/Prospectus”), to be filed by Edge with the SEC, and any amendments or supplements thereto, and (ii) the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto. Parent and Edge shall cause to be filed the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus with the SEC as soon as reasonably practicable after the date hereof and in any event not later than August 15, 2008. Parent and Edge shall cooperate to promptly respond to any comments made by the SEC and otherwise use reasonable best efforts to cause the Registration

Statement to be declared effective under the Securities Act as promptly as practicable after filing. Parent and Edge will provide each other with any information that may be required to prepare and file the Proxy Statement/Prospectus and the Registration Statement hereunder. Edge will cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. If at any time prior to the Effective Time any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, Parent or Edge, as applicable, will promptly inform the other of such occurrence and cooperate in filing such amendment or supplement with the SEC, use reasonable best efforts to cause such amendment to become effective as promptly as possible and, if required, mail it to stockholders of Edge. Parent shall use reasonable best efforts, and Edge shall cooperate with Parent, to obtain any and all necessary state securities law or “blue sky” permits, approvals and registrations in connection with the issuance of Parent Common Stock and Parent Preferred Stock pursuant to the Merger.

(b) Parent will cause the Registration Statement (and Parent and Edge will cause the Proxy Statement/Prospectus, each to the extent such party provides information to be contained therein), at the time it becomes effective under the Securities Act, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder, and Edge shall be responsible for furnishing to Parent materially true, accurate and complete information relating to Edge and holders of Edge Common Stock, Edge Preferred Stock and Options as is required to be included therein. Parent shall advise Edge, promptly after it receives notice thereof, of the time when the Registration Statement has become effective under the Securities Act, the issuance of any stop order with respect to the Registration Statement, the suspension of the qualification of the Parent Common Stock or Parent Preferred Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any comments or requests for additional information by the SEC with respect to the Registration Statement.

(c) Each of Parent and Edge shall ensure that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Edge Stockholders’ Meeting or, in the case of information provided by it for inclusion in the Registration Statement or any amendment or supplement thereto, at the time it becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) None of the Registration Statement, the Proxy Statement/Prospectus or any amendment or supplement (including by incorporation by reference) thereto will be filed or disseminated to the stockholders of Edge without the approval of both Parent and Edge, which approval shall not be unreasonably withheld, delayed or conditioned; provided, that with respect to documents filed by a party hereto that are incorporated by reference in the Registration Statement or Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that Edge, in connection with a Change in the Edge Recommendation, may amend or supplement the Proxy Statement/Prospectus or Registration Statement (including by incorporation by reference) to effect such a Change in the Edge Recommendation, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations.

(e) Edge, acting through the Edge Board of Directors, shall, in accordance with Applicable Law and Edge’s certificate of incorporation and bylaws, duly call, give notice of, convene and hold an annual or special meeting of the holders of Common Shares (the “Edge Stockholders’ Meeting”) as soon as reasonably practicable following execution of this Agreement for the purpose of the holders of Common Shares adopting by requisite vote this Agreement (the “Edge Stockholder Approval”). The Edge Board of Directors shall, subject to Section 5.3(b) and the fiduciary duties of the Edge Board of Directors, recommend the adoption of this Agreement at the Edge Stockholders’ Meeting (the “Edge Recommendation”), include such recommendation in the Proxy Statement/Prospectus and use its reasonable best efforts to obtain the Edge Stockholder Approval. Following announcement of the execution of the Agreement, Edge’s Board of Directors shall use reasonable best efforts to cause Edge’s executive officers to participate in “road show-style” stockholder and analyst presentations reasonably requested by Parent or its financial advisors and undertaken prior to the Edge Stockholder’ Meeting; provided, that any such presentation shall (i) be in compliance with all Federal and State securities laws, and (ii) not result in the Proxy Statement/Prospectus containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and provided, further, that (i) such participation does not unreasonably interfere with the performance of any executive officer’s duties and the operations of Edge, (ii) out of pocket costs for such participation by Edge’s executive officers shall be borne by Parent and (iii) the form and content of such presentation with respect to any information related to Edge or its subsidiaries is mutually agreeable to Edge and Parent.

(f) Concurrent with the execution of this Agreement by Parent, Parent, acting through the Parent Board of Directors, shall deliver to Edge irrevocable unanimous written consents, executed in accordance with Applicable Law and Parent’s certificate of incorporation and bylaws of the Parent Board of Directors (i) determining that this Agreement and the Transactions, including the Parent Restructure and issuance of Parent Common Stock and Parent Preferred Stock, are advisable and in the best interests of the Parent stockholders, (ii) approving this Agreement and (iii) resolving to recommend the issuance of shares of Parent Common Stock and Parent Preferred Stock pursuant to Section 1.6 and the amendment of Parent’s certificate of incorporation pursuant to Section 5.14.

(g) Concurrent with the execution of this Agreement by Parent, Parent shall deliver to Edge irrevocable written consents, executed in accordance with Applicable Law and Parent’s certificate of incorporation and bylaws, of the stockholders of Parent (A) adopting this Agreement and (B) approving the Transactions, including the amendment of Parent’s certificate of incorporation pursuant to Section 5.14.

(h) Notwithstanding anything to the contrary contained in this Agreement, Edge, after consultation with Parent and subject to Parent’s approval (which shall not be unreasonably withheld, conditioned or delayed), may adjourn or postpone the Edge Stockholders’ Meeting to the extent it believes in good faith is necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to its stockholders or, if as of the time for which the Edge Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Edge Common Stock, as applicable, represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting.

(i) Prior to the Effective Time, Parent shall use all reasonable efforts to authorize for listing on the NYSE the shares of Parent Common Stock and Parent Preferred Stock issuable and required to be reserved for issuance in connection with the Merger, subject to official notice of issuance.

Section 5.2 Access to Information; Confidentiality.

(a) To the extent not restricted by third-party agreement or Applicable Law, each of Parent and Edge shall, subject to any necessary third-party approvals, allow the other party and its officers, employees, representatives, consultants, attorneys, agents, lenders, bankers, financial advisors and other advisors reasonable access during normal business hours, at such party’s sole risk and expense, to all facilities, properties, personnel, books and records of Parent or Edge and their respective subsidiaries, as applicable; provided, that no investigation pursuant to this Section 5.2 shall affect any representation or warranty given by any party hereunder; and provided, further, that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Each of Parent and Edge agree to conduct its investigation in a manner that does not interfere unreasonably with the other party’s or its subsidiaries’ operations and with the prompt and timely discharge by such party’s employees of their duties. Each party agrees to indemnify and hold the other parties and their subsidiaries harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any representative of such party, and any loss, damage to or destruction of any property owned by a party or its subsidiaries or others (including claims or liabilities for loss of use of any property) resulting directly or indirectly from the action or inaction of any of the parties’ representatives during any visit to the business or property sites of Edge or Parent or their subsidiaries prior to the completion of the Merger, whether pursuant to this Section 5.2 or otherwise. Notwithstanding the foregoing, no party shall be required to provide access to or otherwise disclose information if such information is subject to, or such access or disclosure would jeopardize, the attorney-client privilege, work product doctrine or other applicable privilege concerning legal proceedings or governmental investigations or which it is required to keep confidential by reason of contract or agreement with third parties or by reason of Applicable Law. Neither the Parent Parties nor Edge, nor any of their officers, employees, representatives, consultants, attorneys, agents, lenders, bankers, financial advisors or other advisors, shall conduct any environmental testing or sampling on any of the business or property sites of another party hereto or its subsidiaries prior to the completion of the Merger without the prior written consent of the other party, which consent shall not be unreasonably withheld. The unreasonable withholding by any party of consent for environmental testing or sampling shall constitute that party’s material breach of a covenant for purposes of Section 6.2(b).

(b) Any information obtained by the Parent Parties or Edge or their respective directors, officers, employees, representatives, consultants, attorneys, agents, lenders, bankers, financial advisors and other advisors under this Section 5.2 shall be subject to the confidentiality and use restrictions contained in that certain letter agreements between Edge and Parent dated March 17, 2008 and April 17, 2008 (the “Confidentiality Agreements”).

Section 5.3 No Solicitation.

(a) Edge agrees that none of it, its subsidiaries or any of the officers and directors of it or its subsidiaries shall, and that it shall cause its and such subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, (i) initiate, solicit or knowingly encourage any inquiry, proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving Edge or any Edge subsidiary, or any purchase or sale of 20% or more of the consolidated assets (including stock of its subsidiaries) of Edge and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its equity securities that, if consummated, would reasonably be expected to result in any person (or the stockholders of such person) beneficially owning securities representing 20% or more of Edge’s total voting power (or of the surviving parent entity in such transaction) (any such inquiry, proposal, offer or transaction, an “Acquisition Proposal”), (ii) have any discussion with or provide any confidential information to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, (iii) approve or recommend any Acquisition Proposal or (iv) approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement or agree to do any of the foregoing related to any Acquisition Proposal.

(b) Notwithstanding anything in this Agreement to the contrary, prior to obtaining the Edge Stockholder Approval, Edge or its Board of Directors may (i) engage or participate in negotiations or discussions with, or provide any information to, any person in response to an unsolicited Acquisition Proposal if (A) Edge’s Board of Directors concludes in good faith after consultation with its legal and financial advisors that such Acquisition Proposal constitutes or reasonably could be expected to lead to a Superior Proposal and (B) prior to providing any confidential information to any person in connection with an Acquisition Proposal by any such person, Edge receives from such person an executed confidentiality agreement having provisions that are substantially similar to those of the Confidentiality Agreements and (ii) withdraw, modify, qualify or fail to make (or publicly propose to withdraw, modify or qualify) the Edge Recommendation or approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal or letter of intent, agreement in principle, acquisition agreement or similar agreement providing for any Acquisition Proposal (a “Change in the Edge Recommendation”) if and only if the Edge Board of Directors concludes in good faith after consultation with its legal and financial advisors that its failure to make such a Change in the Edge Recommendation would be inconsistent with its fiduciary obligations. Notwithstanding anything in this Agreement to the contrary, disclosure by Edge of any Acquisition Proposal in accordance with Section 5.3(d) and the operation of this Agreement with respect thereto shall not be deemed to be a Change in the Edge Recommendation. “Superior Proposal” means an Acquisition Proposal (1) that the Edge Board of Directors determines, in good faith after consultation with its financial advisor, would reasonably be expected to result in a transaction that is more favorable to the stockholders of Edge than the transactions provided for in this Agreement and (2) as to which the Edge Board of Directors concludes after consultation with its legal and financial advisors that the failure to engage or participate in negotiations or discussions with, or provide information to, the person making such proposal would be inconsistent with its fiduciary obligations. Upon receipt of any unsolicited Acquisition Proposal, Edge will promptly provide written notice to Parent advising Parent of the identity of the person making the unsolicited Acquisition Proposal, the material terms and conditions of the Acquisition Proposal and of Edge’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person. Edge will furnish Parent with any written information furnished to such person within 24 hours of the time such information was so furnished.

(c) Edge agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any person (other than Parent) conducted heretofore with respect to any Acquisition Proposal.

(d) Nothing contained in this Agreement shall prohibit Edge or its Board of Directors from making any required disclosure to the stockholders of Edge if, in the good faith judgment of the Board of Directors after consultation with legal advisors, failure to do so would constitute a violation of Applicable Law, including any disclosure to the Edge stockholders required by Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act.

(e) Any action pursuant to Section 5.3(b), (c) or (d) shall not constitute a breach of Edge’s representations, warranties or covenants in this Agreement.

(f) In addition to the obligations of Edge set forth in this Section 5.3, Edge as promptly as practicable shall advise Parent orally and in writing of any request received by Edge for information which Edge reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by Edge with respect to, or which Edge reasonably believes would lead to, any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Edge will keep Parent informed in all material respects of the status and details (including, without limitation, material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

(g) Nothing contained in this Section 5.3 shall limit Edge’s obligation to hold and convene the Edge Stockholders’ Meeting (regardless of whether a Change in the Edge Recommendation has occurred), unless this Agreement has been terminated in accordance with its terms.

Section 5.4 Directors’ and Officers’ Indemnification and Insurance.

(a) The certificate of formation and limited liability company agreement of the Surviving Entity and the organizational documents of each of its subsidiaries shall contain provisions no less favorable to the persons covered thereby with respect to exculpation, indemnification and advancement of expenses than are set forth in the certificate of incorporation and bylaws of Edge as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time from and after the date of this Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of Edge or any of its subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by this Agreement), unless such modification is required by law.

(b) From and after the Effective Time, the Surviving Entity shall, to the fullest extent permitted under Applicable Law, indemnify, hold harmless and advance expenses to each present and former director, officer, employee, fiduciary and agent of Edge and each of its subsidiaries (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, inquiries, liabilities and settlement amounts paid in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent (including, without limitation, any claim arising out of this Agreement or any of the Transactions), whether occurring before or after the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, for a period of six years after the Effective Time, in each case to the fullest extent permitted under Applicable Law (and shall pay any expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Applicable Law, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under Applicable Law). In the event of any such claim, action, suit, proceeding or investigation, (i) the Indemnified Parties may retain counsel (including local counsel) satisfactory to them, the reasonable fees and expenses of which shall be paid by the Surviving Entity promptly after statements therefor are received and (ii) the Surviving Entity shall use reasonable best efforts in the vigorous defense of any such matter; provided, however, that the Surviving Entity shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and provided, further, that the Surviving Entity shall not be obligated pursuant to this subsection (b) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action unless there is, as determined by counsel to the Indemnified Parties, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Surviving Entity; and provided, further, that, in the event that any claim for indemnification is asserted or made prior to the Effective Time or within such six-year period, all rights to indemnification in respect of such claim shall continue until the final disposition of such claim. The Surviving Entity shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.4.

(c) From and for a period of six years after the Effective Time, the Surviving Entity shall maintain in effect the current directors’ and officers’ liability insurance policies maintained by Edge (provided, that the Surviving Entity may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Entity be required to expend pursuant to this Section 5.4(c) more than an amount per year equal to 200% of current annual premiums paid by Edge for such insurance and, in the event the cost of such coverage shall exceed that amount, the Surviving Entity shall purchase as much coverage as possible for such amount.

(d) In the event the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity shall assume the obligations set forth in this Section 5.4.

(e) In the event that the Surviving Entity should fail, at any time from and after the Effective Time, to comply with any of the foregoing obligations set forth in this Section 5.4, for any reason, Parent shall be responsible therefor and hereby agrees to perform such obligations unconditionally without regard to any defense or other basis for nonperformance which the Surviving Entity may have or claim (except as would be prohibited by Applicable Law), it being the intention of this subsection (e) that the officers, directors, employees, fiduciaries and agents of Edge and its subsidiaries shall be fully indemnified and that the provisions of this subsection (e) be a primary obligation of Parent and not merely a guarantee by Parent of the obligations of the Surviving Entity.

(f) The obligations of Parent and the Surviving Entity under this Section 5.4 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, fiduciary and agent to whom this Section 5.4 applies without the consent of each affected director, officer, employee, fiduciary and agent (it being expressly agreed that the directors, officers, employees, fiduciaries and agents to whom this Section 5.4 applies shall be third-party beneficiaries of this Section 5.4). The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the charter or bylaws of Edge, under Delaware Law or otherwise.

Section 5.5 Notification of Certain Matters. Edge shall give prompt notice to Parent, and Parent shall give prompt notice to Edge, of (i) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate and (ii) any failure of Edge, Parent or Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it hereunder; provided, however, that no failure by Edge to provide a required notice under this Section 5.5 with respect to any matter that would not result in a failure of the condition set forth in Section 6.2(a) shall result in a failure of the condition set forth in Section 6.2(b); provided further, that no failure by Parent to provide a required notice under this Section 5.5 with respect to any matter that would not result in a failure of the condition set forth in Section 6.3(a) shall result in a failure of the condition set forth in Section 6.3(b). Edge shall also give notice to Parent of the occurrence of a Default or Event of Default (as those terms are defined in the Edge Credit Agreement) under the Edge Credit Agreement promptly upon Edge’s knowledge of such occurrence.

Section 5.6 Governmental Filings; Efforts.

(a) Subject to the terms and conditions of this Agreement, and subject, in the case of Edge, to the fiduciary duties of the Edge Board of Directors, each of the parties hereto shall cooperate and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Transactions, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the Transactions, (iii) vigorously defending or contesting any litigation or administrative proceeding that would otherwise prevent or materially restrain or delay the consummation of the Transactions, and (iv) with respect to Parent, consummating the Financing on the terms and conditions described in the Financing Commitment. In furtherance and not in limitation of the foregoing, Parent (and, as applicable, Sub and the ultimate parent entity of Parent) and Edge shall (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within 15 business days of the date hereof, (B) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and in any event, “substantially comply” and certify substantial compliance with any request for additional information (also known as a “second request”) issued pursuant to the HSR Act within 60 days of such request and (C) take all other actions necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable. Parent and Sub shall cause any “ultimate parent entity” of Parent (as such term is defined or used in the regulations under the HSR Act) to cooperate fully with the provisions of this Section 5.6.

(b) Each of Edge and Parent (and, as applicable, Sub) shall promptly notify the other of any communication concerning this Agreement or the Transactions to that party or its affiliates from any governmental authority and permit the other to review in advance any proposed communication concerning this Agreement or the Transactions to any governmental authority.

(c) Each of Edge and Parent (and, as applicable, Sub) shall not participate or agree to participate in any meeting or discussion with any governmental authority in respect of any filing, investigation or other inquiry concerning this Agreement or the Transactions unless it consults with the other in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate in such meeting or discussion.

(d) Each of Edge and Parent (and, as applicable, Sub) shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and representatives on the one hand, and any government or regulatory authority or members of any such authority’s staff on the other hand, with respect to this Agreement and the Transactions.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other Transaction, each of Edge and Parent (and, as applicable, Sub) shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other Transaction. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(i) or (ii) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

Section 5.7 Public Announcements. On or after the date of this Agreement, Parent and Edge shall issue a joint press release with respect to the execution of this Agreement and the Merger, which press release shall be reasonably satisfactory to Parent and Edge. Parent and Edge shall use reasonable best efforts to consult with each other before issuing any other press release or otherwise making any public statements (including press conferences or conference calls with investors or analysts) with respect to this Agreement or the Transactions and shall use reasonable best efforts not to issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange to which Parent or Edge is a party, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party. Notwithstanding the foregoing, Parent and Edge may respond to inquiries from securities analysts and the news media to the extent necessary to respond to such inquiries, provided that such responses are in compliance with applicable securities laws.

Section 5.8 Parent Guarantee. Parent agrees to take all action necessary to cause Sub to perform all of Sub’s, and the Surviving Entity to perform all of the Surviving Entity’s, agreements, covenants and obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement. Parent shall be liable for any breach of any representation, warranty, covenant or agreement of Sub in this Agreement and for any breach of this covenant.

Section 5.9 Employee Matters.

(a) Edge has heretofore furnished to Parent a listing of all current employees of Edge and its subsidiaries, including each employee’s (i) name, (ii) title, position or job description, (iii) current salary or hourly rate, (iv) the location where such employee generally performs services for Edge or an Edge subsidiary, and (v) the date such employee was employed by Edge or an Edge subsidiary (collectively, the “Eligible Employees”). Parent shall have the right to contact the Eligible Employees to discuss their continued employment following the Closing and Parent’s employee policies and procedures, which include pre-employment drug testing. As soon as reasonably practicable following the execution of this Agreement, but in no event less than ten (10) business days prior to the Closing, Parent shall notify Edge of each Eligible Employee whose employment with the Surviving Entity (or with Parent or a Parent subsidiary) will be continued beyond the Closing (each a “Continuing Employee”). Although Continuing Employees will be employed on an at-will basis, for a period of at least one year beginning on the Closing Date, Parent shall cause each Continuing Employee: (i) to continue in the employ of Surviving Entity or by Parent or a Parent subsidiary in substantially the same position with similar job responsibilities as such employee’s current position with Edge or an Edge subsidiary (subject to such employee’s desire to continue in such position during such period and subject to the satisfactory performance by such employee of his/her assigned duties, to the same extent required of Parent’s and Parent’s subsidiaries’ similarly situated employees); (ii) to receive salary of not less than such Continuing Employee’s current salary from Edge or an Edge subsidiary; and (iii) to receive the same benefits (including annual bonuses) on substantially the same basis as that provided by Parent and Parent’s subsidiaries to its similarly situated employees; provided, that this sentence shall not affect any severance agreement between Edge or an Edge subsidiary and an employee of Edge or such subsidiary. This Section 5.9 shall not be construed to limit the ability of Parent and the Surviving Entity to terminate any such at-will employees at any time and Parent and the Surviving Entity shall have no obligations to continue employing such Continuing Employees for any length of time thereafter except as required by law or pursuant to any agreements, including severance agreements, disclosed on Section 2.11 of the Edge Schedule or in the Edge SEC Reports (collectively, the “Employment Agreements”).

(b) Edge and its subsidiaries shall terminate all Eligible Employees who are not Continuing Employees immediately preceding the Effective Time (collectively, the “Terminated Employees”), and shall cause all amounts due and owning to Terminated Employees to be paid to Terminated Employees effective as of the time of termination. For purposes of their entitlement to termination payments or benefits, Terminated Employees will be treated as if they were involuntarily terminated immediately following a “Change of Control” as that term is defined in the applicable Employment Agreements. Edge shall take any and all actions necessary, including the amendment of any Employment Agreements of Terminated Employees, to permit the termination payments contemplated by this Section 5.9(b).

(c) Parent shall cause the Surviving Entity to perform, as of the Effective Time, each severance agreement between Edge or an Edge subsidiary and an employee of Edge or such subsidiary that becomes a Continuing Employee, and Parent and the Surviving Entity agree that the Continuing Employee may enforce such agreement against either Parent or the Surviving Entity as of the Effective Time. Parent shall deem, and shall cause the Surviving Entity to deem, the period of employment with Edge and its subsidiaries (and with predecessor employers with respect to which Edge and its subsidiaries shall have granted service credit) to have been employment and service with Parent and the Surviving Entity for benefit plan eligibility and vesting purposes for all of Parent’s and the Surviving Entity’s employee benefit plans, programs, policies or arrangements to the extent service with Parent or the Surviving Entity is recognized under any such plan, program, policy or arrangement.

(d) For purposes of any Parent Employee Benefit Plan covering any Continuing Employee, to the extent applicable, there shall be waived, and Parent or the Surviving Entity shall use its reasonable best efforts to cause the relevant insurance carriers and other third parties to waive, all restrictions and limitations for any medical condition existing as of the Effective

Time of any of such employees and their eligible dependents for the purpose of any such plans other than restrictions and limitations that are already in effect with respect to such individuals and that have not been satisfied as of the Effective Time under any similar welfare benefit plan maintained by Edge and its subsidiaries immediately prior to the Effective Time, but only to the extent that such condition would be covered by the relevant Edge Employee Benefit Plan if it were not a pre-existing condition and only to the extent of comparable coverage in effect immediately prior to the Effective Time. With respect to any Parent Employee Benefit Plan, Parent or Surviving Entity shall credit each Continuing Employee for any deductibles already incurred during the year in which the Effective Time occurs under the relevant Edge Employee Benefit Plan.

(e) On or before March 15, 2009, Parent shall pay to each Continuing Employee who on such date is employed by Parent or its subsidiaries and who was a full-time employee of and provided services to Edge or one of its subsidiaries in 2008, an amount equal to any annual incentive bonus award that Parent determines, in accordance with the terms of a 2008 Annual Incentive Bonus Award Program.

Section 5.10 Rule 16b-3. Prior to the Effective Time, Parent and Edge and their respective boards of directors or committees thereof shall use their reasonable best efforts to take all actions to cause any dispositions of Shares (including derivative securities with respect thereto) or acquisitions of Parent Common Stock (including derivative securities with respect thereto) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act in accordance with the terms and conditions set forth in no-action letters issued by the SEC in similar transactions.

Section 5.11 Listing Application. Parent shall promptly prepare and submit to the NYSE a listing application covering the (i) Parent Common Stock and Parent Preferred Stock issuable in connection with the Merger, (ii) Parent Common Stock issuable to holders of Parent Preferred Stock upon conversion thereof and (iii) Parent Common Stock issuable upon the exercise of Options and vesting of Units, and shall obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock and Parent Preferred Stock, subject to official notice of issuance.

Section 5.12 Reorganization.

(a) Parent, Sub and Edge shall each use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Section 6.2(d) and Section 6.3(d). Parent, Sub and Edge agree to file all Returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and in particular as a transaction described in Section 368(a)(1)(A) of the Code and the Treasury Regulations thereunder. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(b) Parent and Sub shall deliver to McAfee & Taft A Professional Corporation and Baker Botts L.L.P. a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent and Sub, and Edge shall deliver to McAfee & Taft A Professional Corporation and Baker Botts L.L.P. a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Edge, containing representations of Edge, in each case as shall be reasonably necessary or appropriate to enable McAfee & Taft A Professional Corporation and Baker Botts L.L.P. to render the opinions described in Section 6.2(d) and Section 6.3(d). Each of Parent, Sub and Edge shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the tax representation letters described in this Section 5.12.

Section 5.13 Parent Directors. Parent’s Board of Directors shall select and appoint, effective as of the Effective Time, (i) at least two (2) directors currently serving on the Edge Board of Directors to the Parent Board of Directors (one of whom shall be a Class II Director and one of whom shall be a Class III Director, in accordance with the Amended Certificate of Incorporation) and (ii) expand, to the extent necessary in connection with appointing such directors, the Parent Board of Directors.

Section 5.14 Parent Restructure. Not less than three (3) business days prior to the Closing, Parent shall take any and all actions necessary to (i) increase the authorized shares of Parent common stock to 150,000,000 shares and the authorized Parent preferred stock to 10,000,000 shares, (ii) file a certificate of designations for the Parent Preferred Stock, (iii) file a certificate of designations for the Series B Preferred Stock, (iv) consummate, as of the date of such filing, a pro rata stock dividend to increase the outstanding shares of Parent’s common stock from 877,000 shares to 45,013,576 shares, and (iv) file with the Delaware Secretary of State the Amended Certificate of Incorporation (collectively, the “Parent Restructure”).

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) to the extent required by Delaware Law and the certificate of incorporation of Edge, this Agreement shall have been adopted by the requisite affirmative vote of the holders of Common Shares;

(b) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated;

(c) no statute, rule or regulation shall have been enacted or promulgated by any governmental authority that prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger;

(d) the (i) shares of Parent Common Stock issuable to holders of Edge Common Stock and Units and the shares of Parent Preferred Stock issuable to the holders of Edge Preferred Stock pursuant to the Merger, (ii) shares of Parent Common Stock issuable to holders of Parent Preferred Stock upon conversion thereof and (iii) shares of Parent Common Stock issuable upon the exercise of Options, shall have been approved for listing on the NYSE, subject to official notice of issuance; and

(e) the Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 6.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a) the representations and warranties of Edge in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or an Edge Material Adverse Effect) has not had and is not reasonably likely to have, individually or in the aggregate, an Edge Material Adverse Effect;

(b) Edge shall have performed in all material respects all of its covenants required to be performed by it under this Agreement at or prior to the Closing Date;

(c) Parent shall have received a certificate signed on behalf of Edge by an executive officer of Edge to the effect that the conditions in clauses (a) and (b) above have been so satisfied; and

(d) Parent shall have received an opinion (reasonably acceptable in form and substance to Parent) from McAfee & Taft A Professional Corporation, dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent and Edge will be a party to such reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 5.12.

Section 6.3 Conditions to the Obligations of Edge. The obligations of Edge to effect the Merger are also subject to the satisfaction or waiver by Edge on or prior to the Closing Date of the following conditions:

(a) the representations and warranties of Parent and Sub in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect) has not had and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b) each of Parent and Sub shall have performed in all material respects all of its covenants required to be performed by it under this Agreement at or prior to the Closing Date;

(c) Edge shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the conditions in clauses (a) and (b) above have been so satisfied; and

(d) Edge shall have received an opinion (reasonably acceptable in form and substance to Edge) from Baker Botts L.L.P., dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent and Edge will be a party to such reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 5.12.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the adoption of this Agreement by the holders of Common Shares:

(a) by mutual written agreement of Parent, Sub and Edge; or

(b) by Parent or Edge, if:

(i) the Merger shall not have been consummated on or before December 31, 2008 (the “Outside Date”); provided, however, that neither Parent, on the one hand, nor Edge, on the other hand, shall be entitled to terminate this Agreement under this clause (b)(i) if such party’s (or, in the case of Parent, Parent’s or Sub’s) material breach of any of its representations, warranties or covenants in this Agreement proximately caused the Merger not to have been consummated on or before such date;

(ii) a court of competent jurisdiction or other governmental authority shall have issued a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Merger; provided that the party seeking to terminate this Agreement pursuant to this clause (b)(ii) shall have complied in all material respects with its obligations in Section 5.6; or

(iii) this Agreement shall not have been adopted by the holders of Common Shares by reason of the failure to obtain the requisite vote at an Edge Stockholders’ Meeting; or

(iv) except for such conditions that, by their nature, can be satisfied only at the Closing, all conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived and the Merger shall not have been consummated within the time period set forth in Section 1.2 because of a failure to obtain and consummate the Financing or, if any portion of the Financing becomes unavailable, the failure to obtain alternative financing from alternative sources on terms and conditions (including termination rights and funding conditions) no less favorable to Parent or Sub than those included in the Financing Commitment and in an amount sufficient to consummate the Transactions; or

(c) by Parent if:

(i) Edge shall have breached or failed to perform any of its representations, warranties or covenants in this Agreement such that the conditions set forth in Section 6.2(a) or 6.2(b) are not capable of being satisfied, and such breach or failure to perform shall not have been cured prior to the earlier of (A) 30 days following notice of such breach or failure to Edge and (B) the Outside Date; provided that Parent shall have no right to terminate this Agreement pursuant to this clause (c)(i) if Parent or Sub is then in material breach or has materially failed to perform any of its representations, warranties or covenants in this Agreement;

(ii) prior to obtaining the Edge Stockholder Approval, the Edge Board of Directors shall have (A) effected or authorized a Change in the Edge Recommendation or (B) enacted a resolution authorizing Edge to enter into a binding definitive agreement in respect of a Superior Proposal; or

(iii) an Event of Default has occurred and is continuing under the Edge Credit Agreement, and either of the following events has occurred: (A) the Event of Default has not been cured or waived prior to the earlier to occur of (y) five (5) days following the occurrence of the Event of Default under the Edge Credit Agreement and (z) the Outside Date; or (B) the Administrative Agent (as such term is defined in the Edge Credit Agreement) has exercised any rights set forth under, and in accordance with, Sections 7.02 or 7.03 of the Edge Credit Agreement; provided that Parent shall have no right to terminate this Agreement pursuant to this clause (c)(iii) if Parent or Sub is then in material breach or has materially failed to perform any of its representations, warranties or covenants in this Agreement; or

(d) by Edge, if:

(i) Parent or Sub shall have breached or failed to perform any of their representations, warranties or covenants in this Agreement such that the conditions set forth in Section 6.3(a) or 6.3(b) are not capable of being satisfied, and such breach or failure to perform shall not have been cured prior to the earlier of (A) 30 days following notice of such breach or failure to Parent and (B) the Outside Date; provided that Edge shall not have the right to terminate this Agreement pursuant to this clause (d)(i) if Edge is then in material breach or has materially failed to perform any of its representations, warranties or covenants in this Agreement; or

(ii) prior to obtaining the Edge Stockholder Approval, the Edge Board of Directors shall have (A) effected or authorized a Change in the Edge Recommendation pursuant to Section 5.3(b)(ii) or (B) authorized Edge to enter into a binding definitive agreement in respect of a Superior Proposal; provided, that such termination shall not be effective until (x) five (5) business days have elapsed following delivery to Parent of written notice of such action by Edge (which written notice will inform Parent of the material terms and conditions of any Superior Proposal), and (y) Edge has made payment to Parent of the Edge Termination Fee pursuant to Section 7.3(a).

Section 7.2 Effect of Termination.

(a) Except as set forth in Section 7.2(b), in the event that the Effective Time does not occur as a result of any party hereto exercising its rights to terminate pursuant to this Article VII, then this Agreement shall be null and void and, except for the provisions in Sections 5.2(b), 7.3, 8.1, 8.3, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10 or 8.11 or as otherwise expressly provided herein, no party shall have any rights or obligations under this Agreement.

(b) In the event the termination of this Agreement results solely from the willful and material breach of any agreement or covenant herein, then the Parent Parties or Edge, as the case may be, but subject to Section 7.3(c), shall be entitled to all remedies available at law or in equity (which, in the case of damages payable to Edge, may be based on the consideration payable to stockholders of Edge pursuant to this Agreement and may include the benefit of the bargain lost by stockholders of Edge, taking into consideration relevant matters including lost stockholder premium, other combination opportunities and the time value of money) and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which it may be entitled; provided, however, that except as provided in this Section 7.2 and in Section 8.7, no party hereto shall be entitled to recover from another party or its affiliates any indirect, consequential, punitive or exemplary damages or damages for lost profit of any kind arising under or in connection with this Agreement or the Transactions contemplated hereby. Subject to the preceding sentence, each party on its own behalf and on behalf of its affiliates waives any right to recover punitive, special, exemplary and consequential damages, including damages for lost profit, arising in connection with or with respect to this Agreement or the Transactions contemplated hereby.

Section 7.3 Fees and Expenses.

(a) If this Agreement is terminated pursuant to Section 7.1(c)(ii) or 7.1(d)(ii), Edge shall pay Parent a fee of $15.0 million (the “Edge Termination Fee”). Such amount shall be paid in cash by wire transfer in immediately available funds not later than two business days after the occurrence of such termination in the case of Section 7.1(c)(ii), and two business days after lapse of the five business day notice period set forth in Section 7.1(d)(ii)(x). In no event shall Parent be entitled to receive more than one payment of the Edge Termination Fee.

(b) If Edge or Parent terminates this Agreement pursuant to Section 7.1(b)(iv), then Parent shall pay to Edge a fee of $15.0 million (the “Parent Termination Fee”). Such amount shall be paid in cash by wire transfer in immediately available funds not later than two business days after the occurrence of such termination. In no event shall Edge be entitled to receive more than one payment of the Parent Termination Fee.

(c) Anything in this Agreement to the contrary notwithstanding, in the event the Transactions are not consummated, (i) the maximum aggregate liability of Parent and its subsidiaries for all loss or damage suffered by Edge and its subsidiaries in connection with this Agreement or the Transactions shall be limited to $25.0 million, and in no event shall Edge or any of its subsidiaries seek recovery or judgment for any damages against Parent and its subsidiaries in connection with this Agreement or the Transactions in excess of such amount and (ii) the maximum aggregate liability of Edge and its subsidiaries for all loss or damage suffered by Parent and its subsidiaries in connection with this Agreement or the Transactions shall be limited to $25.0 million, and in no event shall Parent and its subsidiaries seek recovery or judgment for any damages against Edge and its subsidiaries in connection with this Agreement or the Transactions in excess of such amount.

(d) All costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except Parent shall pay (i) SEC and other filing fees incident to the Registration Statement and Proxy Statement/Prospectus and (ii) the fees associated with the NYSE listing referred to in Section 5.1(i). Parent shall pay 86% and Edge shall pay 14% of (i) the fees incident to the HSR filings referred to in Section 5.6(a) and (ii) the costs and expenses associated with printing the Registration Statement and the Proxy Statement/Prospectus.

(e) The parties acknowledge and agree that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Each of the parties hereto further acknowledges that neither the payment of the amounts by Edge specified in Section 7.3(a) nor the payment of the amounts by Parent specified in Section 7.3(b) or (c) is a penalty, but in each case is liquidated damages in a reasonable amount that will compensate Parent and Sub or Edge, as the case may be, in the circumstances in which such fees are payable and that do not involve a willful and material breach as described in Section 7.2(b) for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, the parties agree that the monetary remedies set forth in this Section 7.3 and the specific performance remedies set forth in Section 8.8 shall be the sole and exclusive remedies of (A) Edge and its subsidiaries against Parent and Sub and any of their respective former, current or future general or limited partners, stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents for any loss suffered as a result of the failure of the Merger to be consummated except, with respect to Parent and Sub only, in the case of a willful and material breach as described in Section 7.2(b), and upon payment of such amount, none of Parent or Sub or any of their respective former, current or future general or limited partners, stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby except, with respect to Parent and Sub only, in the case of a willful and material breach as described in Section 7.2(b) and (B) Parent and Sub against Edge and its subsidiaries and any of their respective former, current or future stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents for any loss suffered as a result of the failure of the Merger to be consummated except, with respect to Edge and its subsidiaries only, in the case of a willful and material breach as described in Section 7.2(b), and upon payment of such amount, none of Edge and its subsidiaries or any of their respective former, current or future stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby except, with respect to Edge and its subsidiaries only, a willful and material breach as described in Section 7.2(b).

Section 7.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that after the Edge Stockholder Approval has been obtained, no amendment shall be made that by law requires the further approval of the holders of Common Shares without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 7.5 Waiver. At any time prior to the Effective Time, the Parent Parties, on one hand, or Edge, on the other hand, may (i) extend the time for the performance of any obligation or other act of Edge or the Parent Parties, respectively, hereto, (ii) waive any inaccuracy in the representations and warranties of Edge or the Parent Parties, respectively, contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein applicable to Edge or the Parent Parties, respectively. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Survival. The agreements in Articles I and VIII and Sections 5.4, 5.8, 5.9 and 5.12 of this Agreement shall survive the Merger. This Article VIII and the agreements made by the parties hereto in Sections 5.2(b), 5.7, 5.8, 7.2 and 7.3 of this Agreement shall survive the termination of this Agreement. The remainder of the representations, warranties and agreements in this Agreement or in any schedule, exhibit, instrument or other document delivered pursuant to this Agreement shall terminate at the earlier of the Effective Time or the time of termination of this Agreement pursuant to Section 7.1.

Section 8.2 Scope of Representations and Warranties.

(a) Except as and to the extent expressly set forth in this Agreement, Edge makes no, and disclaims any, representations or warranties whatsoever, whether express or implied, and Parent and Sub confirm they are not relying upon any such representation or warranty not expressly set forth in this Agreement. Edge disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to Sub, Parent, their affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of Sub, Parent or their affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any representative of Edge or any other person or contained in the files or records of Edge), wherever and however made, including any documents, projections, forecasts or other material made available to Parent and its subsidiaries in certain “data rooms” or management presentations in expectation of the Transactions.

(b) In connection with the investigation by Parent of Edge and its subsidiaries, Parent has received or may receive from Edge and its subsidiaries certain projections, forward-looking statements and other forecasts and business plan information. Parent acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that, absent fraud or willful misrepresentation, Parent shall have no claim against anyone with respect thereto. Accordingly, Parent acknowledges that Edge makes no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

(c) Except as and to the extent expressly set forth in this Agreement, neither Sub nor Parent makes, and each disclaims, any representations or warranties whatsoever, whether express or implied, and Edge confirms it is not relying upon any such representation or warranty not expressly set forth in this Agreement. Each of Sub and Parent disclaims all liability and responsibility for any other statement or information made or communicated (orally or in writing) to Edge, its affiliates or any stockholder, officer, director, manager, employee, representative, consultant, attorney, agent, lender or other advisor of Edge or its affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any representative of Sub or Parent or any other person or contained in the files or records of Parent or Sub), wherever and however made, including any documents, projections, forecasts or other material made available to Edge and its subsidiaries in certain “data rooms” or management presentations in expectation of the Transactions.

(d) In connection with investigation by Edge of Parent and its subsidiaries, Edge has received or may receive from Parent and its subsidiaries certain projections, forward-looking statements and other forecasts and business plan information. Edge acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Edge is familiar with such uncertainties, that Edge is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that, absent fraud or willful misrepresentation, Edge shall have no claim against anyone with respect thereto. Accordingly, Edge acknowledges that Parent makes no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

(e) Any representation “to the knowledge” of a party or phrases of similar wording shall be limited to matters within the actual conscious awareness of the persons listed on Section 8.2 of the Edge Schedule and Section 8.2 of the Parent Schedule.

Section 8.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.3):

if to Parent or Sub:

Chaparral Energy, Inc.
701 Cedar Lake Boulevard
Oklahoma City, Oklahoma 73114
Attention: Mark A. Fischer
Telephone:	(405) 478-8770
Telecopy:	(405) 478-2906

with a copy, which shall not constitute notice, to:

McAfee & Taft A Professional Corporation
10th Floor, Two Leadership Square
Oklahoma City, Oklahoma 73102
Attention:	David J. Ketelsleger
Telephone:	(405) 235-9621
Telecopy:	(405) 235-0439

if to Edge:

Edge Petroleum Corporation
1301 Travis, Suite 2000
Houston, Texas 77002
Attention: Robert C. Thomas
Telephone:	(713) 654-8960
Telecopy:	(713) 650-6494

with a copy, which shall not constitute notice, to:

Baker Botts L.L.P.
One Shell Plaza
910 Louisiana
Houston, Texas 77002-4995
Attention:	Gene J. Oshman
Telephone:	(713) 229-1178
Telecopy:	(713) 229-7778

Section 8.4 Certain Definitions. For purposes of this Agreement:

(a) “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

(b) a person shall be the “beneficial owner” of Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, whether or not of record, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

(c) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any weekday other than Saturday or Sunday on which banking institutions in Oklahoma City, Oklahoma are required to be open;

(d) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

(e) “governmental authority” means any United States of America or foreign, federal, state or local governmental commission, board, body, bureau, committee or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing;

(f) “person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

(g) “reasonable best efforts” means a party’s efforts in accordance with reasonable commercial practice and without incurrence of unreasonable expense; and

(h) “subsidiary” or “subsidiaries” of Edge, the Surviving Entity, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

Section 8.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions are consummated as originally contemplated to the fullest extent possible. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.6 Entire Agreement; Assignment. This Agreement, the Edge Schedule, the Parent Schedule and the Exhibits hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except that the Confidentiality Agreements shall remain in full force and effect. This Agreement shall not be assigned by operation of law or otherwise.

Section 8.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the right of such party on behalf of its security holders to pursue damages in the event of the other party’s willful breach of this Agreement and other than the rights set forth under Section 5.4 and, from and after the Effective Time, Sections 1.6, 1.7 and 5.9 (all of which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 8.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. No party shall object to the other parties’ right to specific performance as a remedy for breach of this Agreement.

Section 8.9 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Delaware Court of Chancery. Each of Edge, Parent and Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery for any litigation arising out of or relating to this Agreement and the Transactions (and agrees not to commence any litigation relating thereto except in such court), waives any objection to the laying of venue of any such litigation in the Delaware Court of Chancery and agrees not to plead or claim that such litigation brought therein has been brought in any inconvenient forum.

Section 8.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.11 Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.

(b) The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to July 14, 2008.

(c) Any statute, rule or regulation defined or referred to herein means such statute, rule or regulation as from time to time amended, modified or supplemented, including by succession of comparable successor statutes, rules and regulations and references to all attachments thereto and instruments incorporated therein.

(d) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.12 Incorporation of Exhibits. The exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 8.13 Disclosure Schedules. The inclusion of any information in the Edge Schedule or the Parent Schedule (collectively, the “Disclosure Schedules”) shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedules, that such information is required to be listed in the Disclosure Schedules or that such items are material to Parent, Sub or Edge, as the case may be, nor shall the specification of any dollar amount in the Disclosure Schedules be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any Disclosure Schedule) is or is not material for purposes of this Agreement. The headings, if any, of the individual sections of each of the Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Disclosure Schedules are arranged in sections corresponding to those contained in Article II and Article III hereof merely for convenience. The parties acknowledge that this Agreement requires the inclusion (i) in each separate section of the Edge Schedule the disclosure of all information called for by the corresponding section of Article

II, without regard for the fact that the same information may be called for in two or more sections of Article II and therefore should be disclosed on two or more sections of the Edge Schedule, and (ii) in each separate section of the Parent Schedule the disclosure of all information called for by the corresponding section of Article III, without regard for the fact that the same information may be called for in two or more sections of Article III and therefore should be disclosed on two or more sections of the Parent Schedule. Notwithstanding the foregoing (y) if despite Edge’s reasonable good faith efforts to comply with such requirement, Edge includes disclosure of certain information in one or more but less than all sections of the Edge Schedule that call for the disclosure of such information, and the relevance of the information to the section(s) in which it is not disclosed is reasonably apparent on the face of the disclosure in the section(s) where such information is disclosed, then Edge shall be deemed to have disclosed such information in the sections of the Edge Schedule where such information is not disclosed and the failure of Edge to include such information in the appropriate section(s) of the Edge Schedule shall not constitute an inaccuracy of representation or breach of warranty, and (z) if despite Parent’s reasonable good faith efforts to comply with such requirement, Parent includes disclosure of certain information in one or more but less than all sections of the Parent Schedule that call for the disclosure of such information, and the relevance of the information to the section(s) in which it is not disclosed is reasonably apparent on the face of the disclosure in the section(s) where such information is disclosed, then Parent shall be deemed to have disclosed such information in the sections of the Parent Schedule where such information is not disclosed and the failure of Parent to include such information in the appropriate section(s) of the Parent Schedule shall not constitute an inaccuracy of representation or breach of warranty. The Disclosure Schedules include matters set forth in documents referenced in the Schedules but do not purport to disclose any agreements, contracts or instruments entered into pursuant to the terms of this Agreement.

Section 8.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, Sub and Edge have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CHAPARRAL ENERGY, INC.

By:	/s/ Mark A. Fischer
Name:	Mark A. Fischer
Title:	Chief Executive Officer and President

CHAPARRAL EXPLORATION, L.L.C.

By:	/s/ Mark A. Fischer
Name:	Mark A. Fischer
Title:	Chief Executive Officer and President

EDGE PETROLEUM CORPORATION

By:	/s/ John W. Elias
Name:	John W. Elias
Title:	Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

Exhibit 1.2

CERTIFICATE OF MERGER

MERGING

EDGE PETROLEUM CORPORATION

WITH AND INTO

CHAPARRAL EXPLORATION, L.L.C.

Pursuant to Title 8, Section 264(c) of the General Corporation Law of the State of Delaware and Title 6, Section 18-209 of the Delaware Limited Liability Company Act, Chaparral Exploration, L.L.C., a Delaware limited liability company (the “Company”) certifies as follows:

1. The name and jurisdiction of formation of each of the constituent entities are:

Name	Jurisdiction of Formation
Chaparral Exploration, L.L.C.	Delaware

Edge Petroleum Corporation	Delaware

2. An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent entities.

3. The name of the surviving company is Chaparral Exploration, L.L.C.

4. The Certificate of Formation of the surviving company shall be the Certificate of Formation of the Company.

5. The Agreement and Plan of Merger is on file at the principal place of business of the surviving company, which is located at 701 Cedar Lake, Blvd., Oklahoma City, Oklahoma 73114.

6. A copy of the Agreement and Plan of Merger shall be furnished by the surviving company, on request and without cost, to any member of the Company or any former stockholder of Edge Petroleum Corporation.

IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be signed by an authorized person, the          day of                     , 2008.

CHAPARRAL EXPLORATION, L.L.C.

By
Mark A. Fischer, Manager

Exhibit 1.4(a)

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

First: The name of the limited liability company is: Chaparral Exploration, L.L.C. (the “Company”).

Second: The address of its registered office in the State of Delaware is 615 S. Dupont Hwy. in the City of Dover, State of Delaware 19901. The name of its Registered Agent at such address is Capitol Services, Inc.

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                              .”)

Fourth: (Insert any other matters the members determine to include herein.)

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 16th day of June, 2008.

/s/ Mark A. Fischer
Mark A. Fischer
Authorized Person

Exhibit 1.4(b)

LIMITED LIABILITY COMPANY AGREEMENT

OF

CHAPARRAL EXPLORATION, L.L.C.

JUNE 16, 2008

ARTICLE 9 Tax Matters	8
9.1 Taxable Year	8
9.2 Financial Statements and Tax Return Information	8
9.3 Tax Returns	8

ARTICLE 10 Admission of Substitute and Additional Members	8
10.1 Admission of Substitute Members	8
10.2 Issuance of Additional Units	9

ARTICLE 11 Dissolution and Liquidation	9
11.1 Dissolution and Liquidation	9
11.2 Method of Winding Up	9
11.3 Filing Articles of Dissolution	10
11.4 Return of Capital	10

ARTICLE 12 Amendment of Agreement; Meetings; Record Date	10
12.1 Amendments	10
12.2 Limitations on Amendments	10
12.4 Waiver of Notice; Consent to Meeting; Approval of Minutes	10
12.5 Quorum	11
12.6 Action Without a Meeting	11

ARTICLE 13 Certificates	11
13.1 Issuance of Certificates	11
13.2 Legend on Certificates	11
13.3 Lost, Stolen or Destroyed Certificates	12

ARTICLE 14 Indemnification	12
14.1 General	12
14.2 Expenses	12
14.3 Advances	12
14.4 Repayment of Advances or Other Expenses	13
14.5 Request for Indemnification	13
14.6 Determination of Entitlement; No Change of Control	13
14.7 Determination of Entitlement; Change of Control	14
14.8 Procedures of Independent Counsel	14
14.9 Independent Counsel Expenses	15
14.10 Adjudication	15
14.11 Participation by the Company	16
14.12 Nonexclusivity of Rights	16
14.13 Insurance and Subrogation	17
14.14 Severability	17
14.15 Certain Actions For Which Indemnification Is Not Provided	17
14.16 Definitions	17
14.17 Notices	19
14.18 Contractual Rights	19
14.19 Indemnification of Employees, Agents and Fiduciaries	19

ARTICLE 15 General Provisions	19
15.1 Notices	19

15.2 Further Action	20
15.3 Binding Effect	20
15.4 Integration	20
15.5 Waiver	20
15.6 Counterparts	20
15.7 Applicable Law; Construction	20
15.8 Invalidity of Provisions	21
15.9 Conveyances	21
15.10 Specific Performance	21
15.11 Power of Attorney.	21

LIMITED LIABILITY COMPANY

AGREEMENT

OF

CHAPARRAL EXPLORATION, L.L.C.

This Limited Liability Company Agreement (this “Agreement”) is entered into as of June 16, 2008, by and between Chaparral Energy, Inc. (“Chaparral Energy”), Chaparral Exploration, L.L.C., a Delaware limited liability company (the “Company”) and Mark A. Fischer (the “Manager”). In consideration of the mutual promises contained herein, the parties agree as follows:

ARTICLE 1

Organizational Matters

1.1 Formation. The Company was formed by filing the Certificate of Formation with the Delaware Secretary of State on June 16, 2008.

1.2 Name. The name of the Company shall be “Chaparral Exploration, L.L.C.”

1.3 Principal Office. The principal office (the “Principal Office”) of the Company shall be located at 701 Cedar Lake Boulevard, Oklahoma City, Oklahoma 73114. The Company may change the location of the Principal Office and may also maintain offices at such other place or places as determined by the Majority Vote of the Members.

1.4 Resident Agent. The name and address of the resident agent of the Company in the State of Delaware are:

Capitol Services, Inc.

615 S. Dupont Hwy.

Dover, Delaware 19901

1.5 Term. The term of the Company shall commence upon the filing of the Company’s Certificate of Formation with the Delaware Secretary of State, and shall continue until terminated as herein provided or by operation of law.

ARTICLE 2

Definitions

For purposes of this Agreement, the following terms shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act, codified at Delaware Code, Title 6 § 18-101, et seq., as it may be amended from time to time, and any successor to such act.

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition of “Affiliate,” the term “control” means either: (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; or (b) a direct or indirect equity interest of ten percent (10%) or more in the entity.

“Agreement” means this Limited Liability Company Agreement, as it may be amended, supplemented and/or restated from time to time.

“Assignee” means a Person to whom one or more Units have been transferred, by transfer, assignment or otherwise, in a manner permitted under this Agreement, and who has agreed to be bound by the terms of this Agreement but who has not become a Substitute Member.

“Business Day” means Monday through Friday of each week, except legal holidays recognized as such by either the United States Government or the State of Delaware.

“Capital Account” means each capital account maintained for a Member pursuant to Section 4.2.

“Capital Contributions” means the sum of the cash and the value of property contributed or services rendered, or a promissory note or other binding obligation to contribute cash or property or to perform services contributed to the Company by all Members, or any one Member, as the case may be (or the predecessor holders of any Units of any such Members).

“Certificate of Formation” means the Certificate of Formation, as amended, supplemented and/or restated from time to time, filed by the Company with the Delaware Secretary of State under the Act.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means Chaparral Exploration, L.L.C., a Delaware limited liability company.

“Company Property” means all property owned, leased or otherwise acquired by the Company from time to time.

“Edge” means Edge Petroleum Corporation, a Delware corporation.

“Majority Vote of the Members” means the affirmative vote of the holders of a majority of the Outstanding Units held by the Members, which may be evidenced by the written consent of such Members.

“Manager” means the Person or Persons appointed as manager or managers of the Company pursuant to Article 6.

“Mandatory Provisions of the Act” means those provisions of the Act which may not be waived by the Members acting unanimously or otherwise.

“Member” means each Person executing this Agreement as a Member of the Company.

“Outstanding” means the number of Units issued by the Company as shown on the Company’s books and records, minus any Units held by the Company.

“Person” means a natural person, partnership, domestic or foreign limited partnership, domestic or foreign limited liability company, trust, estate, association or corporation.

“Record Holder” means the Person in whose name such Unit is registered on the books and records of the Company as of the close of business on a particular Business Day.

“Substitute Member” means a transferee of a Unit who is admitted as a Member to the Company pursuant to Section 10.1 in place of and with all the rights of a Member.

“Unit” means a Unit representing an interest in the Company.

ARTICLE 3

Purpose of the Company

The purpose of the Company shall be as stated in the Certificate of Formation, as amended, supplemented and/or restated from time to time.

ARTICLE 4

Capital Contributions

4.1 Units. There shall be an aggregate of 1,000,000 Units in the Company.

4.2 Capital Accounts.

4.2.1 Calculation. The Company shall maintain for each Member a separate Capital Account. The term “Capital Account” means as to any Member and as to any Units held by such Member the amount of the initial Capital Contribution attributable to the Units held by such Member, which amount shall be: (a) increased by subsequent Capital Contributions by such Member; and (b) decreased by distributions to such Member pursuant to Article 5.

4.2.2 In-Kind Contributions. If in-kind contributions or contributions in the form of property or services are made, the Capital Account of the Member shall be increased by an amount equal to the fair market value of the property or services contributed by such Member.

4.2.3 Assignee’s Capital Account. An Assignee of a Unit will succeed to the Capital Account relating to the Unit transferred.

4.3 Interest. No interest shall be paid by the Company on Capital Contributions, on balances in a Member’s Capital Account or on any other funds distributed or distributable under this Agreement.

ARTICLE 5

Distributions

Distributions shall be made at such times as determined by the Majority Vote of the Members. Any distribution of property shall be treated as a distribution of cash equal in amount to the fair market value of such property. Distributions shall be made to all Members and Assignees pro rata in accordance with the number of Units held by each.

ARTICLE 6

Management by Managers

6.1 Managers. Management of the Company shall be vested in one or more Managers, as are elected by the Members from time to time pursuant to this Agreement. If no Managers are elected, or all Managers have been removed from office, management of the Company shall be vested in the Members, and in such case, all decisions affecting the Company shall be determined by the Majority Vote of the Members.

6.2 Initial Number of Managers; Initial Manager. The initial number of Managers shall be one (1) and the initial Manager shall be Mark A. Fischer.

6.3 Powers and Authority of Manager. A Manager may exercise all the powers of the Company whether derived from law, the Certificate of Formation or this Agreement, except such powers as are by statute, by the Certificate of Formation or by this Agreement vested solely in the Members. Notwithstanding any other provision hereof, the Members hereby confer on the Manager such powers and authority as may be required for the Manager to conduct the daily affairs and business of the Company. All other decisions shall be made only with the Majority Vote of the Members.

6.4 Number, Term and Qualifications; Removal. The Company may have one (1) or more Managers. Election of a Manager or increases or decreases in the number of Managers may be made as the Members shall from time to time determine by the Majority Vote of the Members. Each Manager shall hold office until such Manager’s successor shall have been elected. A Manager may be removed, with or without cause, upon the Majority Vote of the Members. Managers need not be Members of the Company.

6.5 Manner of Acting. Each Manager, if more than one (1), may exercise the powers described in Section 6.3.

6.6 Manager’s Permissible Business Activities. Each Manager and such Manager’s Affiliates may have business interests and engage in business activities in addition to those relating to the Company, including, without limitation, business interests and activities in direct competition with the Company for such Manager’s or such Manager’s Affiliates’ own account or for the account of others, and no provision of this Agreement shall be deemed to prohibit such Manager or such Manager’s Affiliates from conducting such businesses and activities. Neither the Company, the Members nor any other Manager shall have any rights by virtue of this Agreement or the relationship contemplated herein in any business ventures of such Manager or such Manager’s Affiliates.

6.7 Company Funds. The funds of the Company shall be deposited in an account or accounts designated by the Manager and shall not be commingled with any other funds.

6.8 Limitation on Liability of Manager. No Manager of the Company shall be liable to the Company or its Members for monetary damages for breach of fiduciary duty as a Manager; provided that nothing contained herein shall eliminate or limit the liability of a Manager: (a) for any breach of the Manager’s duty of loyalty to the Company or its Members; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; and (c) for any transaction from which the Manager derived an improper personal benefit.

6.9 Manager’s Compensation. The Manager shall receive such compensation as may be determined by the Majority Vote of the Members.

6.10 Officers. The Manager may appoint, in the Manager’s discretion, a Chairman and/or Vice-Chairman of the Managers, a President, an Executive Vice-President, one or more Vice-Presidents, a Secretary, a Treasurer, one or more Assistant Secretaries and one or more Assistant Treasurers. One person may hold two or more offices.

6.11 Term The officers of the Company shall hold office until their successors are chosen and qualify, or until their earlier resignation or removal (by the Manager, with or without cause). Any vacancy occurring in any office shall be filled by the Manager.

6.12 Chairman. The Chairman, or, in the absence of the Chairman, a Vice-Chairman of the Managers, if chosen, shall preside at all meetings of the Manager, and shall perform such other duties and have such other powers as the Manager may from time to time prescribe.

6.13 President. The President shall be the chief executive officer of the Company, shall preside at all meetings of the Members and, unless a Chairman or Vice-Chairman has been chosen, at all meetings of the Manager, and shall have general and active management of the business of the Company and shall see that all orders and resolutions of the Manager are carried into effect.

6.14 Vice-President. The Vice-President, or if there shall be more than one, the Vice-Presidents in the order determined by the Manager, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties and have such other powers as the Manager may from time to time prescribe.

6.15 Secretary. The Secretary shall attend all meetings of the Manager and all meetings of the Members and record all the proceedings of the meetings of the Company.

6.16 Treasurer. The Treasurer shall supervise and be responsible for the fiscal affairs of the Company and perform all duties as may be assigned to him by the Manager.

ARTICLE 7

Rights and Obligations of the Members

7.1 Limitation of Liability. Notwithstanding anything herein to the contrary, except as otherwise expressly provided herein or in the Act, a Member shall not be personally liable for any debts, liabilities or obligations of the Company, whether to the Company, to any of the other Members, or to creditors of the Company, beyond the Capital Account of the Member, together with the Member’s share of the assets and undistributed profits of the Company.

7.2 Rights of Member Relating to the Company. In addition to other rights provided by this Agreement or by applicable law, a Member shall have the right, upon demand and at such Member’s own expense, to:

(a) obtain any and all information regarding the status of the business and financial condition of the Company;

(b) obtain a copy of the Company’s federal, state and local income tax returns for each year promptly after becoming available;

(c) have furnished to the Member a current list of the name and last known business, residence or mailing address of each Member;

(d) obtain information regarding the Capital Contributions made by each Member;

(e) have furnished to the Member a copy of this Agreement and the Certificate of Formation and all amendments hereto and thereto, together with copies of any powers of attorney pursuant to which this Agreement, the Certificate of Formation, and all amendments hereto and thereto have been executed; and

(f) inspect and copy any of the Company’s books and records and obtain such other information regarding the affairs of the Company.

7.3 Restrictions on Powers. Except as otherwise provided herein or by the Mandatory Provisions of the Act, a Member shall not have the authority or power to act on behalf of, or to bind, the Company, or any other Member, and a Member shall not have the right or power to take any action which would change the Company to a general partnership, change the limited liability of a Member, or affect the status of the Company for federal income tax purposes.

7.4 Member’s Permissible Business Activities. Each Member and such Member’s Affiliates may have business interests and engage in business activities in addition to those relating to the Company, including, without limitation, business interests and activities in direct competition with the Company for such Member’s or such Member’s Affiliates’ own account or for the account of others, and no provision of this Agreement shall be deemed to prohibit such Member or such Member’s Affiliates from conducting such businesses and activities. Neither the Company, the Members nor any other Member shall have any rights by virtue of this Agreement or the relationship contemplated herein in any business ventures of such Member or such Member’s Affiliates.

ARTICLE 8

Books, Records, Accounting and Reports

8.1 Books and Records. Appropriate books and records with respect to the Company’s business, including, without limitation, all books and records necessary to provide to the Member any information, lists and copies of documents required to be provided pursuant to Section 7.2, shall at all times be kept at the Principal Office or at such other places as determined by the Majority Vote of the Members. Without limiting the foregoing, the following shall be maintained at the Principal Office: (a) a current list of the full name and last known business address of each Manager; (b) copies of records that would enable a Member to determine the relative voting rights of the Members; (c) a copy of the Certificate of Formation, and any amendments thereto; (d) copies of the Company’s federal, state and local income tax returns and reports, if any, for the three (3) most recent years; and (e) copies of any financial statements of the Company for the three (3) most recent fiscal years. Any records maintained by the Company in the regular course of its business may be kept on, or be in the form of, magnetic tape, photographs or any other information storage device, provided that the records so kept are convertible into clearly legible written form within a reasonable period of time.

8.2 Fiscal Year. The fiscal year of the Company shall be the calendar year, ending December 31, except as otherwise determined by the Majority Vote of the Members.

ARTICLE 9

Tax Matters

9.1 Taxable Year. The taxable year of the Company shall be the calendar year, ending December 31, except as otherwise determined by the Majority Vote of the Members.

9.2 Financial Statements and Tax Return Information. The Manager shall use its best efforts to cause to be prepared and furnished to each of the Members on or before seventy-five (75) days after the close of the taxable year of the Company an unaudited income statement for such calendar year and a balance sheet as of the end of such calendar year, a copy of the Company’s federal and state income tax returns and all other information reasonably requested by a Member.

9.3 Tax Returns. The Manager shall file on behalf of the Company all required federal and state income tax returns.

ARTICLE 10

Admission of Substitute and Additional Members

10.1 Admission of Substitute Members. Upon a transfer of a Unit by a Member, the transferor shall have the power to give, and by transfer of any certificate issued shall be deemed to have given, the transferee the right to apply to become a Substitute Member with respect to the Unit acquired, subject to the conditions of and in the manner permitted under this Agreement. A transferee of a certificate representing a Unit shall be an Assignee with respect to the transferred Unit (whether or not such transferee is a Member or Substitute Member with respect to other previously acquired Units) and shall not become a Substitute Member unless and until all of the following conditions are satisfied:

(a) the instrument of assignment sets forth the intentions of the assignor that the Assignee succeed to the assignor’s interest as a Substitute Member in the assignor’s place;

(b) the assignor and Assignee shall have fulfilled all other requirements of this Agreement;

(c) the Assignee shall have paid all reasonable legal fees and filing costs incurred by the Company in connection with such Assignee’s substitution as a Member; and

(d) the Members shall have unanimously approved such substitution in writing, which approval may be granted or withheld by each Member in each Member’s sole discretion and may be arbitrarily withheld, and the books and records of the Company have been modified to reflect the admission.

The admission of an Assignee as a Substitute Member with respect to a transferred Unit shall become effective on the date the Members give their unanimous written consent to the admission and the books and records of the Company have been modified to reflect such admission. Any Member who transfers all of such Member’s Units with respect to which the Member had been admitted as a Member shall cease to be a Member of the Company upon a transfer of such Units in accordance with Article 10 and the execution of a counterpart of this Agreement by the transferee and shall have no further rights as a Member in or with respect to the Company (whether or not the Assignee of such former Member is admitted to the Company as a Substitute Member).

10.2 Issuance of Additional Units. Additional Units may be authorized and issued by the Company upon such terms and conditions as may be approved by a Majority Vote of the Members. Upon the proposed issuance of any such additional Units, each existing Member shall have the preemptive right, but not the obligation, to purchase such portion of the newly issued Units as the ratio of the number of Units then held by such Member bears to the total number of Units held by Members and Outstanding before the issuance of the new Units, together with such Member’s proportionate share of the other newly issued Units as to which other Members fail to exercise their preemptive rights. Each such new Member shall, as a condition precedent to admission to the Company as a Member, execute a counterpart of this Agreement and execute all necessary certificates and other documents and perform all acts in accordance with the Act to the full extent necessary to constitute such persons a Member and to preserve the status of the Company as a partnership for income tax purposes upon completion of such person’s admission.

ARTICLE 11

Dissolution and Liquidation

11.1 Dissolution and Liquidation. The Company shall be dissolved and its affairs shall be wound up upon the written consent of Members holding more than fifty percent (50%) of Outstanding Units.

11.2 Method of Winding Up. Upon dissolution of the Company pursuant to Section 11.1, the Company shall immediately commence to liquidate its assets and wind up its affairs. The proceeds from the liquidation and winding up shall be applied in the following order of priority:

(a) to creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company other than liabilities to Members on account of their Capital Contributions or on account of a Member’s withdrawal from the Company or pursuant to a withdrawal of capital; and

(b) the balance, to the Members pro rata in accordance with the number of Units held by each Member.

Unless the Members shall unanimously determine otherwise, all distributions will be made in cash, and none of the Company Property will be distributed in kind to the Members.

11.3 Filing Articles of Dissolution. Upon completion of the distribution of Company Property as provided in this Article 11, Articles of Dissolution shall be filed as required by the Act, and each Member agrees to take such action as may be advisable or proper to carry out the provisions of this Article 11.

11.4 Return of Capital. The return of Capital Contributions shall be made solely from Company Property.

ARTICLE 12

Amendment of Agreement; Meetings; Record Date

12.1 Amendments. All amendments to this Agreement shall require a Majority Vote of the Members.

12.2 Limitations on Amendments. Notwithstanding any other provision of this Agreement, no amendment to this Agreement may, without the unanimous approval of the Members:

(a) enlarge the obligations of any Member under this Agreement; or

(b) amend this Section 12.2 or Sections 12.1, 7.3 and 7.4.

12.3 Meetings. Meetings may be called by any Member, by giving at least ten (10) days’ prior notice of the time, place and purpose of the meeting to all Members.

12.4 Waiver of Notice; Consent to Meeting; Approval of Minutes. The transactions of any meeting of the Company, however called and noticed, and whenever held, are as valid as though had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Members entitled to vote, but not present in person or by proxy, approves by signing a written waiver of notice or an approval to the holding of the meeting or an approval of the minutes thereof. All waivers, consents, and approvals shall be filed with the Company records or made a part of the minutes of the meeting. Attendance of a Member at a meeting shall constitute a waiver of notice of the meeting, except when such Member objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice of the meeting, but not so included, if the objection is expressly made at the meeting.

12.5 Quorum. The holders of more than fifty percent (50%) of the Units entitled to vote represented in person or by proxy, shall constitute a quorum at a meeting of Members. The Members present at a duly called or held meeting at which a quorum is present may continue to participate at such meeting until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum, if any action taken (other than adjournment) is approved by the requisite percentage of Units of Members specified in this Agreement. In the absence of a quorum, any meeting of Members may be adjourned from time to time by a Majority Vote of the Members represented either in person or by proxy entitled to vote, but no other matters may be proposed, approved or disapproved.

12.6 Action Without a Meeting. Any action that may be taken by any vote of the Members may be taken without a meeting if a consent to such action is signed by Members holding Units representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Units entitled to vote thereon were present and voted. Prompt notice of the taking of any action without a meeting shall be given to those Members who have not consented in writing.

ARTICLE 13

Certificates

13.1 Issuance of Certificates. The Company may issue one or more certificates in the name of the Member evidencing the number of Units issued. Upon the transfer of a Unit in accordance with Article 10, the Company shall, if certificates have been issued, issue replacement certificates. All certificates shall contain legends required by this Agreement or otherwise required by law.

13.2 Legend on Certificates. The Company shall endorse on each certificate representing Units owned by a Member a legend reading substantially as follows:

The Units represented by this Certificate are subject to the terms of a Limited Liability Company Agreement dated June 16, 2008, between Chaparral Exploration, L.L.C., Chaparral Energy, Inc. and the then manager of Chaparral Exploration, L.L.C., a copy of which is on file at the principal office of the Company.

A copy of this Agreement shall be filed at the Principal Office. During the term of this Agreement, the foregoing legend shall be endorsed on each certificate representing Units hereafter issued by the Company to any Member and to any transferee of a Member whose Units are subject to the terms of this Agreement. No Member shall cause or permit the removal of the legend from the certificates representing the Units owned by such Member.

13.3 Lost, Stolen or Destroyed Certificates. The Company shall issue a new certificate in place of any certificate previously issued if the Record Holder of the certificate: (a) makes proof by affidavit that a previously issued certificate has been lost, stolen, or destroyed; (b) requests the issuance of a new certificate before the Company has notice that the Units evidenced by such certificate have been acquired by a purchaser for value in good faith and without notice of an adverse claim; and (c) if required by the Company, delivers to the Company a bond with surety or sureties acceptable to the Company, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the certificate. The Company shall be entitled to treat each Record Holder as the Member or Assignee in fact of any Units and, accordingly, shall not be required to recognize any equitable or other claim or interest in or with respect to the Units on the part of any other Person, regardless of whether it has actual or other notice thereof.

ARTICLE 14

Indemnification

14.1 General. The Company shall, to the fullest extent permitted by applicable law in effect on the date of effectiveness of this Agreement, and to such greater extent as applicable law may thereafter permit, indemnify and hold an Indemnitee harmless from and against any and all losses, liabilities, claims, damages and, subject to Section 14.2, Expenses (as this and all other capitalized words used in this Article 14 not previously defined in this Agreement are defined in Section 14.16 hereof), whatsoever arising out of any event or occurrence related to the fact that an Indemnitee is or was a manager or officer of the Company or is or was serving in another Company Status.

14.2 Expenses. If an Indemnitee is, by reason of his Company Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If an Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to any Matter in such Proceeding, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf relating to such Matter. The termination of any Matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such Matter. To the extent that the Indemnitee is, by reason of his Company Status, a witness in any Proceeding, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

14.3 Advances. In the event of any threatened or pending action, suit or proceeding in which an Indemnitee is a party or is involved and that may give rise to a right of indemnification under this Article 14, following written request to the Company by Indemnitee, the Company shall promptly pay to the Indemnitee amounts to cover expenses reasonably incurred by the Indemnitee in such proceeding in advance of its final disposition upon the receipt by the Company of (i) a written undertaking executed by or on behalf of the Indemnitee providing that the Indemnitee will repay the advance if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Company as provided in this Agreement and (ii) satisfactory evidence as to the amount of such expenses.

14.4 Repayment of Advances or Other Expenses. Each Indemnitee agrees that such Indemnitee shall reimburse the Company for all Expenses paid by the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding against the Indemnitee in the event and only to the extent that it shall be determined pursuant to the provisions of this Article 14 or by final judgment or other final adjudication under the provisions of any applicable law that the Indemnitee is not entitled to be indemnified by the Company for such Expenses.

14.5 Request for Indemnification. To obtain indemnification, an Indemnitee shall submit to the Secretary of the Company a written claim or request. Such written claim or request shall contain sufficient information to reasonably inform the Company about the nature and extent of the indemnification or advance sought by the Indemnitee. The Secretary of the Company shall promptly advise the Members of the Company and the Board of Directors of Chaparral Energy of such request.

14.6 Determination of Entitlement; No Change of Control. If there has been no Change of Control at the time the request for indemnification is submitted, an Indemnitee’s entitlement to indemnification shall be determined by the Manager of the Company, or if the Manager so directs, by Independent Counsel in legal opinion; provided, however, that an Indemnitee’s entitlement to indemnification shall be determined by the Board of Directors of Chaparral Energy in accordance with Section 145(d) of the DGCL if such Indemnitiee’s Company Status is established by virtue of clause (ii) of the definition of Company Status.

If the Manager is the person submitting a request for Indemnification, the Manager’s entitlement to indemnification shall be determined by a Majority Vote of the Members. If entitlement to indemnification is to be determined by Independent Counsel, the Company shall furnish notice to the Indemnitee within 10 days after receipt of the request for indemnification, specifying the identity and address of Independent Counsel. The Indemnitee may, within 14 days after receipt of such written notice of selection, deliver to the Company a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of Independent Counsel and the objection shall set forth with particularity the factual basis for such assertion. If there is an objection to the selection of Independent Counsel, either the Company or the Indemnitee may petition the Court for a determination that the objection is without a reasonable basis and/or for the appointment of Independent Counsel selected by the Court.

14.7 Determination of Entitlement; Change of Control. If there has been a Change of Control at the time the request for indemnification is submitted, an Indemnitee’s entitlement to indemnification shall be determined in a written opinion by Independent Counsel selected by the Indemnitee. The Indemnitee shall give the Company written notice advising of the identity and address of the Independent Counsel so selected. The Company may, within seven days after receipt of such written notice of selection, deliver to the Indemnitee a written objection to such selection. The Indemnitee may, within five days after the receipt of such objection from the Company, submit the name of another Independent Counsel and the Company may, within seven days after receipt of such written notice of selection, deliver to the Indemnitee a written objection to such selection. Any objections referred to in this Section 14.7 may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of Independent Counsel and such objection shall set forth with particularity the factual basis for such assertion. The Indemnitee may petition the Court for a determination that the Company’s objection to the first and/or second selection of Independent Counsel is without a reasonable basis and/or for the appointment as Independent Counsel of a person selected by the Court.

14.8 Procedures of Independent Counsel. If a Change of Control shall have occurred before the request for indemnification is sent by an Indemnitee, the Indemnitee shall be presumed (except as otherwise expressly provided in this Article 14) to be entitled to indemnification upon submission of a request for indemnification in accordance with Section 14.5 hereof, and thereafter the Company shall have the burden of proof to overcome the presumption in reaching a determination contrary to the presumption. The presumption shall be used by Independent Counsel as a basis for a determination of entitlement to indemnification unless the Company provides information sufficient to overcome such presumption by clear and convincing evidence or the investigation, review and analysis of Independent Counsel convinces him by clear and convincing evidence that the presumption should not apply. Except in the event that the determination of entitlement to indemnification is to be made by Independent Counsel, if the person or persons empowered under Section 14.6 or 14.7 hereof to determine entitlement to indemnification shall not have made and furnished to the Indemnitee in writing a determination within 60 days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and the Indemnitee shall be entitled to such indemnification unless the Indemnitee knowingly misrepresented a material fact in connection with the request for indemnification or such indemnification is prohibited by applicable law. The termination of any Proceeding or of any Matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Article 14) of itself adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company or Edge, as applicable, or with respect to any criminal Proceeding, that the Indemnitee had reasonable cause to believe that his conduct was unlawful. A person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan of the Company or Edge, as applicable, shall be deemed to have acted in a manner not opposed to the best interests of the Company or Edge, as applicable.

For purposes of any determination hereunder, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or Proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Company or another enterprise or on information supplied to him by the officers of the Company or another enterprise in the course of their duties or on the advice of legal counsel for the Company or another enterprise or on information or records given or reports made to the Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or another enterprise. The term “another enterprise” as used in this Section shall mean Edge or any other limited liability company or any corporation, partnership, association, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Company as a director, officer, employee or agent. The provisions of this paragraph shall not be deemed to be exclusive or to limit in any way the circumstances in which an Indemnitee may be deemed to have met the applicable standards of conduct for determining entitlement to rights under this Article.

14.9 Independent Counsel Expenses. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred acting pursuant to this Article 14 and in any proceeding to which it is a party or witness in respect of its investigation and written report and shall pay all reasonable fees and expenses incident to the procedures in which such Independent

Counsel was selected or appointed. No Independent Counsel may serve if a timely objection has been made to his selection until a court has determined that such objection is without a reasonable basis.

14.10 Adjudication. In the event that (i) a determination is made pursuant to Section 14.6 or 14.7 hereof that an Indemnitee is not entitled to indemnification under this Article 14; (ii) advancement of Expenses is not timely made pursuant to Section 14.3 hereof; (iii) Independent Counsel has not made and delivered a written opinion determining the request for indemnification (a) within 90 days after being appointed by the Court, (b) within 90 days after objections to his selection have been overruled by the Court or (c) within 90 days after the time for the Company or the Indemnitee to object to his selection; or (iv) payment of indemnification is not made within five days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Section 14.6, 14.7 or 14.8 hereof, the Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of his entitlement to such indemnification or advancement of Expenses. In the event that a determination shall have been made that an Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 14.10 shall be conducted in all respects as a de novo trial on the merits and the Indemnitee shall not be prejudiced by reason of that adverse determination. If a Change of Control shall have occurred, in any judicial proceeding commenced pursuant to this Section 14.10, the Company shall have the burden of proving that the Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be. If a determination shall have been made or deemed to have been made that the Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 14.10, or otherwise, unless the Indemnitee knowingly misrepresented a material fact in connection with the request for indemnification, or such indemnification is prohibited by law.

The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 14.10 that the procedures and presumptions of this Article 14 are not valid, binding and enforceable and shall stipulate in any such proceeding that the Company is bound by all provisions of this Article 14. In the event that an Indemnitee, pursuant to this Section 14.10, seeks a judicial adjudication to enforce his rights under, or to recover damages for breach of, this Article 14, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses actually and reasonably incurred by him in such judicial adjudication, but only if he prevails therein. If it shall be determined in such judicial adjudication that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the Expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

14.11 Participation by the Company. With respect to any such claim, action, suit, proceeding or investigation as to which an Indemnitee notifies the Company of the commencement thereof: (a) the Company will be entitled to participate therein at its own expense; (b) except as otherwise provided below, to the extent that it may wish, the Company (jointly with any other indemnifying party similarly notified) will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee. After receipt of notice from the Company to the Indemnitee of the Company’s election so to assume the defense thereof, the Company will not be liable to the Indemnitee under this Article 14 for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. The Indemnitee shall have the right to employ his own counsel in such action, suit, proceeding or investigation but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Company, (ii) the Indemnitee shall have reasonably concluded that there is a conflict of interest between the Company and the Indemnitee in the conduct of the defense of such action or (iii) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel employed by the Indemnitee shall be subject to indemnification pursuant to the terms of this Article 14. The Company shall not be entitled to assume the defense of any action, suit, proceeding or investigation brought in the name of or on behalf of the Company or as to which the Indemnitee shall have made the conclusion provided for in (ii) above; and (c) the Company shall not be liable to indemnify an Indemnitee under this Article 14 for any amounts paid in settlement of any action or claim effected without its written consent, which consent shall not be unreasonably withheld. The Company shall not settle any action or claim in any manner that would impose any limitation or unindemnified penalty on an Indemnitee without that Indemnitee’s written consent, which consent shall not be unreasonably withheld.

14.12 Nonexclusivity of Rights. The rights of indemnification and advancement of Expenses as provided by this Article 14 shall not be deemed exclusive of any other rights to which an Indemnitee may at any time be entitled to under applicable law, the Certificate of Formation, this Agreement, any agreement, a Majority Vote of Members, or otherwise. No amendment, alteration or repeal of this Article 14 or any provision hereof shall be effective as to any Indemnitee for acts, events and circumstances that occurred, in whole or in part, before such amendment, alteration or repeal. The provisions of this Article 14 shall continue as to an Indemnitee whose Company Status has ceased for any reason and shall inure to the benefit of his heirs, executors and administrators. Neither the provisions of this Article 14 or those of any agreement to which the Company is a party shall be deemed to preclude the indemnification of any person who is not specified in this Article 14 as having the right to receive indemnification or is not a party to any such agreement, but whom the Company has the power or obligation to indemnify under the provisions of the Delaware Limited Liability Company Act.

14.13 Insurance and Subrogation. The Company shall not be liable under this Article 14 to make any payment of amounts otherwise indemnifiable hereunder if, but only to the extent that, an Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

In the event of any payment hereunder, the Company shall be subrogated to the extent of such payment to all the rights of recovery of the Indemnitee, who shall execute all papers required and take all action reasonably requested by the Company to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

14.14 Severability. If any provision or provisions of this Article 14 shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; and, to the fullest extent possible, the provisions of this Article 14 shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

14.15 Certain Actions For Which Indemnification Is Not Provided. Notwithstanding any other provision of this Article 14, no person shall be entitled to indemnification or advancement of Expenses under this Article 14 with respect to any Proceeding, or any Matter therein, brought or made by such person against the Company.

14.16 Definitions. For purposes of this Article 14:

“Change of Control” with respect to any Indemnitee, means a change in control of the Company after the date such Indemnitee acquired his Company Status, which shall be deemed to have occurred in any one of the following circumstances occurring after such date: (i) there shall have occurred an event required to be reported with respect to the Company in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; (ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) shall have become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then Outstanding voting securities without prior approval of at least two-thirds of the Managers in office immediately prior to such person attaining such percentage interest; (iii) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which the Managers in office immediately prior to such transaction or event constitute less than a majority of the Managers thereafter; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Managers (including, for this purpose, any new director whose election or nomination for election by the Company’s Members was approved by a vote of at least two-thirds of the Managers then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Managers; provided, however, that this definition shall not apply to any Indemnitee whose Company Status is established by virtue of clause (ii) of the definition of Company Status until after the effective date of the merger described therein.

“Company Status” describes the status of an Indemnitee as (i) a manager, officer, employee, agent or fiduciary of the Company or of any other limited liability company, corporation, partnership, association, joint venture, trust, employee benefit plan or other enterprise that the Indemnitee is or was serving at the request of the Company or (ii) effective as of the closing of the proposed merger of Edge with and into the Company, a former director, manager, officer, employee, agent or fiduciary of Edge or any subsidiary of Edge or of any other corporation, limited liability company, partnership, association, joint venture, trust, employee benefit plan or other enterprise that the Indemnitee was serving at the request of Edge.

“Court” means the Court of Chancery of the State of Delaware or any other court of competent jurisdiction.

“Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

“Indemnitee” includes any officer or manager of the Company or, effective as of the closing of the proposed merger of Edge with and into the Company, any former officer or director of Edge, in any case, who is, or is threatened to be made, a witness in or a party to any Proceeding as described in Section 14.1 or 14.2 hereof by reason of his Company Status.

“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation and limited liability company law and neither presently is, nor in the five years previous to his selection or appointment has been, retained to represent: (i) the Company, Chaparral Energy or an Indemnitee in any matter material to either such party or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.

“Matter” is a claim, a material issue or a substantial request for relief.

“Proceeding” includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, except one initiated by an Indemnitee pursuant to Section 14.10 hereof to enforce his rights under this Article 14.

14.17 Notices. Promptly after receipt by an Indemnitee of notice of the commencement of any action, suit or proceeding, the Indemnitee shall, if he anticipates or contemplates making a claim for expenses or an advance pursuant to the terms of this Article 14, notify the Company of the commencement of such action, suit or proceeding; provided, however, that any delay in so notifying the Company shall not constitute a waiver or release by the Indemnitee of rights hereunder and that any omission by the Indemnitee to so notify the Company shall not relieve the Company from any liability that it may have to the Indemnitee otherwise than under this Article 14. Any communication required or permitted to the Company shall be addressed to the Secretary of the Company and any such communication to the Indemnitee shall be addressed to the Indemnitee’s address as shown on the Company’s records unless he specifies otherwise and shall be personally delivered or delivered by overnight mail delivery. Any such notice shall be effective upon receipt.

14.18 Contractual Rights. The right to be indemnified or to the advancement or reimbursement of Expenses (i) is a contract right based upon good and valuable consideration, pursuant to which an Indemnitee may sue as if these provisions were set forth in a separate written contract between the Indemnitee and the Company, (ii) is and is intended to be retroactive and shall be available as to events occurring prior to the adoption of these provisions and (iii) shall continue after any rescission or restrictive modification of such provisions as to events occurring prior thereto.

14.19 Indemnification of Employees, Agents and Fiduciaries. The Company, by adoption of a resolution of the Managers, may indemnify and advance expenses to a person who is an employee, agent or fiduciary of the Company including any such person who is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of any other corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise to the same extent and subject to the same conditions (or to such lesser extent and/or with such other conditions as the Managers may determine) under which it may indemnify and advance expenses to an Indemnitee under this Article 14.

ARTICLE 15

General Provisions

15.1 Notices. Any notice, demand, request or report required or permitted to be given or made to a Person under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when transmitted postage prepaid by first-class certified mail, return receipt requested, to the Person at the address set forth on Exhibit A attached hereto. Any notice, payment, or report to be given to a Person hereunder shall be deemed conclusively to have been given, upon mailing of such notice, payment, or report to the address shown on the records of the Company, regardless of any claim of any Person who may have an interest in the Unit by reason of an assignment or otherwise.

15.2 Further Action. The parties to this Agreement shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

15.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and each party’s heirs, successors, personal or legal representatives and permitted assignees.

15.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

15.5 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

15.6 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto, independently of the signature of any other party.

15.7 Applicable Law; Construction. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to its principles of conflict of laws. The rights and obligations of the Members and the affairs of the Company shall be governed first by the mandatory provisions of the Act, second by the Company’s Certificate of Formation, third by this Agreement and fourth by the optional provisions of the Act. In the event of any conflict among the foregoing, the conflict shall be resolved in the order of priority set forth in the preceding sentence. All article and section captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

15.8 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

15.9 Conveyances. All of the assets of the Company shall be held in the name of the Company, unless the Members shall determine that a Manager or a Manager’s designee may hold title to any property as nominee for the Company. Any deed, bill of sale, mortgage, lease, contract of sale or other instrument purporting to convey or encumber the interest of the Company of all or any portion of the assets of the Company shall be sufficient if signed on behalf of the Company by one (1) or more Managers. No person shall be required to inquire into the authority of any individual to sign any instrument which is executed pursuant to the provisions of this Section 15.9.

15.10 Specific Performance. The parties acknowledge that it is impossible to measure in money the damages which will accrue to a party hereto or to a successor in interest to a Member by reason of a failure to perform any of the obligations under this Agreement. Therefore, if any party hereto or any successor in interest to a Member shall institute any action or proceeding to enforce the provisions hereof, any person (including the Company) against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such successor has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists.

15.11 Power of Attorney.

15.11.1 Managers as Attorneys-in-Fact. By the execution of this Agreement, or a counterpart hereof, each Member irrevocably constitutes and appoints the Manager as the Member’s true and lawful attorneys-in-fact and agent to effectuate, with full power and authority to act in such Member’s name, place, and stead in effectuating, the purposes of the Company pursuant to the terms and conditions of this Agreement, including the execution, acknowledgment, delivery, filing, and recording of all certificates, documents, contracts, loan documents, or counterparts thereof, and all other documents which the Managers deem necessary or reasonably appropriate to do any of the following: (a) organize, qualify, or continue the Company as a limited liability company, including qualification of the Company in such other jurisdictions as the Company’s activities may require; (b) reflect an amendment to this Agreement or the Company’s Certificate of Formation required by a change in the name of the Company, a change in the principal place of business of the Company or, subject to the provisions of this Agreement, the admission of a new Member to the Company, if such admission is in compliance with the applicable provisions hereof; (c) accomplish the purposes and carry out the powers of the Company as set forth herein; and (d) subject to the provisions of this Agreement, effect the dissolution and termination of the Company.

15.11.2 Nature of Special Power. The power of attorney granted herein: (a) shall be deemed to be coupled with an interest, shall be irrevocable and shall survive the death, incompetency, or legal disability of a Member; (b) may be exercised only by the Manager (and such Manager’s successors and assigns), for each Member, or any or all of them, by listing all, or any, of the Members required to execute any such instrument and executing such instrument as attorney-in-fact for all, or any one, of such Members; and (c) shall be binding upon any transferee of a membership interest of a Member hereunder, or any portion thereof, except that where such transferee is qualified as a Substitute Member under this Agreement, the power of attorney shall survive the delivery of such Units for the sole purpose of enabling the Manager to execute, acknowledge and file any instrument on behalf of the transferor of the Units necessary to effect such substitution.

In Witness Whereof, the parties hereto have executed this Agreement as of the date first above set forth.

THE MEMBER INTERESTS DESCRIBED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES ACTS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THE CONDITIONS OF ARTICLE 10 OF THE AGREEMENT ARE SATISFIED.

SIGNATURE PAGE

ATTACHED TO AND MADE A PART OF

THE LIMITED LIABILITY COMPANY AGREEMENT OF

CHAPARRAL EXPLORATION, L.L.C.

EFFECTIVE JUNE 16, 2008

The undersigned hereby: (a) acknowledges receipt of a copy of the Limited Liability Company Agreement of Chaparral Exploration, L.L.C. (“Agreement”); and (b) executes and swears to the Agreement, thereby agreeing and consenting to all the terms and provisions thereof.

Chaparral Energy, Inc., a Delaware corporation, Member

By	/s/ Mark A. Fischer
Mark A. Fischer, President and Chief Executive Officer

Chaparral Exploration, L.L.C., a Delaware limited liability company

By	/s/ Mark A. Fischer
Mark A. Fischer, Manager

/s/ Mark A. Fischer
Mark A. Fischer, Manager

EXHIBIT A

TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

CHAPARRAL EXPLORATION, L.L.C.

Name and Address of Member	Number of Units	Percentage of Units
Chaparral Energy, Inc. Attn: Mark A. Fischer 701 Cedar Lake Boulevard Oklahoma City, OK 73114	1,000,000	100%

TOTALS	1,000,000	100%

Exhibit 1.6(b)

CERTIFICATE OF DESIGNATIONS OF

5.75% SERIES A CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK

OF CHAPARRAL ENERGY, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Chaparral Energy, Inc., a Delaware corporation (the “Company”), certifies that pursuant to the authority contained in Article FOURTH of its Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Company [in a meeting held] [by resolution adopted by unanimous written consent, pursuant to Section 141(f) of the DGCL,] on [                ], duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of the Company’s preferred stock, par value $0.01 per share, with a liquidation preference of $50 per share, plus an amount equal to the sum of all accumulated and unpaid dividends, subject to adjustment as provided in Section 15(ii) hereof, which shall be designated as 5.75% Series A Cumulative Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”) consisting of 2,875,000 shares, no shares of which have heretofore been issued by the Company, having the following powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof:

Section 1. Ranking. The Series A Preferred Stock will rank, with respect to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company: (i) senior to all Junior Stock, (ii) on parity with all Parity Stock and (iii) junior to all Debt Obligations and Senior Stock. The Company’s ability to issue Capital Stock that ranks senior to its Series A Preferred Stock shall be subject to the provisions of Section 4 hereof.

Section 2. Dividends.

(i) Each holder of shares of the outstanding Series A Preferred Stock (together, the “Holders”) shall be entitled, when, as and if declared by the Board of Directors out of assets of the Company legally available therefor, to receive cumulative dividends at the rate per annum of 5.75% per share on the liquidation preference thereof of $50 per share of Series A Preferred Stock subject to adjustment as provided in Section 15(ii) hereof (such liquidation preference, as adjusted from time to time, the “Liquidation Preference”), payable in cash, payable quarterly in arrears (such rate, the “Dividend Rate”). Dividends payable for each full dividend period will be computed by dividing the Dividend Rate by four and shall be payable in arrears on each Dividend Payment Date commencing on the Dividend Payment Date next following the Effective Time of the Merger (the “First Dividend Payment Date”) for the quarterly period ending immediately prior to such Dividend Payment Date, to the holders of record of Series A Preferred Stock at the close of business on the Dividend Record Date applicable to such Dividend Payment Date. Such dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Last Edge Payment Date (as defined below) (whether or not in any dividend period or periods there shall be assets of the Company legally available for the payment of such dividends in whole or in part). The initial dividend on the Series A Preferred Stock, for the quarterly period commencing on the day after the quarterly period ending immediately prior to the Last Edge Payment Date and ending immediately prior to the First Dividend Payment Date, shall be $0.71875 per share and shall be payable, when, as and if declared, on the First Dividend Payment Date. Each subsequent quarterly dividend on the Series A Preferred Stock, when, as and if declared, shall be $0.71875 per share. Dividends payable for any partial dividend period shall be computed on the basis of days elapsed over a 360 day year consisting of twelve 30 day months. The most recent date as to which dividends shall have been paid on the 5.75% Series A Cumulative Convertible Perpetual Preferred Stock of Edge Petroleum Corporation, a Delaware corporation (“Edge”), is referred to herein as (the “Last Edge Payment Date”).

(ii) No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series A Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum of money or number of shares of Common Stock have been set apart for the payment of such dividend, upon all outstanding shares of Series A Preferred Stock.

(iii) The Company is only obligated to pay a dividend on the Series A Preferred Stock if the Board of Directors declares the dividend payable and the Company has assets that legally can be used to the pay the dividend.

(iv) No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock), rights issued under “poison pill” rights plans to purchase Junior Stock and cash paid in lieu of fractional shares in accordance with Section 13 hereof) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by or on behalf of the Company (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)), unless all accumulated and unpaid dividends shall have been or contemporaneously are declared and paid, or are declared and a sum of cash sufficient for the payment thereof is set apart for such payment, on the Series A Preferred Stock and any Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid on

2

the Series A Preferred Stock and any Parity Stock, dividends may be declared and paid on the Series A Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Series A Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Series A Preferred Stock and such other Parity Stock bear to each other.

(v) Holders shall not be entitled to any dividends on the Series A Preferred Stock in excess of full cumulative dividends calculated pursuant to this Section 2. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

(vi) With respect to dividends that have been declared for payment, a Holder at the close of business on a Dividend Record Date will be entitled to receive the dividend payment on its Series A Preferred Stock on the next succeeding Dividend Payment Date notwithstanding the Company’s default in payment of the dividend due on that Dividend Payment Date.

(vii) Dividends in arrears on the Series A Preferred Stock in respect of a dividend period not declared for payment (“Delayed Dividends”) may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Dividend Payment Date, to the Holders of record as they appear on the stock register of the Company on a record date selected by the Board of Directors, which shall (a) not precede the date the Board of Directors declares the dividend payable and (b) not be more than 60 days prior to the date the dividend is paid.

(viii) Holders will not have any right to receive dividends that may be declared on the Common Stock. The right to receive dividends declared on the Common Stock will be realized only after conversion of a Holder’s shares of Series A Preferred Stock into shares of Common Stock.

Section 3. Liquidation Preference.

(i) In the event of any voluntary or involuntary liquidation, winding up or dissolution of the Company, each Holder shall be entitled to receive and to be paid out of the assets of the Company available for distribution to stockholders of the Company, before any payment or distribution of assets is made to holders of the Common Stock or any other Junior Stock but after any payment or distribution in respect of Debt Obligations or Senior Stock, the Liquidation Preference, plus accumulated and unpaid dividends (whether or not declared) thereon to the date fixed for liquidation, winding up or dissolution.

(ii) Neither the sale, conveyance or other transfer of all or substantially all of the assets or business of the Company (other than in connection with the liquidation, winding-up or dissolution of its business) nor the merger or consolidation of the Company into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 3.

3

(iii) In the event the assets of the Company available for distribution to Holders upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 3(i) and amounts to which holders of Parity Stock are entitled, no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Series A Preferred Stock and holders of Parity Stock, ratably, in proportion to the full distributable amounts for which Holders and holders of any Parity Stock are entitled upon such liquidation, winding-up or dissolution, with the amount allocable to each series of such stock determined on a pro rata basis of the aggregate liquidation preference of the outstanding shares of each series and accumulated and unpaid dividends to which each series is entitled.

(iv) After the payment to the Holders of full preferential amounts provided for in Sections 3(i) and 3(iii) hereof, the Holders as such shall have no right or claim to any of the remaining assets of the Company.

Section 4. Voting Rights.

(i) Holders shall have no voting rights, except as set forth in this Section 4 or as expressly required by Delaware law from time to time.

(ii) If and whenever (a) six full quarterly dividends, whether or not consecutive, payable on the Series A Preferred Stock, are not paid or (b) the Company fails to pay the purchase price on the Fundamental Change Purchase Date for shares of Series A Preferred Stock following a Fundamental Change, then, in each case, the number of directors constituting the Board of Directors will be increased by two and the holders of the Series A Preferred Stock, voting as a single class with any other class or series of preferred stock having similar voting rights that are exercisable, shall have a right to elect those additional directors to the Board of Directors until all accumulated and unpaid dividends on the Series A Preferred Stock have been paid in full or until the purchase price for shares of Series A Preferred Stock following a Fundamental Change has been paid in full, as the case may be. The directors so elected shall not be divided into the classes of the Board of Directors, but shall serve for annual terms. To exercise this right, any Holder may by written notice request that the Board of Directors call a special meeting of the holders of the Company’s preferred stock for the purpose of electing the additional directors and, if such non-payment of dividends is continuing, the Board of Directors shall call such meeting within 60 days after such written request. The terms of the directors so elected will continue until such time as all accumulated and unpaid dividends on the Series A Preferred Stock have been paid in full or until the purchase price for shares of Series A Preferred Stock following a Fundamental Change has been paid in full, as the case may be, and at such time, the number of directors will, without further action, be reduced by two.

4

(iii) So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote of stockholders of the Company required under applicable law or the Certificate of Incorporation, the affirmative vote or consent of the Holders of at least 66 2/3% of the then outstanding shares of the Series A Preferred Stock will be required to approve (a) any amendment of the Certificate of Incorporation, by merger or otherwise, if the amendment would alter or change the powers, preferences, privileges or rights of the Series A Preferred Stock so as to affect the Holders adversely, (b) the issuance, authorization or increase in the authorized amount of, or the issuance or authorization of any obligation or security convertible into or evidencing a right to purchase any class or series of Senior Stock or (c) any reclassification of any authorized stock of the Company into any class or series of, or any obligation or security convertible into or evidencing a right to purchase, any Senior Stock; provided that no such vote shall be required for the Company to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any Parity Stock or Junior Stock.

(iv) In all cases where the Holders are entitled to vote, each share of Series A Preferred Stock shall be entitled to one vote. When the Holders are entitled to vote as a class with holders of any other class or series of preferred stock having similar voting rights that are exercisable, each class or series shall have the number of votes proportionate to the aggregate liquidation preference of its outstanding shares. Holders shall generally not have any vote in a merger or consolidation, including in any such transactions in which the Series A Preferred Stock is converted into the right to receive cash or securities; provided, however, that as described in Section 4(iii)(a), Holders shall be entitled to vote in mergers and consolidations that amend the powers, preferences, privileges or rights of the Holders so as to adversely affect them.

Section 5. Forced Conversion; Limited Optional Redemption.

(i) On or after January 20, 2010, the Company may at any time, by providing not less than 15 nor more than 45 days’ notice, cause the Series A Preferred Stock to be automatically converted at the applicable Conversion Rate (a “Forced Conversion”); provided that the Company may exercise this right only if the Closing Sale Price of the Common Stock for at least 20 Trading Days in a period of 30 consecutive Trading Days, including the last Trading Day of such 30-day period, ending on the Trading Day prior to the date the Company gives notice of its election to call a Forced Conversion (by press release as described in Section 5(ii) hereof), equals or exceeds 130% of the Conversion Price on each such Trading Day.

(ii)To exercise its right to call a Forced Conversion, the Company must issue a press release prior to the close of business on the first Trading Day following any date on which the conditions described in Section 5(i) hereof are met, announcing such election to call a Forced Conversion. The Company will also give notice by mail

5

or by publication (with subsequent prompt notice by mail) to the Holders (not more than seven Business Days after the date of the press release) of the election to call a Forced Conversion. The forced conversion date will be a date selected by the Company (the “Forced Conversion Date”) and will be no more than 45 days or less than 15 days after the date on which the Company issues the press release described in this Section 5(ii).

(iii) In addition to any information required by applicable law or regulation, the press release and notice of a Forced Conversion described in this Section 5 shall state, as appropriate:

(a) the Forced Conversion Date;

(b) the Conversion Rate and whether the conversion obligation will be satisfied in cash, shares of Common Stock or a combination of cash and shares of Common Stock; and

(c) that dividends on the Series A Preferred Stock to be converted will cease to accumulate on the Forced Conversion Date.

The provisions under Section 9 hereof shall apply as if the Forced Conversion Date were the date on which the Company received notice of conversion; provided that the provisions related to conversion retraction described in Section 9(ii)(b) shall not apply.

(iv) On and after the Forced Conversion Date, dividends shall cease to accumulate on the Series A Preferred Stock to be converted, all rights of Holders of such Series A Preferred Stock shall terminate and all outstanding shares of Series A Preferred Stock shall automatically convert at the applicable Conversion Rate. The dividend payment with respect to the Series A Preferred Stock for which a Forced Conversion Date occurs during the period between the close of business on any Dividend Record Date to the close of business on the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such Dividend Record Date. Except as provided in the immediately preceding sentence, with respect to a Forced Conversion, no payment or adjustment will be made upon conversion of Series A Preferred Stock for accumulated and unpaid dividends or for dividends with respect to the Common Stock issued upon such conversion.

(v) The Company may not authorize, issue a press release announcing or give notice of any Forced Conversion pursuant to Section 5(i) hereof unless, prior to giving the forced conversion notice, all accumulated and unpaid dividends on the Series A Preferred Stock for periods ended prior to the date of such press release or notice shall have been paid.

(vi) In addition to the Company’s right to call a Forced Conversion as described in Section 5(i) hereof, if fewer than 15% of the shares of Series A Preferred Stock issued by the Company on the Issue Date (plus 15% of any additional shares

6

issued by the Company pursuant to the underwriters’ over-allotment option with respect to such issuance) are outstanding, the Company shall have the right, at any time on or after January 20, 2010, at its option in accordance with this clause (vi), to redeem for cash all such outstanding shares of Series A Preferred Stock, to the extent of lawfully available funds therefor, at a redemption price per share of Series A Preferred Stock equal to the Liquidation Preference plus an amount equal to accumulated and unpaid dividends to, but excluding, the Redemption Date, for each share of Series A Preferred Stock. If the Redemption Date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, (a) the Company shall pay the full amount of accumulated and unpaid dividends payable on such Dividend Payment Date only to the holder of record at the close of business on the corresponding Dividend Record Date and (b) the purchase price payable on the Redemption Date shall include only the Liquidation Preference, but shall not include any amount in respect of dividends declared and payable on such corresponding Dividend Payment Date. The provisions of Section 5(iv) and Section 5(v) shall apply to any such redemption as if the Redemption Date were the Forced Conversion Date. To exercise the redemption right for the Series A Preferred Stock as set forth in this Section 5(vi), the Company shall issue a notice by press release setting forth a redemption date (the “Redemption Date”) for the Series A Preferred Stock, which shall be at least 15 days but no more than 45 days after the date of such notice, followed by a notice by mail or by publication (with subsequent prompt notice by mail) to Holders not more than seven Business Days after the date of such press release notice; provided that the Company may not issue a redemption notice or press release, or otherwise exercise its redemption right set forth in this Section 5(vi), if at such time 15% or more of the shares of Series A Preferred Stock issued by the Company on the Issue Date (plus 15% of any additional shares issued by the Company pursuant to the underwriters’ over-allotment option with respect to such issuance) are outstanding or the Company shall not have paid all accumulated and unpaid dividends on the Series A Preferred Stock for all dividend periods ended prior to the date of such press release or notice. On and after the Redemption Date, all rights of Holders will terminate except for the right to receive the redemption price for the shares of Series A Preferred Stock redeemed. For the avoidance of doubt, the designation of a Redemption Date by the Company pursuant to this Section 5(vi) shall not terminate any conversion right with respect to the Series A Preferred Stock as set forth in Section 6 below.

Section 6. Conversion at the Option of the Holder.

(i) Subject to the Company’s right to call a Forced Conversion as described in Section 5(i) hereof, each share of Series A Preferred Stock will be convertible at any time at the option of the Holder thereof into approximately 0.7581 shares of Common Stock based on an initial conversion price of $65.95 per share (as such conversion price may be adjusted, the “Conversion Price”) subject to adjustment as set forth in Section 7 hereof. Upon conversion, the Company shall have the right to deliver, in lieu of shares of Common Stock, cash or a combination of cash and shares of Common Stock, as set forth in Section 9 hereof. The conversion rate per share of Series A Preferred Stock at any time (as such conversion rate may be adjusted, the

7

“Conversion Rate”) is equal to $50 divided by the Conversion Price at such time rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655). Upon any conversion at a Holder’s option, the Holder shall not receive any cash payment representing accumulated and unpaid dividends on the Series A Preferred Stock, whether or not in arrears, except as set forth in Section 6(ii) hereof.

(ii) Holders of shares of Series A Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payment, if declared and paid, on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such Dividend Record Date. However, shares of Series A Preferred Stock surrendered for conversion during the period between the close of business on any Dividend Record Date and the close of business on the Business Day immediately preceding the applicable Dividend Payment Date must be accompanied by a payment in cash of an amount equal to the dividend payable on such shares of Series A Preferred Stock on that Dividend Payment Date (a) unless the Company has specified a Forced Conversion Date during such period and conversion occurs at any time after the Company has issued the press release announcing such Forced Conversion, (b) unless the Company has specified a Fundamental Change Purchase Date during such period or (c) except to the extent of any accumulated and unpaid dividends (for dividend periods other than the current dividend payment period). A Holder on a Dividend Record Date who (or whose transferee) tenders any shares for conversion on the corresponding Dividend Payment Date shall receive the dividend payable by the Company if declared and paid on the Series A Preferred Stock on that date, and the converting holder shall not be required to include payment in the amount of such dividend upon surrender of shares of Series A Preferred Stock for conversion.

(iii) Subject to Section 15(i) hereof, the conversion right of a Holder shall be exercised by the Holder of shares of Series A Preferred Stock represented by physical certificates other than the Global Preferred Stock by the surrender to the Company of the certificates representing shares of Series A Preferred Stock to be converted at any time during usual business hours at its principal place of business or the offices of its duly appointed Transfer Agent to be maintained by it, accompanied by written notice to the Company in the form of Exhibit A that the Holder elects to convert all or a portion of the shares of Series A Preferred Stock represented by such certificate and specifying the name or names (with address) in which a certificate or certificates representing shares of Common Stock are to be issued and (if so required by the Company or its duly appointed Transfer Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Company or its duly appointed Transfer Agent duly executed by the Holder or its duly authorized legal representative and, if required, by payment of funds equal to dividends payable on the next Dividend Payment Date to which such Holder is not entitled and by transfer tax stamps or funds therefor, if required pursuant to Section 15(vii) hereof. Such conversion notice is irrevocable, unless the Company elects to settle all or a portion of the Conversion Value in cash, in which event such conversion notice may be retracted during the Conversion Retraction Period. If a Holder’s shares of Series A Preferred

8

Stock are represented by Global Preferred Stock, such Holder must comply with the Depositary’s procedures for converting a beneficial interest in such Global Preferred Stock and, if required, pay funds equal to dividends payable on the next Dividend Payment Date to which such Holder is not entitled and, if required by Section 15(vii) hereof, pay all taxes or duties, if any. The date on which a Holder satisfies the foregoing requirements for conversion is referred to herein as the “Conversion Date.” If the Company elects to satisfy its conversion obligation only in shares of Common Stock, it will deliver the shares of Common Stock due upon conversion, together with any cash in lieu of fractional shares in accordance with Section 13 hereof, no later than the third Business Day following the Conversion Date, except as set forth in Section 8(iii) and Section 8(iv) hereof. If the Company elects to satisfy any portion of its conversion obligation in cash, it will deliver the shares of Common Stock (if any) and cash due upon conversion on the third Business Day following the last Trading Day of the related Cash Settlement Averaging Period. Immediately prior to the close of business on the Conversion Date, each converting Holder shall be deemed to be the holder of record of Common Stock issuable upon conversion of such Holder’s Series A Preferred Stock notwithstanding that the share register of the Company shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Holder. On the Conversion Date all rights with respect to the shares of Series A Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except the rights of Holders thereof to: (a) receive certificates representing the number of whole shares of Common Stock into which such shares of Series A Preferred Stock have been converted and cash, in lieu of any fractional shares, in accordance with Section 13 hereof; (b) receive Additional Shares, cash or Reference Property, as applicable, payable upon a Fundamental Change, in accordance with Section 8(iv); and (c) exercise the rights to which they are entitled as holders of Common Stock.

Section 7. Anti-Dilution Adjustments.

(i) Anti-Dilution Adjustments. The Conversion Price shall be subject to the following adjustments from time to time:

(a) Stock Dividends. In case the Company shall pay or make a dividend or other distribution to all holders of Common Stock in shares of Common Stock, the Conversion Price, as in effect at the opening of business on the Business Day following the date fixed for the determination of stockholders of the Company entitled to receive such dividend or other distribution, shall be decreased by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such decrease to become effective immediately after the opening of business on the Business Day following the date fixed for such determination.

9

(b) Stock Purchase Rights. In case the Company shall issue to all holders of its Common Stock rights, options or warrants, entitling them to subscribe for or purchase shares of Common Stock for a period expiring within 60 days from the date of issuance of such rights, options or warrants at a price per share of common stock (or having a conversion price per share) less than the Market Value as of the date fixed for the determination of stockholders of the Company entitled to receive such rights, options or warrants (other than pursuant to a dividend reinvestment, share purchase or similar plan), the Conversion Price in effect at the opening of business on the Business Day following the date fixed for such determination shall be decreased by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate consideration expected to be received by the Company upon the exercise, conversion or exchange of such rights, options or warrants (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) would purchase at such Market Value and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, either directly or indirectly, such decrease to become effective immediately after the opening of business on the Business Day following the date fixed for such determination; provided, however, that no such adjustment of Conversion Price shall be made if the Holders would be entitled to receive such rights, options or warrants without conversion and based on the applicable Conversion Rate; provided further, however, that if any of the foregoing rights, options or warrants is only exercisable upon the occurrence of a Triggering Event, then the Conversion Price will not be adjusted until such Triggering Event occurs.

(c) Stock Splits; Reverse Splits; Reclassifications and Combinations. In case outstanding shares of Common Stock shall be subdivided, split or reclassified into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the Business Day following the day upon which such subdivision, split or reclassification becomes effective shall be proportionately decreased, and, conversely, in case outstanding shares of Common Stock shall each be combined or reclassified into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the Business Day following the day upon which such combination or reclassification becomes effective shall be proportionately increased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the Business Day following the day upon which such subdivision, split, reclassification or combination becomes effective.

(d) Cash Distributions. In case the Company shall, by dividend or otherwise, make distributions to all holders of its Common Stock exclusively in cash (excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company, or any distribution consisting of cash

10

in part which is provided for in Section 7(i)(f) hereof) immediately after the close of business on such date for determination, the Conversion Price shall be adjusted by dividing the Conversion Price in effect immediately prior to the close of business on the date fixed for determination of the stockholders of the Company entitled to receive such distribution by a fraction, (A) the numerator of which shall be equal to the Market Value of a share of Common Stock as of the date fixed for such determination and (B) the denominator of which shall be equal to the Market Value of a share of Common Stock as of the date fixed for such determination less the per share amount of the dividend or distribution.

(e) Common Stock Repurchase Premiums. In the case that a tender or exchange offer made by the Company or any Subsidiary of the Company for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended through the expiration thereof) shall require the payment to stockholders of the Company (based on the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares (as defined below)) of an aggregate consideration having a Fair Market Value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) per share of the Common Stock that exceeds the Closing Sale Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then, immediately prior to the opening of business on the Business Day after the last day (such day, the “Expiration Time”) tenders could have been made pursuant to such tender or exchange offer (as amended through the expiration thereof), the Conversion Price shall be decreased by multiplying the Conversion Price immediately prior to the close of business on the Expiration Time by a fraction (1) the numerator of which shall be equal to (x) the product of (I) the Market Value as of the date of the Expiration Time and (II) the number of shares of Common Stock outstanding (including any Purchased Shares (as defined below)) on the Expiration Time less (y) the amount of cash plus the Fair Market Value (determined as aforesaid) of the aggregate consideration payable to stockholders of the Company pursuant to the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares (as defined below)), and (2) the denominator of which shall be equal to the product of (x) the Market Value as of the Expiration Time and (y) the number of shares of Common Stock outstanding (including any Purchased Shares (as defined below)) on the Expiration Time less the number of all shares validly tendered, not withdrawn and accepted for payment on the Expiration Time (such validly tendered shares, up to any such maximum, being referred to as the “Purchased Shares”).

(f) Debt, Asset or Security Distributions. In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, assets or securities (but excluding any dividend or distributions referred to in Section 7(i)(a), 7(i)(b), 7(i)(c), 7(i)(d) or 7(ii)), the Conversion Price shall be decreased by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination

11

of stockholders of the Company entitled to receive such distribution by a fraction, the numerator of which shall be the Market Value of a share of Common Stock as of the date fixed for such determination less the then Fair Market Value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock and the denominator of which shall be the Market Value of a share of Common Stock as of the date fixed for such determination, such adjustment to become effective immediately prior to the opening of business on the Business Day following the date fixed for the determination of stockholders of the Company entitled to receive such distribution.

(ii) Right and Warrants. If the Company distributes rights or warrants (other than those referred to above in Section 7(i)(b) hereof) pro rata to the holders of Common Stock, so long as such rights or warrants have not expired or been redeemed by the Company, the Holder of any shares of Series A Preferred Stock surrendered for conversion shall be entitled to receive upon such conversion, in addition to the shares of Common Stock then issuable upon such conversion (the “Conversion Shares”), a number of rights or warrants to be determined as follows:

(a) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the “Distribution Date”), the same number of rights or warrants to which a holder of a number of shares of Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants; and

(b) if such conversion occurs after the Distribution Date, the same number of rights or warrants to which a holder of the number of shares of Common Stock into which such Series A Preferred Stock was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date had such Series A Preferred Stock been converted immediately prior to such Distribution Date in accordance with the terms and provisions applicable to the rights and warrants.

The Conversion Price shall not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.

(iii) De Minimis Adjustments. Notwithstanding anything herein to the contrary, no adjustment under this Section 7 shall be made to the Conversion Price unless such adjustment would require an increase or decrease of at least one percent (1.0%) of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least one percent (1.0%) of such Conversion Price; provided, however, that notwithstanding the foregoing, all such carried forward adjustments shall be made at the time the Company shall have

12

designated a Forced Conversion Date or upon giving a Fundamental Change Notice, and at the time of conversion of Series A Preferred Stock. No adjustment under this Section 7 shall be made if such adjustment will result in a Conversion Price that is less than the par value of the Common Stock. All adjustments to the Conversion Price shall be calculated to the nearest 1/100th of a share of Common Stock (or if there is not a nearest 1/100th of a share to the next lower 1/100th of a share).

(iv) Tax-Related Adjustments. The Company may make such decreases in the Conversion Price, in addition to those required by this Section 7, as the Board of Directors considers advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.

(v) Stockholder Rights Plans. Upon conversion of the Series A Preferred Stock, the Holders shall receive, in addition to the shares of Common Stock and any cash for fractional shares in accordance with Section 13 hereof, if any, the rights issued under any future stockholder rights plan the Company may establish whether or not such rights are separated from the Common Stock prior to conversion. A distribution of rights pursuant to a stockholder rights plan will not result in an adjustment to the Conversion Price pursuant to Section 7(i)(b), 7(i)(f) or 7(ii) provided that the Company has provided for the Holders to receive such rights upon conversion.

(vi) Notice of Adjustment. Whenever the Conversion Price is adjusted in accordance with this Section 7, the Company shall (a) compute the Conversion Price in accordance with this Section 7 and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth the Conversion Price, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based and (b) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to this Section 7 (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), the Company or, at the request and expense of the Company, the Transfer Agent shall provide a written notice to the Holders of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the adjusted Conversion Price.

(vii) Reversal of Adjustment. If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

13

(viii) Exceptions to Adjustment. The applicable Conversion Price shall not be adjusted:

(a) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(b) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries;

(c) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date (including any shares of Series A Preferred Stock issued upon the exercise of any underwriter over-allotment option);

(d) for a change in the par value or no par value of Common Stock; or

(e) for accumulated and unpaid dividends.

Section 8. Fundamental Change.

(i) Within ten Trading Days after the Effective Date of a Fundamental Change (or, in the case of a Fundamental Change described in clause (b) of the definition of such term, within ten Trading Days prior to the anticipated Effective Date of such Fundamental Change) (the “Fundamental Change Notice Date”), the Company shall give notice of such Fundamental Change in accordance with Section 11(ii) hereof to each record holder of Series A Preferred Stock (the “Fundamental Change Notice”). Such Fundamental Change Notice shall state:

(a) the events causing the Fundamental Change;

(b) the Effective Date or anticipated Effective Date of such Fundamental Change;

(c) the purchase price and whether that price will be paid in cash, shares of Common Stock, or a combination of cash and shares of Common Stock;

(d) the name and address of the Transfer Agent; and

(e) if applicable, the expected determination of the number of Additional Shares to be added to the Conversion Rate as set forth pursuant to Section 8(iv) below.

Simultaneously with the Fundamental Change Notice, the Company shall issue a press release and publish a notice containing the foregoing information in a newspaper of general circulation in The City of New York or publish the information on its website or through such other public medium as the Company may use at that time and deliver a copy of such notice to the Transfer Agent.

14

(ii) Upon the conversion of Series A Preferred Stock in connection with a Fundamental Change, a Holder will be entitled to receive a cash payment for all accumulated and unpaid dividends. If the Effective Date is a date that is prior to the close of business on any Dividend Record Date, however, the Holder will not be entitled to receive any portion of the dividend payable for such period on such converted shares on the corresponding Dividend Payment Date. If the Effective Date is a date that is after the close of business on any Dividend Record Date and prior to the close of business on the corresponding Dividend Payment Date, all dividends, including accumulated and unpaid dividends, whether or not in arrears, with respect to the Series A Preferred Stock converted on such date, will be payable on such Dividend Payment Date to the record Holder of such shares on such Dividend Record Date.

(iii) Purchase or Exchange Upon a Fundamental Change.

(a) Upon the occurrence of a Fundamental Change, Holders shall have the right, subject to the terms and conditions of this Certificate of Designations (including, without limitation, the availability of legally available funds to the Company), to require the Company to repurchase all of, or any portion of, such Holders’ shares of Series A Preferred Stock. The Company shall purchase such Series A Preferred Stock at a price equal to 100% of the Liquidation Preference plus any accumulated and unpaid dividends, to, but excluding, the date that is not less than 30 nor more than 60 days after the Company mails notice of the occurrence of such Fundamental Change (the “Fundamental Change Purchase Date”). If the Fundamental Change Purchase Date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, (1) the Company shall pay the full amount of accumulated and unpaid dividends payable on such Dividend Payment Date only to the holder of record at the close of business on the corresponding Dividend Record Date and (2) the purchase price payable on the Fundamental Change Purchase Date shall include only the Liquidation Preference, but shall not include any amount in respect of dividends declared and payable on such corresponding dividend payment date.

(b) The Company may, subject to legally available funds, elect to pay the purchase price in cash, shares of Common Stock, or a combination of cash and Common Stock. If the Company elects to pay all or a portion of the purchase price in shares of Common Stock, such shares of Common Stock shall be valued at a discount of 5% below the average of the daily Volume-Weighted Average Price per share for the ten consecutive Trading Days ending on the third Trading Day prior to the Fundamental Change Purchase Date; provided, however, that the Company shall not pay the purchase price in shares of Common Stock or a combination of shares of Common Stock and cash unless (1) the Company shall have given a timely Fundamental Change Notice including its intention to pay the purchase price or a specified percentage of the purchase price with shares of Common Stock and (2) such shares of Common Stock are registered under the Securities Act and the Exchange Act, in each case, if required.

15

(c) To exercise the right to require the Company to repurchase shares of Series A Preferred Stock as set forth under 9(ii)(a) herein, Holders must deliver a written notice (the “Fundamental Change Purchase Notice”) to the Transfer Agent prior to the close of business on the Business Day immediately preceding the Fundamental Change Purchase Date. The Fundamental Change Purchase Notice must state:

(1) if certificated shares of Series A Preferred Stock have been issued, the Series A Preferred Stock certificate numbers, or if not, such information as may be required under the Depositary’s applicable procedures;

(2) the number of shares of Series A Preferred Stock to be purchased; and

(3) that the Company is to purchase such Series A Preferred Stock pursuant to the applicable provisions of the Series A Preferred Stock and this Certificate of Designations.

(d) Holders may withdraw any Fundamental Change Purchase Notice by a written notice of withdrawal delivered to the Transfer Agent prior to the close of business on the Business Day immediately preceding the Fundamental Change Purchase Date. The notice of withdrawal must state:

(1) the number of the withdrawn shares of Series A Preferred Stock;

(2) if certificated shares of Series A Preferred Stock have been issued, the Series A Preferred Stock certificate numbers, or if not, such information as may be required under the Depositary’s applicable procedures; and

(3) the number, if any, of shares of Series A Preferred Stock that remain subject to the Fundamental Change Purchase Notice.

(e) Holders must either effect book-entry transfer or deliver the Series A Preferred Stock to be purchased, together with necessary endorsements, to the office of the Transfer Agent after delivery of the Fundamental Change Purchase Notice to receive payment of the fundamental change purchase price. Holders shall receive payment in cash or shares of Common Stock, as applicable, on the later of the Fundamental Change Purchase Date or the time of book-entry transfer or the delivery of the Series A Preferred Stock. If the Transfer Agent holds cash or securities sufficient to pay the fundamental change purchase price of the Series A Preferred Stock on the

16

Business Day following the Fundamental Change Purchase Date, then, immediately after the Fundamental Change Purchase Date, whether or not book-entry transfer of the Series A Preferred Stock is made or whether or not the Series A Preferred Stock is delivered to the Transfer Agent or the Depositary: 1) the shares of Series A Preferred Stock shall cease to be outstanding; 2) dividends shall cease to accrue; and 3) all other rights of such Holders shall terminate.

(f) Notwithstanding the foregoing, the Company shall not be required to purchase shares of Series A Preferred Stock upon the occurrence of a Fundamental Change if (1) a third party agrees to purchase the shares of Series A Preferred Stock upon the occurrence of a Fundamental Change in the manner, at the times and otherwise in compliance with the requirements set forth in this Certificate of Designations applicable to a purchase of shares of Series A Preferred Stock upon the occurrence of a Fundamental Change and (2) the third party purchases the shares of Series A Preferred Stock on such basis.

(iv) Adjustment to the Conversion Rate Upon a Fundamental Change.

(a) If a Holder converts its Series A Preferred Stock at any time beginning on the Fundamental Change Notice Date after a notice is given to Holders regarding a Fundamental Change described in clause (b) of the definition of that term, and ending at the close of business on the 30th Trading Day immediately following the Effective Date of such Fundamental Change, the Company will increase the applicable Conversion Rate by a number of additional shares (the “Additional Shares”) for such Series A Preferred Stock as described in Section 8(iv)(b) hereof; provided that (a) such increase in the Conversion Rate shall not take place if such Fundamental Change is not consummated and (b) the Company shall issue shares of Common Stock at the Conversion Rate (without such increase) on or prior to the fifth Business Day following the Conversion Date and the Additional Shares described in Section 8(iv)(b) hereof will be issued after the later to occur of (i) the fifth Business Day following the Effective Date of such Fundamental Change and (ii) the fifth Business Day following the relevant Conversion Date. On and after the Effective Date, Holders entitled to receive Additional Shares pursuant to this Section 8(iv)(a) shall, as set forth under Section 10 below, receive Reference Property based on the number of Additional Shares set forth above.

(b) The number of Additional Shares will be determined by reference to the table below, based on the Effective Date and the price of the Common Stock (the “Stock Price”). If the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for the Common Stock consists solely of cash, then the Stock Price will be the cash amount paid per share of the Common Stock. Otherwise, the Stock Price will be the average of the Closing Sale Price per share of the Common Stock for the five consecutive Trading Days immediately preceding the Effective Date of such Fundamental Change.

17

(c) The following table sets forth the number of Additional Shares per share of Series A Preferred Stock to be added to the Conversion Rate in connection with the Fundamental Change referred to in Section 8(iv)(a):

Number of Additional Shares

Stock Price

Effective Date	$52.77	$59.74	$69.69	$79.65	$89.61	$99.56	$109.52	$119.47	$129.43	$139.39	$149.34	$159.30	$169.26	$179.21	$189.17	$199.12
Jan. 20, 2008	0.1894	0.1689	0.1265	0.0974	0.0766	0.0613	0.0499	0.0412	0.0344	0.0290	0.0246	0.0211	0.0182	0.0158	0.0137	0.0120
Jan. 20, 2009	0.1894	0.1512	0.1062	0.0759	0.0552	0.0408	0.0308	0.0236	0.0185	0.0147	0.0119	0.0098	0.0082	0.0069	0.0059	0.0050
Jan. 20, 2010	0.1894	0.1421	0.0871	0.0436	0.0147	0.0030	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Thereafter	0.1894	0.1421	0.0871	0.0436	0.0147	0.0030	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The Stock Prices set forth in the table will be adjusted as of any date on which the Conversion Price of the Series A Preferred Stock is adjusted. The adjusted Stock Prices will equal the Stock Prices applicable immediately prior to the adjustment divided by a fraction, the numerator of which is the Conversion Price immediately prior to the adjustment to the Conversion Price and the denominator of which is the Conversion Price as so adjusted.

(v) The exact Stock Price and Effective Date may not be set forth in the table, in which case:

(1) if the Stock Price is between two Stock Prices in the table or the Effective Date is between two Effective Dates in the table, the number of Additional Shares will be determined by straight-line interpolation between the Additional Share amounts set forth for the higher and lower Stock Prices and the two Effective Dates, as applicable, based on a 365-day year;

(2) if the Stock Price is in excess of $199.12 per share (subject to adjustment in the same manner as the Stock Price), no Additional Shares will be added to the Conversion Rate; and

(3) if the Stock Price is less than or equal to $52.77 per share (subject to adjustment in the same manner as the Stock Price), no Additional Shares will be added to the Conversion Rate.

Section 9. Settlement Upon Conversion.

(i) Pursuant to the procedures set forth in this Section 9, upon a conversion the Company shall have the right to deliver the Conversion Value, in lieu of shares of Common Stock, in cash or a combination of cash and shares of Common Stock, provided that the Company may only elect to deliver cash if its credit facilities in existence at that time permit such payment and assets are legally available to pay such amounts. Unless the Company has elected to call a Forced Conversion, it shall not be required to notify Holders of its method for settling its conversion obligation relating to the Conversion Value until the Series A Preferred Stock is submitted for conversion.

18

(ii) If the Company receives a conversion notice from a Holder of Series A Preferred Stock, the following procedures shall apply:

(a) During the Settlement Notice Period, the Company shall notify any Holders of Series A Preferred Stock exercising a conversion right, if the Company elects to settle any portion of its conversion obligation in whole or in part in cash. If the Company elects to settle the Conversion Value in a combination of cash and shares of Common Stock, it shall specify the percentage of the Conversion Value relating to the Series A Preferred Stock surrendered for conversion that will be paid in cash. Any portion of the Conversion Value which the Company does not elect to settle in cash shall be settled in shares of Common Stock (except that the Company shall pay cash in lieu of issuing any fractional shares). The Company shall treat all Holders converting on the same Trading Day in the same manner. The Company shall not, however, have any obligation to settle conversion obligations arising on different Trading Days in the same manner. For example, the Company may choose on one Trading Day to settle in shares of Common Stock only and choose on another Trading Day to settle in cash or a combination of shares of Common Stock and cash.

(b) If the Company timely elects to pay cash for any portion of the Conversion Value, Holders may retract the conversion notice at any time during the Conversion Retraction Period; provided that no such retraction may be made (and a conversion notice shall be irrevocable) if the Company does not elect to deliver cash in lieu of shares of Common Stock (other than cash in lieu of fractional shares).

(c) Settlement amounts shall be computed as follows:

1) If the Company elects to satisfy a conversion solely in shares of Common Stock (other than with respect to fractional shares), it shall deliver to the Holder, for each share of Series A Preferred Stock, a number of shares of Common Stock equal to the applicable Conversion Rate.

2) If the Company elects to satisfy a conversion solely in cash, it shall deliver to the Holder, for each share of Series A Preferred Stock, cash in an amount equal to the Conversion Value.

3) If the Company elects to satisfy the conversion obligation in a combination of cash and shares of Common Stock, it shall deliver to the Holder, for each share of Series A Preferred Stock:

(i) a cash amount (the “Cash Amount”) (excluding any cash paid for fractional shares) equal to the product of (a) the Conversion Value and (b) the percentage of the conversion obligation to be satisfied in cash; and

(ii) a number of shares of common stock equal to the difference between: (a) the applicable Conversion Rate; minus (b) the number

19

of shares of common stock equal to the quotient of (x) the Cash Amount divided by (y) the arithmetic average of the Volume-Weighted Average Price of the Common Stock on each Trading Day during the Cash Settlement Averaging Period.

Section 10. Recapitalizations, Reclassifications and Changes in the Company’s Stock.

(i) In the event of any reclassification of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or any consolidation or merger of the Company (other than with a Subsidiary of the Company) with or into another Person or any merger of another Person with or into the Company (other than, in any of the cases described above, a consolidation or merger in which the Company is the resulting or surviving Person and which does not result in any reclassification or change of outstanding Common Stock), or any sale or other disposition to another Person (other than to a subsidiary of the Company) of all or substantially all of the assets of the Company (computed on a consolidated basis) other than in connection with a liquidation or winding up of the Company (any of the foregoing, a “Transaction”), upon conversion of its shares of Series A Preferred Stock on and after the related effective date for such Transaction, a Holder will be entitled to receive the kind and amount of securities (of the Company or another issuer), cash and other property receivable upon such Transaction by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock were convertible into immediately prior to such Transaction, after giving effect to any adjustment event (the “Reference Property”). The provisions of this Section 10(i) and any equivalent thereof in any such securities similarly shall apply to successive Transactions. For purposes of this paragraph, the type and amount of Reference Property to which a holder of Common Stock would have been entitled in the case of a reclassification, consolidation, merger, sale or other disposition that causes the Common Stock to be converted into the right to receive more than a single type of consideration, determined based in part upon any form of stockholder election, shall be deemed to be (a) the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election or (b) if no holders of Common Stock make such an election, the types and amount of consideration actually received by such holders.

(ii) This provision does not limit the rights of Holders in the event of a Fundamental Change, including the Company’s obligation to increase the Conversion Rate by the additional number of shares in connection with a conversion or the Company’s right to elect to adjust the conversion obligation pursuant to Section 9 hereof.

Section 11. Notices.

(i) When the Company is required, pursuant to this Certificate of Designations, to give notice to Holders by issuing a press release, rather than directly to holders, the Company shall do so in a public medium that is customary for such press release; provided, however, that in such cases, publication of a press release through the Dow Jones News Service shall be considered sufficient to comply with such notice obligation.

20

(ii) When the Company is required, pursuant to this Certificate of Designations, to give notice to Holders without specifying the method of giving such notice, the Company may do so by sending notice via first class mail or by overnight courier to the Holders of record as of a reasonably current date or by publication, as provided in Section 11(iii) hereof.

(iii) When the Company is required, pursuant to this Certificate of Designations, to give notice by publication, the Company shall do so by publishing a notice in the national edition of The Wall Street Journal, The New York Times or a newspaper of national circulation chosen in good faith by the Company.

(iv) When the Company is required to give notice herein to any Holder within a specified number of Trading Days prior to a specified event, the Company will identify such Trading Days in good faith based on its reasonable expectations for the application of the definition of “Trading Days” set forth herein. Any notice issued in reliance on such identification will satisfy the Company’s obligation with respect to the timing of such notice, notwithstanding any subsequent events that may cause such days to fail to be Trading Days.

Section 12. Form.

(i) The shares of Series A Preferred Stock shall be issued in the form of one or more permanent global shares (each, a share of “Global Preferred Stock”) in definitive, fully registered form with the global legend (the “Global Stock Legend”) as set forth on the form of Series A Preferred Stock Certificate attached hereto as Exhibit B, which is hereby incorporated in and expressly made a part of the terms of the Series A Preferred Stock.

(ii) Each share of Global Preferred Stock may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). The shares of Global Preferred Stock shall be deposited on behalf of the Holders represented thereby with the Transfer Agent as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and countersigned and registered by the Transfer Agent as hereinafter provided.

(iii) The aggregate number of shares represented by each share of Global Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary or its nominee as hereinafter provided. This Section 12 shall apply only to a share of Global Preferred Stock deposited with or on behalf of the Depositary. The Company shall execute and the Transfer Agent shall, in accordance with this Section 12, countersign

21

and deliver initially one or more shares of Global Preferred Stock that (a) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (b) shall be delivered by the Transfer Agent to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Transfer Agent as custodian for the Depositary pursuant to an agreement between the Depositary and the Transfer Agent.

(iv) Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Designations with respect to any share of Global Preferred Stock held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary, or under such share of Global Preferred Stock, and the Depositary may be treated by the Company, the Transfer Agent and any agent of the Company or the Transfer Agent as the absolute owner of such share of Global Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Transfer Agent or any agent of the Company or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any shares of Global Preferred Stock.

(v) Owners of beneficial interests in shares of Global Preferred Stock shall not be entitled to receive physical delivery of certificated shares of Series A Preferred Stock, unless (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the shares of Global Preferred Stock or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and, in either case a successor is not appointed within 90 days or (y) the Company in its discretion determines not to have any of the Series A Preferred Stock represented by the shares of Global Preferred Stock. Any Series A Preferred Stock that is exchangeable pursuant to the preceding sentence is exchangeable for certificated shares of Series A Preferred Stock issuable for such number of shares and registered in such names as the Depositary shall direct. Subject to the foregoing, the shares of Global Preferred Stock are not exchangeable, except for shares of Global Preferred Stock representing the same aggregate number of shares and registered in the name of the Depositary or its nominee.

(vi)(a) An Officer shall sign the share of Global Preferred Stock for the Company, in accordance with the Company’s bylaws and applicable law, by manual or facsimile signature.

(b) If an Officer whose signature is on a share of Global Preferred Stock no longer holds that office at the time the Transfer Agent countersigns the share of Global Preferred Stock, the share of Global Preferred Stock shall be valid nevertheless.

(c) A share of Global Preferred Stock shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such share of Global Preferred Stock. The signature shall be conclusive evidence that such

22

share of Global Preferred Stock has been authenticated under the terms of the Series A Preferred Stock. Each share of Global Preferred Stock shall be dated the date of its authentication.

Section 13. Fractional Shares.

No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be issued to Holders upon conversion. In lieu of any fraction of a share of Common Stock that would otherwise be issuable in respect of the aggregate number of shares of the Series A Preferred Stock surrendered by a Holder upon a conversion, such Holder shall have the right to receive an amount in cash (computed to the nearest cent) equal to the same fraction of (a) in the case of any payment of a stock dividend or payment in connection with an increased Conversion Rate, the Closing Sale Price on the Trading Day next preceding the issuance of such Common Stock or (b) in the case of Common Stock issuable upon conversion, the Closing Sale Price on the Trading Day next preceding the Conversion Date.

Section 14. Definitions.

(i) “Additional Shares” shall have the meaning ascribed thereto in Section 8(iv) hereof.

(ii) “Agent Members” shall have the meaning ascribed thereto in Section 12(iv) hereof.

(iii) “Board of Directors” means the Board of Directors of the Company and, as used herein, shall include any duly authorized committee of the Board of Directors.

(iv) “Board Resolution” shall mean a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Transfer Agent.

(v) “Business Day” means any day other than a Saturday or Sunday or any other day on which banks in The City of New York are authorized or required by law or executive order to close.

(vi) “Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

(vii) “Cash Settlement Averaging Period” means the 20 Trading Day period beginning on the Trading Day following the final Trading Day of the Conversion Retraction Period.

23

(viii) “Certificate of Incorporation” shall have the meaning ascribed thereto in the preamble hereof.

(ix) The “Closing Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which such Common Stock is traded or, if such Common Stock is not listed on a United States national or regional securities exchange, as reported by the National Quotation Bureau Incorporated. In the absence of such a quotation, the Closing Sale Price of the Common Stock will be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

(x) “Common Stock” shall mean the common stock, par value $0.01 per share, of the Company, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision, combination, merger, consolidation or similar transaction in which the Company is a constituent Corporation. Following a Transaction pursuant to which the Series A Preferred Stock is convertible into Reference Property, the “Common Stock” for purposes of this Certificate of Designations shall mean a unit of such Reference Property based on one share of Common Stock immediately prior to such Transaction.

(xi) “Company” shall have the meaning ascribed thereto in the preamble hereof.

(xii) “Conversion Date” shall have the meaning ascribed thereto in Section 6(iii).

(xiii) “Conversion Price” shall have the meaning ascribed thereto in Section 6(i) hereof.

(xiv) “Conversion Rate” shall have the meaning ascribed thereto in Section 6(i) hereof.

(xv) “Conversion Retraction Period” means any time during the two Trading Day period beginning on the Trading Day after the final day of the Settlement Notice Period.

(xvi) “Conversion Shares” shall have the meaning ascribed thereto in Section 7(ii) hereof.

(xvii) “Conversion Value” means an amount equal to the product of the applicable Conversion Rate multiplied by the arithmetic average of the Volume-Weighted Average Price of the Common Stock on each Trading Day during the Cash Settlement Averaging Period.

24

(xviii) “Debt Obligations” shall mean all of the Company’s existing and future debt obligations or indebtedness of any kind.

(xix) “Delayed Dividends” shall have the meaning ascribed thereto in Section 2(vii) hereof.

(xx) “Depositary” shall mean Depository Trust Company (“DTC”) or its successor depositary.

(xxi) “DGCL” shall have the meaning ascribed thereto in the preamble hereof.

(xxii) “Distribution Date” shall have the meaning ascribed thereto in Section 7(ii)(a) hereof.

(xxiii) “Dividend Payment Date” shall mean January 15, April 15, July 15 and October 15 of each year (or the next succeeding Business Day if such date is not a Business Day), commencing on the First Dividend Payment Date.

(xxiv) “Dividend Rate” shall have the meaning ascribed thereto in Section 2(i) hereof.

(xxv) “Dividend Record Date” shall mean (a) with respect to a dividend payment other than Delayed Dividends, the first calendar day (or the next succeeding Business Day if such day is not a Business Day) of the calendar month in which such Dividend Payment Date falls and (b) with respect to Delayed Dividends, the record date selected pursuant to Section 2(vii) hereof.

(xxvi) “DTC” shall mean the Depository Trust Company or its successor depositary.

(xxvii) “Edge” shall have the meaning ascribed thereto in Section 2(i) hereof.

(xxviii) “Effective Date” shall mean the actual effective date of a Fundamental Change.

(xxix) “Effective Time of the Merger” shall mean the time the parties to the Merger cause the Merger to be consummated by duly filing a certificate of merger with the Secretary of State of the State of Delaware.

(xxx) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(xxxi) “Expiration Time” shall have the meaning ascribed thereto in Section 7(i)(e) hereof.

25

(xxxii) “Fair Market Value” means the amount that a willing buyer would pay a willing seller in an arm’s length transaction.

(xxxiii) “First Dividend Payment Date” shall have the meaning ascribed thereto in Section 2(i) hereof.

(xxxiv) “Forced Conversion” shall have the meaning ascribed thereto in Section 5(i) hereof.

(xxxv) “Forced Conversion Date” shall have the meaning ascribed thereto in Section 5(ii) hereof.

(xxxvi) “Fundamental Change” means (a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than the Company, its Subsidiaries or any employee benefit plan of the Company or any of its Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that the person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the common equity of the Company representing more than 50% of the voting power of its common equity other than a filing with a disclosure relating to a transaction which complies with the proviso in subsection (b) of this paragraph; (b) consummation of any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than a Subsidiary of the Company; provided, however, that a transaction where the holders of more than 50% of all classes of the common equity of the Company immediately prior to the transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee immediately after the event shall not be a Fundamental Change; (c) the Company is liquidated or dissolved or holders of its Capital Stock approve any plan or proposal for its liquidation or dissolution; or (d) the Common Stock is neither listed on a national securities exchange nor listed nor approved for quotation on an over-the-counter market in the United States; provided, however, that a Fundamental Change shall not be deemed to have occurred in the case of a share exchange, merger or consolidation, or in an exchange offer having the result described in subsection (a) of this paragraph, if 90% or more of the consideration in the aggregate paid for Common Stock (and excluding cash payments for fractional shares and cash payment pursuant to dissenters’ appraisal rights) in the share exchange, merger or consolidation or exchange offer constituting the Fundamental Change consists of shares of common stock of a United States company with full voting rights traded on a national securities exchange (or which shall be so traded or quoted when issued or exchanged in connection with such Fundamental Change) (such securities being referred to as “Publicly Traded Securities”).

(xxxvii) “Fundamental Change Notice” shall have the meaning ascribed thereto in Section 8(i) hereof.

26

(xxxviii) “Fundamental Change Notice Date” shall have the meaning ascribed thereto in Section 8(i) hereof.

(xxxix) “Fundamental Change Purchase Date” shall have the meaning ascribed thereto in Section 8(iii)(a) hereof.

(xl) “Global Preferred Stock” shall have the meaning ascribed thereto in Section 12(i) hereof.

(xli) “Global Stock Legend” shall have the meaning ascribed thereto in Section 12(i) hereof.

(xlii) “Holders” shall have the meaning ascribed thereto in Section 2(i) hereof.

(xliii) “Issue Date” shall mean [                    ], the original date of issuance of the Series A Preferred Stock and the date on which the Effective Time of the Merger occurs.

(xliv) “Junior Stock” shall mean the Common Stock and each other class of Capital Stock or series of preferred stock established after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(xlv) “Liquidation Preference” shall have the meaning ascribed thereto in Section 2(i) hereof.

(xlvi)”Last Edge Payment Date” shall have the meaning ascribed thereto in Section 2(i) hereof.

(xlvii) “Market Value” means, with respect to any date of determination, the average Closing Sale Price of the Common Stock for a five consecutive Trading Day period on the New York Stock Exchange (or such other national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose) preceding the earlier of (i) the day preceding the date of determination and (ii) the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this definition, the term “ex date” when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the New York Stock Exchange or other principal U.S. securities exchange or quotation system on which the Common Stock is listed or quoted at that time, without the right to receive the issuance or distribution.

27

(xlviii) “Merger” means the merger of Echo with and into Chaparral Exploration, L.L.C., a wholly owned subsidiary of the Company.

(xlix) “Merger Agreement” means the Agreement and Plan of Merger by and among Echo, the Company and Chaparral Exploration, L.L.C., dated as of July 14, 2008.

(l) “Officer” means the Chief Executive Officer, the Chief Financial Officer, the Treasurer, or the General Counsel of the Company.

(li) “Officer’s Certificate” means a certificate signed by two Officers of the Company.

(lii) “Opinion of Counsel” shall mean a written opinion from legal counsel who is acceptable to the Company or the Transfer Agent. The counsel may be an employee of or counsel to the Company or Transfer Agent.

(liii) “Parity Stock” shall mean the Series B cumulative convertible preferred stock, par value $0.01 per share, of the Company with voting powers, designations, preferences, rights, and qualifications, limitations or restrictions substantially similar to those set forth in the form of certificate of designations attached as Exhibit 4.2(d) to the Merger Agreement, and any other class of Capital Stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on parity with the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(liv) “Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

(lv) “Purchased Shares” shall have the meaning ascribed thereto in Section 7(i)(e) hereof.

(lvi) “Redemption Date” shall have the meaning ascribed thereto in Section 5(vi).

(lvii) “Reference Property” shall have the meaning ascribed thereto in Section 10(i) hereof.

(lviii) “SEC” shall mean the Securities and Exchange Commission.

(lix) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulation promulgated thereunder.

(lx) “Senior Stock” shall mean each class of Capital Stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

28

(lxi) “Series A Preferred Stock” shall have the meaning ascribed thereto in the preamble hereof.

(lxii) “Settlement Notice Period” means any time on or prior to the date that is three Trading Days following the Conversion Date.

(lxiii) “Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (b) any partnership (1) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (2) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

(lxiv) “Trading Day” means a day (i) on which the principal exchange or market on which the Common Stock is traded is open for trading and (ii) that is not a Disrupted Trading Day. If there is no exchange or market on which the Common Stock is traded, “Trading Day” means any Business Day. A “Disrupted Trading Day” means a Trading Day on which shares of Common Stock experience any of the following during the one-hour period ending at the conclusion of the regular Trading Day: (a) any suspension of or limitation imposed on the trading of shares of Common Stock on any national or regional securities exchange or association or over-the-counter market; (b) any event (other than an event listed under subsection (c) below) that disrupts or impairs the ability of market participants in general to (i) effect transactions in or obtain market values for shares of Common Stock on any relevant national or regional securities exchange or association or over-the-counter market or (ii) effect transactions in or obtain market values for futures or options contracts relating to shares of Common Stock on any relevant national or regional securities exchange or association or over-the-counter market; or (c) any relevant national or regional securities exchange or association or over-the-counter market on which shares of Common Stock trade closes on any exchange Trading Day prior to its scheduled closing time unless such earlier closing time is announced by the exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange and (ii) the submission deadline for orders to be entered into the exchange for execution on such Trading Day.

(lxv) “Transaction” shall have the meaning ascribed thereto in Section 10(i) hereof.

(lxvi) “Transfer Agent” means [                    ] unless and until a successor is selected by the Company, and then such successor; provided that any Transfer Agent may also serve as paying agent or conversion agent, as the case may be.

29

(lxvii) “Triggering Event” means a specified event the occurrence of which entitles the holders of rights, options or warrants to exercise such rights, option or warrants.

(lxviii) “Volume-Weighted Average Price” means, as to the Common Stock per share on a Trading Day, the volume-weighted average price per share of Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “[        ].N1 <equity> AQR” (or any successor thereto) in respect of the period from the scheduled open of the primary exchange or market on which the Common Stock is listed or traded to the scheduled close of such exchange or market on such Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm retained for such purpose by the Company).

Section 15. Miscellaneous.

(i) Notwithstanding any provision herein to the contrary, in accordance with Sections 4, 5, 6, 7 or 8, the procedures for conversion of shares of Series A Preferred Stock not held in certificated form will be governed by arrangements among the Depositary of the shares of Series A Preferred Stock, its participants and Persons that may hold beneficial interests through such participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the Depositary from time to time including procedures for the payment of funds equal to dividends payable to which a Holder is not entitled upon conversion and taxes or duties, if any.

(ii) The liquidation preference and the annual dividend rate set forth herein each shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series A Preferred Stock. Such adjustments shall be determined in good faith by the Board of Directors (and such determination shall be conclusive) and submitted by the Board of Directors to the Transfer Agent.

(iii) For the purposes of Section 7, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(iv) If the Company shall take any action affecting the Common Stock, other than any action described in Section 7, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the Holders, then the Conversion Price may (but shall not be required to be) be adjusted, to the extent permitted by law, in such manner, and at such time, as the Board of Directors may determine to be equitable in the circumstances.

[1]	Chaparral Energy Inc.’s ticker symbol.

30

(v) The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock for the purpose of effecting conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series A Preferred Stock not theretofore converted. For purposes of this Section 15(v), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(vi) The Company covenants that any shares of Common Stock issued upon conversion of the Series A Preferred Stock or issued in respect of a stock dividend payment or Additional Shares in connection with an increased Conversion Rate shall be validly issued, fully paid and non-assessable.

(vii) The Company shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property upon conversion of the Series A Preferred Stock pursuant thereto; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the Holder of the Series A Preferred Stock to be converted and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Company the amount of any such tax or established, to the reasonable satisfaction of the Company, that such tax has been paid or is not applicable.

(viii) Except as otherwise provided in Section 5(vi) hereof, the Series A Preferred Stock is not redeemable.

(ix) The Series A Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Company.

(x) Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(xi) Series A Preferred Stock may be issued in fractions of a share which shall entitle the Holder, in proportion to such Holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of Holders of Series A Preferred Stock.

31

(xii) Subject to applicable escheat laws, any monies set aside by the Company in respect of any payment with respect to shares of the Series A Preferred Stock, or dividends thereon, and unclaimed at the end of two years from the date upon which such payment is due and payable shall revert to the general funds of the Company, after which reversion the Holders of such shares shall look only to the general funds of the Company for the payment thereof. Any interest accumulated on funds so deposited shall be paid to the Company from time to time.

(xiii) Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designations or the Certificate of Incorporation.

(xiv) The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(xv) If any of the voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth herein which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

(xvi) Shares of Series A Preferred Stock that (a) have not been issued on or before [            ]2 or (b) have been issued and reacquired in any manner, including shares of Series A Preferred Stock purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, provided that any issuance of such shares as Series A Preferred Stock must be in compliance with the terms hereof.

[2]	The date by which Echo Preferred Stock shall have been exchanged for Parent Preferred Stock.

32

(xvii) If any of the Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and bond and indemnity, if requested, satisfactory to the Company and the Transfer Agent.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed by             ,              of the Company this      day of                     .

[Signature Page Follows]

33

CHAPARRAL ENERGY, INC.

By:
Name:
Title:

[Signature Page to Certificate of Designations]

EXHIBIT A

FORM OF NOTICE OF CONVERSION

(To be Executed by the Registered Holder

in order to convert the 5.75% Series A Cumulative Convertible Perpetual Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”), as of the date written below,              shares of 5.75% Series A Cumulative Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”), represented by stock certificate No(s).              (the “Preferred Stock Certificates”) into shares of common stock, par value $0.01 per share (“Common Stock”), of Chaparral Energy, Inc. (the “Company”) according to the conditions of the Certificate of Designations establishing the terms of the Series A Preferred Stock, dated [                    ], as such may be amended from time to time (the “Certificate of Designations”). If shares are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The Company is not required to issue shares of Common Stock, cash and/or a combination of shares and cash (and/or check in respect of the cash amount), at the Company’s option until the original Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Company or its Transfer Agent. The Company shall issue and deliver shares of Common Stock to an overnight courier as promptly as practicable following receipt of the original Preferred Stock Certificate(s) to be converted.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

Date of Conversion:

Applicable Conversion Rate:

Number of Shares of Series A Preferred Stock:

Number of Shares of Common Stock to be Issued[1]:

Signature:

Name:

Address[2]:

Fax No.:

[1]

The undersigned recognizes that the Company has the right, subject to the terms of the Certificate of Designations, to make payment in shares of Common Stock, cash or a combination of shares and cash, at the Company’s option.

[2]	Address where shares of Common Stock and any other payments or certificates shall be sent by the Company.

A-1

EXHIBIT B

FORM OF SERIES A PREFERRED STOCK CERTIFICATE

5.75% SERIES A CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK

(Liquidation Preference $50 per Share)

Chaparral Energy, Inc.

Incorporated under the Laws of the State of Delaware

CUSIP: [                    ]

CERTIFICATE NUMBER 1              SHARES

This represents and certifies that CEDE & CO is the owner of                      fully paid and non-assessable shares of 5.75% Series A Cumulative Convertible Perpetual Preferred Stock (Liquidation Preference $50 per Share), of Chaparral Energy, Inc. (the “company”) transferable upon the books of the company by the holder hereof in person or by the holder’s duly authorized attorney upon surrender of this certificate properly endorsed. This certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the Certificate of Incorporation and all amendments thereto (copies of which are on file at the office of the company), to which the holder hereof by acceptance hereof expressly assents.

[INSERT IF GLOBAL PREFERRED STOCK] UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL PREFERRED STOCK SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL PREFERRED STOCK SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS REFERRED TO BELOW.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

IN WITNESS WHEREOF, Chaparral Energy, Inc. has executed this Certificate as of the date set forth below.

CHAPARRAL ENERGY, INC.

By:
Name:
Title:

By:
Name:
Title:

Dated:

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

This is one of the certificates representing shares of Series A Preferred Stock referred to in the within mentioned Certificate of Designations.

as Transfer Agent

By:
Name:
Title:	Authorized Signatory

Dated:

REVERSE OF THE SECURITY

The company will furnish to any stockholder, upon request and without charge, a full statement of the information required by §151(f) of the General Corporation Law of the State of Delaware with respect to the powers, designations, preferences and relative, participating, optional, or other special rights of the 5.75% Series A Cumulative Convertible Perpetual Preferred Stock (Liquidation Preference $50 per Share) and the qualifications, limitations or restrictions on those preferences and/or rights of such preferred stock and each other class or series authorized to be issued. Any such request must be made to the secretary of the company or to the Transfer Agent.

ASSIGNMENT

For Value Received,                  hereby sells, assigns and transfers unto                 (print or typewrite name, address and social security or other identifying number of assignee) Shares of the stock represented by this Certificate, and does hereby irrevocably constitute and appoint attorney, to transfer the said stock on the books of the within named company with full power of substitution in the premises.

Dated:

                                                     X

NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE, IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT, OR ANY CHANGE WHATEVER.

Exhibit 3.5(a)(i)

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHAPARRAL ENERGY, INC.

Chaparral Energy, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows pursuant to Sections 242 and 245 of the DGCL:

1. The original Certificate of Incorporation of the Corporation (the “Original Certificate”) was filed in the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) on September 14, 2005.

2. The Original Certificate was amended and restated on September 26, 2006 (the “Amended and Restated Certificate”).

3. This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Second Amended and Restated Certificate of Incorporation, and the holders of a majority of the outstanding stock of the Corporation approved this Second Amended and Restated Certificate of Incorporation by written consent in accordance with Section 228 of the DGCL.

4. The Amended and Restated Certificate is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is Chaparral Energy, Inc. (hereinafter called the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Capitol Services, Inc., 615 S. Dupont Highway, Dover, DE 19901. The name of the registered agent of the corporation at such address is Capitol Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended (the “DGCL”).

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 160,000,000, of which 10,000,000 shares shall be Preferred Stock, and 150,000,000 shares shall be Common Stock, all with a par value of $.01 per share.

1

A. Preferred Stock.

(1) Preferred Stock may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors. The voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock of each series shall be such as are fixed by the Board of Directors, authority so to do being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (herein called the “Directors’ Resolution”). Such Directors’ Resolution may (i) limit the number of shares of such series that may be issued, (ii) provide for a sinking fund for the purchase or redemption of shares of such series and specify the terms and conditions governing the operations of any such fund, (iii) grant voting rights to the holders of shares of such series, (iv) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation, (v) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distributions of assets upon liquidation, (vi) state the time or times, the price or prices or the rate or rates of exchange and other terms, conditions and adjustments upon which shares of any such series may be made convertible into, or exchangeable for, at the option of the holder or the Corporation or upon the occurrence of a specified event, shares of any other class or classes or of any other series of Preferred Stock or any other class or classes of stock or other securities of the Corporation, and (vii) grant such other special rights and impose such qualifications, limitations or restrictions thereon as shall be fixed by the Board of Directors, to the extent not inconsistent with this Article FOURTH and to the full extent now or hereafter permitted by the laws of the State of Delaware.

(2) Except as expressly provided by law, or except as may be provided in any Directors’ Resolution, the Preferred Stock shall have no right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of stockholders of the Corporation.

(3) Preferred Stock that is redeemed, purchased or retired by the Corporation shall assume the status of authorized but unissued Preferred Stock and may thereafter, subject to the provisions of any Directors’ Resolution providing for the issue of any particular series of Preferred Stock, be reissued in the same manner as authorized but unissued Preferred Stock.

B. Common Stock. All shares of the Common Stock of the Corporation shall be identical and, except as otherwise required by law or as otherwise provided in the Directors’ Resolution or Resolutions, if any, adopted by the Board of Directors with respect to any series of Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one vote.

2

FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SIXTH: The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. In addition to the powers and authorities conferred upon the Board of Directors by the DGCL or by the other provisions of this Certificate of Incorporation, the Board of Directors is hereby authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and any bylaws of the Corporation; provided, however, that no bylaws hereafter adopted by the Corporation, or any amendments thereto, shall invalidate any prior act of the Board of Directors that would have been valid if such bylaws or amendment had not been adopted.

The number of directors shall be fixed from time to time exclusively by resolution adopted by a majority of the directors then in office, but shall consist of not fewer than three (3) nor more than ten (10) directors, subject, however, to increases above ten (10) members as may be required in order to permit the holders of any series of Preferred Stock issued by the Corporation to elect directors under specified circumstances. Subject to the preceding sentence, the maximum number of directors may not be increased by the Board of Directors to exceed ten (10) without the affirmative vote of 66 2/3% of the members of the entire Board of Directors.

The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes as nearly equal in size as is practicable. The Board of Directors shall by resolution designate the Class I, Class II and Class III directors, whose terms shall expire at the annual meetings of stockholders in 2009, 2010 and 2011, respectively. At each annual stockholders’ meeting after the adoption of this Certificate of Incorporation, each director to replace those of a class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting of stockholders and shall serve until that director’s respective successor shall have been duly elected and qualified or until that director’s earlier death, resignation or removal. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, but each director then continuing to serve as such shall nevertheless continue as a director of the class of which that director is a member until the expiration of that director’s term or until that director’s earlier death, resignation or removal.

No director may be removed before the expiration of his term of office except for cause and then only by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of the Corporation entitled to vote

3

generally in the election of directors, voting together as a single class. The Board of Directors may not remove any director, and no recommendation by the Board of Directors that a director be removed may be made to the Stockholders unless such recommendation is set forth in a resolution adopted by the affirmative vote of not less than 66-2/3% of the number of directors then in office. Notwithstanding the foregoing, whenever the holders of any class or series of Preferred Stock are entitled to elect one or more directors by this Certificate of Incorporation, the holders of such class or series may remove such director(s) with or without cause (unless otherwise provided in the terms of the class or series of Preferred Stock entitled to elect such director) before the expiration of his term of office by the affirmative vote of holders of not less than a majority (or such other percentage as is specified in the terms of the class or series of Preferred Stock electing such director) of all outstanding shares of such class or series of Preferred Stock.

Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

SEVENTH: A director of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DGCL or any amendment thereto or successor provision thereof, or (iv) for any transaction from which the director derived an improper personal benefit. Neither amendment nor repeal of this Article SEVENTH nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article SEVENTH shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

EIGHTH: To the maximum extent permitted by Delaware law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of

4

his service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them, unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

The Corporation shall, as a condition to advancing expenses to a director or officer, obtain a written undertaking by or on behalf of such director or officer to repay the amount paid or reimbursed by the Corporation if it shall ultimately be determined that such persons are not entitled to be indemnified by the Corporation under Delaware law or any applicable contract.

Neither the amendment nor repeal of this Article EIGHTH, nor the adoption or amendment of any other provision of this Certificate of Incorporation inconsistent with this Article EIGHTH shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether of not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article EIGHTH or otherwise.

NINTH: The Corporation is to have perpetual existence.

I, THE UNDERSIGNED, hereunto set my hand this     th day of                 , 2008.

Mark A. Fischer Chief Executive Officer and President

5

Exhibit 3.5(a)(ii)

SECOND AMENDED AND RESTATED

BYLAWS

OF

CHAPARRAL ENERGY, INC.

(AS OF                      , 2008)

PREAMBLE

These Second Amended and Restated Bylaws (“Bylaws”) are subject to, and governed by, the General Corporation Law of the State of Delaware (“DGCL”) and the Second Amended and Restated Certificate of Incorporation of Chaparral Energy, Inc. (the “Corporation”), as amended (the “Certificate of Incorporation”, such term to include the resolutions of the Board of Directors of the Corporation creating any series of preferred stock, par value $0.01 per share, of the Corporation). In the event of a direct conflict between the provisions of these Bylaws and the mandatory provisions of the DGCL or the provisions of the Certificate of Incorporation, such provisions of the DGCL and the Certificate of Incorporation, as the case may be, will be controlling.

ARTICLE I

Offices and Records

Section 1.1. Registered Office and Agent. The registered office and registered agent of the Corporation shall be as designated from time to time by the appropriate filing by the Corporation in the office of the Secretary of State of the State of Delaware.

Section 1.2. Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

Section 1.3. Books and Records. The books and records of the Corporation may be kept at the Corporation’s principal office in Oklahoma City, Oklahoma or at such other locations within or outside the State of Delaware as may from time to time be designated by the Board of Directors.

ARTICLE II

Meetings of Stockholders

Section 2.1. Annual Meetings. An annual meeting of the Corporation’s stockholders (the “Stockholders”) shall be held each calendar year for the purposes of (i) electing directors as provided in Article III and (ii) transacting such other business as may properly be brought before the meeting. Each annual meeting shall be held on such date (no later than 13 months after the date of the last annual meeting of Stockholders) and at such time as shall be designated by the Board of Directors and stated in the notice or waivers of notice of such meeting.

Section 2.2. Special Meetings. Special meetings of the Stockholders, for any purpose or purposes, may be fixed at any time by the Chairman of the Board (if any) or the Chief Executive Officer and shall be called by the Secretary within ten (10) days after the written request, or by resolution adopted by the affirmative vote, of a majority of the total number of directors then in office, which request or resolution shall fix the date, time and place, and state the purpose or purposes, of the proposed meeting. Except as provided by applicable law, these Bylaws or the Certificate of Incorporation, Stockholders shall not be entitled to call a special meeting of Stockholders or to require the Board of Directors or any officer to call such a meeting or to propose business at such a meeting. Business transacted at any special meeting of Stockholders shall be limited to the purposes stated in the notice or waivers of notice of such meeting.

Section 2.3. Place of Meetings. The Board of Directors may designate the place of meeting (either within or without the State of Delaware) for any meeting of Stockholders. If no designation is made by the Board of Directors, the place of meeting shall be held at the principal executive office of the Corporation. In addition, the Board of Directors may determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communications as authorized by these Bylaws.

Section 2.4. Notice of Meetings.

(a) Written notice of each meeting of Stockholders shall be delivered to each Stockholder of record entitled to vote thereat, which notice shall (i) state the place, if any, date and time of the meeting, the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at any such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, and (ii) be given not less than 10 nor more than 60 days before the date of the meeting.

(b) Each notice of a meeting of Stockholders shall be given as provided in Section 9.1, except that if no address appears on the Corporation’s books or stock transfer records with respect to any Stockholder, notice to such Stockholder shall be deemed to have been given if sent by first-class mail or telecommunication to the Corporation’s principal executive office or if published at least once in a newspaper of general circulation in the county where such principal executive office is located.

(c) If any notice addressed to a Stockholder at the address of such Stockholder appearing on the books of the Corporation is returned to the Corporation by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice to the Stockholder at such address, all further notices to such Stockholder at such address shall be deemed to have been duly given without further mailing if the same shall be available to such Stockholder upon written demand of such Stockholder at the principal executive office of the Corporation for a period of one year from the date of the giving of such notice.

(d) Any previously scheduled meeting of the Stockholders may be postponed by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such meeting.

2

Section 2.5. Voting List. At least 10 days before each meeting of Stockholders, the Secretary or other officer or agent of the Corporation who has charge of the Corporation’s stock ledger shall prepare a complete list of the Stockholders entitled to vote at such meeting, arranged in alphabetical order and showing, with respect to each Stockholder, his address and the number of shares registered in his name. Such list shall be open to the examination of any Stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. If the list is made available on an electronic network, then the Corporation may take reasonable steps to ensure that such information is available only to Stockholders. If the meeting is to held at a place, the list shall be produced and kept at the time of the meeting during the whole time thereof, and may be inspected by any Stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any Stockholder during the whole time of the meeting on a reasonable accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger of the Corporation shall be the only evidence as to who are the Stockholders entitled to examine any list required by this Section 2.5 or to vote in person or by proxy at any meeting of Stockholders and the number of shares held by them.

Section 2.6. Quorum and Adjournment. The holders of a majority of the voting power of the outstanding shares of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), present in person or represented by proxy, shall constitute a quorum at any meeting of Stockholders, except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum is present at any meeting of Stockholders, such quorum shall not be broken by the withdrawal of enough Stockholders to leave less than a quorum and the Stockholders may continue to transact business until adjournment, provided that any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum. If a quorum shall not be present at any meeting of Stockholders, the holders of a majority of the voting stock represented at such meeting or, if no Stockholder entitled to vote is present at such meeting, any officer of the Corporation may adjourn such meeting from time to time until a quorum shall be present. Notwithstanding anything in these Bylaws to the contrary, the chairman of any meeting of Stockholders shall have the right, acting in his sole discretion, to adjourn such meeting from time to time.

Section 2.7. Adjourned Meetings. When a meeting of Stockholders is adjourned to another time or place, unless otherwise provided by these Bylaws, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken; provided, however, if an adjournment is for more than 30 days or if after an adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Stockholder entitled to vote thereat. At any adjourned meeting at which a quorum shall be present in person or by proxy, the Stockholders entitled to vote thereat may transact any business which might have been transacted at the meeting as originally noticed.

3

Section 2.8. Voting.

(a) Election of directors at all meetings of Stockholders shall be by written ballot, unless otherwise provided in the Certificate of Incorporation; if authorized by the Board of Directors, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can determined that electronic transmission was authorized by the Stockholder or proxy holder. Except as otherwise provided in the Certificate of Incorporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, all matters other than the election of directors submitted to the Stockholders at any meeting shall be decided by the vote of the holders of a majority of the stock having voting power present in person or represented by proxy and entitled to vote on the subject matter. Except as otherwise provided in the Certificate of Incorporation or by applicable law, (i) no Stockholder shall have any right of cumulative voting and (ii) each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of Stockholders.

(b) Shares standing in the name of another corporation (whether domestic or foreign) may be voted by such officer, agent or proxy as the bylaws of such corporation may prescribe or, in the absence of such provision, as the board of directors of such corporation may determine. Shares standing in the name of a deceased person may be voted by the executor, personal representative or administrator of such deceased person, either in person or by proxy. Shares standing in the name of a guardianship, conservatorship or trust may be voted by the appropriate fiduciary, either in person or by proxy, but no fiduciary shall be entitled to vote shares held in such fiduciary capacity without a transfer of such shares into the name of such fiduciary. Shares standing in the name of a receiver may be voted by such receiver. A Stockholder whose shares are pledged shall be entitled to vote such shares, unless in the transfer by the pledgor on the books of the Corporation he has expressly empowered the pledgee to vote thereon, in which case only the pledgee (or his proxy) may represent the stock and vote thereon.

(c) If shares or other securities having voting power stand of record in the name of two or more persons (whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise) or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect:

(i) if only one votes, his act binds all;

(ii) if more than one votes, the act of the majority so voting binds all; and

(iii) if more than one votes but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionately or any person voting the shares, or a beneficiary, (if any) may apply to the Delaware Court of Chancery or such other court as may have jurisdiction to appoint an additional person to act with the person so voting the shares, which shall then be voted as determined by a majority such persons and the person so appointed by the court.

4

If the instrument so filed shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of the paragraph (c) shall be a majority or even-split in interest.

Section 2.9. Proxies.

(a) At any meeting of Stockholders, each Stockholder having the right to vote thereat may be represented and vote either in person or by proxy executed in writing by such Stockholder or by his duly authorized attorney-in-fact. Each such proxy shall be filed with the Secretary of the Corporation at or before the beginning of each meeting at which such proxy is to be voted. Unless otherwise provided therein, no proxy shall be valid after three years from the date of its execution. Each proxy shall be revocable unless expressly provided therein to be irrevocable and coupled with an interest sufficient in law to support an irrevocable power or unless otherwise made irrevocable by applicable law.

(b) A proxy shall be deemed signed if the Stockholder’s name is placed on the proxy (whether by manual signature, telegraphic transmission or otherwise) by the Stockholder or his attorney-in-fact. In the event any proxy shall designate two or more persons to act as proxies, a majority of such persons present at the meeting (or, if only one shall be present, then that one) shall have and may exercise all the powers conferred by the proxy upon all the persons so designated unless the proxy shall otherwise provide.

(c) Except as otherwise provided by applicable law, by the Certificate of Incorporation or by these Bylaws, the Board of Directors may, in advance of any meeting of Stockholders, prescribe additional regulations concerning the manner of execution and filing of proxies (and the validation of same) which may be voted at such meeting.

Section 2.10. Record Date. For the purpose of determining the Stockholders entitled to notice of or to vote at any meeting of Stockholders (or any adjournment thereof) or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors or be more than 60 nor less than 10 days prior to the date of such meeting nor more than 60 days prior to any other action. If no record date is fixed, (i) the record date for determining Stockholders entitled to notice of or to vote at a meeting of Stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held and (ii) the record date for determining Stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of Stockholders of record entitled to notice of or to vote at a meeting of Stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

5

Section 2.11. Conduct of Meetings; Agenda.

(a) Meetings of the Stockholders shall be presided over by the officer of the Corporation whose duties under these Bylaws require him to do so; provided, however, if no such officer of the Corporation shall be present at any meeting of Stockholders, such meeting shall be presided over by a chairman to be chosen by a majority of the voting power of the shares entitled to vote at the meeting who are present in person or by proxy. At each meeting of Stockholders, the officer of the Corporation whose duties under these Bylaws require him to do so shall act as secretary of the meeting; provided, however, if no such officer of the Corporation shall be present at any meeting of Stockholders, the chairman of such meeting shall appoint a secretary. The order of business at each meeting of Stockholders shall be as determined by the chairman of the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him in order.

(b) The Board of Directors may, in advance of any meeting of Stockholders, adopt an agenda for such meeting, adherence to which the chairman of the meeting may enforce.

Section 2.12. Inspectors of Election; Opening and Closing of Polls.

(a) Before any meeting of Stockholders, the Board of Directors may, and if required by law shall, appoint one or more persons to act as inspectors of election at such meeting or any adjournment thereof. If any person appointed as inspector fails to appear or fails or refuses to act, the chairman of the meeting may, and if required by law or requested by any Stockholder entitled to vote or his proxy shall, appoint a substitute inspector. If no inspectors are appointed by the Board of Directors, the chairman of the meeting may, and if required by law or requested by any Stockholder entitled to vote or his proxy shall, appoint one or more inspectors at the meeting. Notwithstanding the foregoing, inspectors shall be appointed consistent with the mandatory provisions of Section 231 of the DGCL.

(b) Inspectors may include individuals who serve the Corporation in other capacities (including as officers, employees, agents or representatives); provided, however, that no director or candidate for the office of director shall act as an inspector. Inspectors need not be Stockholders.

(c) The inspectors shall (i) determine the number of shares of capital stock of the Corporation outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum and the validity and effect of proxies and (ii) receive votes or ballots, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes and ballots, determine the results and do such acts as are proper to conduct the election or vote with fairness to all Stockholders. On request of the chairman of the meeting, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them. The inspectors shall have such other duties as may be prescribed by Section 231 of the DGCL.

(d) The chairman of the meeting may, and if required by the DGCL shall, fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at the meeting.

6

Section 2.13. Procedures for Bringing Business before Annual Meetings.

(a) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting of Stockholders except in accordance with the procedures hereinafter set forth in this Section 2.13; provided, however, that nothing in this Section 2.13 shall be deemed to preclude discussion by any Stockholder of any business properly brought before any annual meeting of Stockholders in accordance with such procedures.

(b) At any annual meeting of Stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business (other than business relating to any nomination of directors, which is governed by Section 3.6) must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) otherwise properly brought before the meeting by or at the direction of the chairman of the meeting or Board of Directors (or any duly authorized committee thereof) or (iii) otherwise properly brought before the meeting by a Stockholder of record entitled to vote in the election of directors generally, in compliance with the provisions of this Section 2.13 and a proper subject to be brought before such meeting. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a Stockholder (other than business relating to any nomination of directors, which is governed by Section 3.6), the Stockholder must have given timely notice thereof in writing to the Secretary. To be timely, a Stockholder’s notice must be delivered to or mailed and received at the principal executive office of the Corporation not later than the close of business on the 120th day and not sooner than the close of business on the 180th day prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting of Stockholders has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, the notice must be received by the Corporation not later than the later of the close of business on the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. The first anniversary of the 2008 annual meeting of Stockholders shall be deemed to be [May 10], 2009. Any meeting of Stockholders which is adjourned and will reconvene within 30 days after the meeting date as originally noticed shall, for purposes of any Stockholder’s notice contemplated by this paragraph (b), be deemed to be a continuation of the original meeting, and no business may be brought before such adjourned meeting by any Stockholder unless timely notice of such business was given to the Secretary of the Corporation for the meeting as originally noticed. In no event shall the public disclosure of an adjournment of an annual meeting of Stockholders constitute a new time period for the giving of a Stockholder’s notice as described above.

(c) Each notice given by a Stockholder as contemplated by paragraph (b) above other than a proposed nomination of any person for election or reelection as a director (which is addressed in Section 3.6) shall set forth, as to each matter the Stockholder proposes to bring before the annual meeting: (i) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption and any supporting statement, which proposal and supporting statement shall not in the aggregate exceed 500 words, and his reasons for conducting such business at the annual meeting; (ii) any material interest of

7

the Stockholder in such business; (iii) the name, principal occupation and record address of the Stockholder; (iv) the class and number of shares of the Corporation which are held of record or beneficially owned by the Stockholder; (v) the dates upon which the Stockholder acquired such shares of stock and documentary support for any claims of beneficial ownership; and (vi) such other matters as may be required by the Certificate of Incorporation.

(d) The foregoing right of a Stockholder to propose business for consideration at an annual meeting of Stockholders shall be subject to such conditions, restrictions and limitations as may be imposed by the Certificate of Incorporation. Nothing in this Section 2.13 shall entitle any Stockholder to propose business for consideration at any special meeting of Stockholders.

(e) The chairman of any meeting of Stockholders shall determine whether business has been properly brought before the meeting and, if the facts so warrant, may refuse to transact any business at such meeting which has not been properly brought before the meeting.

(f) Notwithstanding any other provision of these Bylaws, the Corporation shall be under no obligation to include any Stockholder proposal in its proxy statement or otherwise present any such proposal to Stockholders at a meeting of Stockholders if the Board of Directors reasonably believes that the proponents thereof have not complied with Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and the Corporation shall not be required to include in its proxy statement to Stockholders any Stockholder proposal not required to be included in its proxy statement to Stockholders in accordance with the Exchange Act and such rules or regulations.

(g) Nothing in this Section 2.13 shall be deemed to affect any rights of Stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act.

(h) Reference is made to Section 3.6 for procedures relating to the nomination of any person for election or reelection as a director of the Corporation.

ARTICLE III

Board of Directors — Powers, Number, Nominations,

Resignations, Removal, Vacancies and Compensation

Section 3.1. Management. The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors.

Section 3.2. Number. The number of directors shall be fixed from time to time exclusively by resolution adopted by a majority of the directors then in office, but shall consist of not less than three (3) nor more than ten (10) directors, subject, however, to increases above ten (10) members as may be required in order to permit the holders of any series of preferred stock issued by the Corporation to elect directors under specified circumstances. Subject to the preceding sentence, the maximum number of directors may not be increased by the Board of Directors to exceed ten (10) without the affirmative vote of 66-2/3% of the members of the entire Board of Directors.

8

Section 3.3. Qualification. A director need not be a Stockholder or a resident of the State of Delaware. Each director must have attained twenty-one (21) years of age.

Section 3.4. Classes of Directors. Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the Board of Directors shall be divided into three classes designated as Class I, Class II and Class III. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three, and if a fraction is also contained in such quotient then if such fraction is one-third (1/3), the extra director shall be a member of Class I, and if the fraction is two-thirds (2/3), one of the extra directors shall be a member of Class I and the other member of Class II. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors.

Section 3.5. Election; Term of Office (a) Subject to the Certificate of Incorporation and Sections 3.9 and 3.10 of these Bylaws, each director elected at an annual meeting of Stockholders to succeed a director whose term is expiring shall hold office until the third annual meeting of Stockholders after his election or until his successor is elected and qualified or until his earlier death, resignation or removal; provided, however, the term of office of directors initially appointed to Class I shall expire at the annual meeting of Stockholders in 2009, the term of office of directors initially appointed to Class II shall expire at the annual meeting of Stockholders in 2010 and the term of office of directors initially appointed to Class III shall expire at the annual meeting of Stockholders in 2011. Notwithstanding anything in these Bylaws to the contrary, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting, separately by class or series, to elect directors at an annual meeting or the election, term or office, filling of vacancies and other features of such directorships shall be governed by the Certificate of Incorporation applicable thereto.

(b) Directors shall be elected by Stockholders only at annual meetings of Stockholders, except that if any such annual meeting is not held or if any director to be elected thereat is not elected, such director may be elected at any special meeting of Stockholders held for that purpose.

(c) No decrease in the number of directors constituting the number of directors then in office shall have the effect of shortening the term of any incumbent director.

9

Section 3.6. Nominations

(a) Notwithstanding anything in these Bylaws to the contrary, only persons who are nominated in accordance with the procedures hereinafter set forth in this Section 3.6 shall be eligible for election as directors of the Corporation.

(b) Nominations of persons for election to the Board of Directors at a meeting of Stockholders may be made only (i) by or at the direction of the Board of Directors or (ii) by any Stockholder entitled to vote for the election of directors at the meeting who satisfies the eligibility requirements (if any) set forth in the Certificate of Incorporation and who complies with the notice procedures set forth in this Section 3.6 and in the Certificate of Incorporation; provided, however, Stockholders may not nominate persons for election to the Board of Directors at any special meeting of Stockholders unless the business to be transacted at such special meeting, as set forth in the notice of such meeting, includes the election of directors. Nominations by Stockholders shall be made pursuant to timely notice in writing to the Secretary. To be timely, a Stockholder’s notice given in the context of an annual meeting of Stockholders shall be delivered to or mailed and received at the principal executive office of the Corporation not later than the close of business on the 120th day and not sooner than the close of business on the 180th day prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting of Stockholders has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, the notice must be received by the Corporation not later than the later of the close of business on the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. The first anniversary of the first annual meeting of Stockholders shall be deemed to be [May 10], 2009. To be timely, a Stockholder’s notice given in the context of a special meeting of Stockholders shall be delivered to or mailed and received at the principal executive office of the Corporation not earlier than the close of business on the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such special meeting. For purposes of the foregoing, “public announcement” means the disclosure in a press release reported by the PR Newswire, Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act. Any meeting of Stockholders which is adjourned and will reconvene within 30 days after the meeting date as originally noticed shall, for purposes of any notice contemplated by this paragraph (b), be deemed to be a continuation of the original meeting and no nominations by a Stockholder of persons to be elected directors of the Corporation may be made at any such reconvened meeting other than pursuant to a notice that was timely for the meeting on the date originally noticed.

(c) Each notice given by a Stockholder as contemplated by paragraph (b) above shall set forth the following information, in addition to any other information or matters required by the Certificate of Incorporation:

(i) as to each person whom the Stockholder proposes to nominate for election or re-election as a director, (A) the exact name of such person, (B) such person’s age,

10

principal occupation, business address and telephone number and residence address and telephone number, (C) the number of shares (if any) of each class of stock of the Corporation owned directly or indirectly by such person and (D) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor regulation thereto (including such person’s notarized written acceptance of such nomination, consent to being named in the proxy statement as a nominee and statement of intention to serve as a director if elected);

(ii) as to the Stockholder giving the notice, (A) his name and address, as they appear on the Corporation’s books, (B) his principal occupation, business address and telephone number and residence address and telephone number, (C) the class and number of shares of the Corporation which are held of record or beneficially owned by him and (D) the dates upon which he acquired such shares of stock and documentary support for any claims of beneficial ownership; and

(iii) a description of all arrangements or understandings between the Stockholder giving the notice and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such Stockholder.

At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a Stockholder’s notice of nomination which pertains to the nominee.

(d) The foregoing right of a Stockholder to nominate a person for election or reelection to the Board of Directors shall be subject to such conditions, restrictions and limitations as may be imposed by the Certificate of Incorporation.

(e) Nothing in this Section 3.6 shall be deemed to affect any rights of Stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act.

(f) The chairman of a meeting of Stockholders shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in this Section 3.6 and, if any nomination is not in compliance with this Section 3.6, to declare that such defective nomination shall be disregarded.

Section 3.7. Resignations. Any director may resign at any time by giving written notice to the Board of Directors or the Secretary. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, excluding those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his successor shall have been duly elected and qualified.

11

Section 3.8. Removal. No director may be removed before the expiration of his term of office except for cause and then only by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding Voting Stock, voting together as a single class. The Board of Directors may not remove any director, and no recommendation by the Board of Directors that a director be removed may be made to the Stockholders unless such recommendation is set forth in a resolution adopted by the affirmative vote of not less than 66-2/3% of the number of directors then in office. Notwithstanding the foregoing, whenever the holders of any class or series of preferred stock are entitled to elect one or more directors by the Certificate of Incorporation, the holders of such class or series may remove such director(s) with or without cause before the expiration of his term of office by the affirmative vote of holders of not less than a majority of all outstanding shares of such class or series of preferred stock.

Section 3.9. Vacancies

(a) In case any vacancy shall occur on the Board of Directors because of death, resignation or removal, such vacancy may be filled by a majority of the directors remaining in office (though less than a quorum) or by the sole remaining director. The director so appointed shall serve for the unexpired term of his predecessor or until his successor is elected and qualified or until his earlier death, resignation or removal. If there are no directors then in office, an election of directors may be held in the manner provided by applicable law.

(b) Any newly created directorship resulting from any increase in the number of directors constituting the total number of directors which the Corporation would have if there were no vacancies may be filled by a majority of the directors then in office (though less than a quorum), or by the sole remaining director. Each director so appointed shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal.

(c) Except as expressly provided in these Bylaws or the Certificate of Incorporation or as otherwise provided by law, Stockholders shall not have any right to fill vacancies on the Board of Directors, including newly created directorships.

(d) If, as a result of a disaster or emergency (as determined in good faith by the then remaining directors), it becomes impossible to ascertain whether or not vacancies exist on the Board of Directors and a person is or persons are elected by the directors, who in good faith believe themselves to be a majority of the remaining directors, or the sole remaining director, to fill a vacancy or vacancies that such remaining directors in good faith believe exists, then the acts of such person or persons who are so elected as directors shall be valid and binding upon the Corporation, although it may subsequently develop that at the time of the election (i) there was in fact no vacancy or vacancies existing on the Board of Directors or (ii) the directors, or the sole remaining director, who so elected such person or persons did not in fact constitute a majority of the remaining directors.

Section 3.10. Subject to Rights of Holders of Preferred Stock. Notwithstanding the foregoing provisions of this Article III, if the resolutions of the Board of Directors creating any series of preferred stock of the Corporation entitle the holders of such preferred stock, voting separately by series, to elect additional directors under specified circumstances, then all provisions of such resolutions relating to the nomination, election, term of office, removal, filling of vacancies and other features of such directorships shall, as to such directorships, govern and control over any conflicting provisions of this Article III.

12

Section 3.11. Compensation. The Board of Directors shall have the authority to fix, and from time to time to change, the compensation of directors. Each director shall be entitled to reimbursement from the Corporation for his reasonable expenses incurred in attending meetings of the Board of Directors (or any committee thereof) and meetings of the Stockholders. Nothing contained in these Bylaws shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending such meetings.

ARTICLE IV

Board of Directors — Meetings and Actions

Section 4.1. Place of Meetings. The directors may hold their meetings and have one or more offices, and keep the books of the Corporation, in such place or places, within or without the State of Delaware, as the Board of Directors may from time to time determine.

Section 4.2. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place, within or without the State of Delaware, as shall from time to time be determined by the Board of Directors. Except as otherwise provided by applicable law, any business may be transacted at any regular meeting of the Board of Directors.

Section 4.3. Special Meetings. Special meetings of the Board of Directors shall be called by the Secretary at the request of the Chairman of the Board (if any) or the Chief Executive Officer on not less than 24 hours’ notice to each director, specifying the time, place and purpose of the meeting. Special meetings shall be called by the Secretary on like notice at the written request of any two directors, which request shall state the purpose of the meeting.

Section 4.4. Quorum; Voting.

(a) At all meetings of the Board of Directors, a majority of the total number of directors then in office shall be necessary and sufficient to constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time (without notice other than announcement at the meeting) until a quorum shall be present. A meeting of the Board of Directors at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors; provided, however, that no action of the remaining directors shall constitute the act of the Board of Directors unless the action is approved by at least a majority of the required quorum for the meeting or such greater number of directors as shall be required by applicable law, by the Certificate of Incorporation or by these Bylaws.

(b) The act of a majority of the directors present at any meeting of the Board of Directors at which there is a quorum shall be the act of the Board of Directors unless by express provision of law, the Certificate of Incorporation or these Bylaws a different vote is required, in which case such express provision shall govern and control.

13

Section 4.5. Conduct of Meetings. At meetings of the Board of Directors, business shall be transacted in such order as shall be determined by the chairman of the meeting unless the Board of Directors shall otherwise determine the order of business. The Board of Directors shall keep regular minutes of its proceedings which shall be placed in the minute book of the Corporation.

Section 4.6. Presumption of Assent. A director who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to such action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall forward any dissent by certified or registered mail to the Secretary immediately after the adjournment of the meeting. Such right to dissent shall not apply to any director who voted in favor of such action.

Section 4.7. Action Without Meeting. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all directors consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.8. Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

ARTICLE V

Committees of the Board of Directors

Section 5.1. Executive Committee.

(a) The Board of Directors may, by resolution adopted by the affirmative vote of a majority of the number of directors then in office, designate an Executive Committee which, during the intervals between meetings of the Board of Directors and subject to Section 5.12, shall have and may exercise, in such manner as it shall deem to be in the best interests of the Corporation, all of the powers of the Board of Directors in the management or direction of the business and affairs of the Corporation, except as reserved to the Board of Directors or as delegated by the Board of Directors to another committee of the Board of Directors or as may be prohibited by law. The Executive Committee shall consist of not less than two directors, the exact number to be determined from time to time by the affirmative vote of a majority of the number of directors then in office. None of the members of the Executive Committee need be an officer of the Corporation.

14

(b) Meetings of the Executive Committee may be called at any time by the Chairman of the Board (if any) or the Chief Executive Officer on not less than one day’s notice to each member given verbally or in writing, which notice shall specify the time, place and purpose of the meeting.

Section 5.2. Other Committees. The Board of Directors may, by resolution adopted by a majority of the number of directors then in office, establish additional standing or special committees of the Board of Directors, each of which shall consist of two or more directors (the exact number to be determined from time to time by the Board of Directors) and, subject to Section 5.12, shall have such powers and functions as may be delegated to it by the Board of Directors to the fullest extent permitted by Section 141(c)(2) of the DGCL. No member of any such additional committee need be an officer of the Corporation. The committees may include an audit committee, a compensation committee and a nominating and corporate governance committee meeting the requirements of applicable law or the applicable listing standards of any securities exchange on which securities of the Corporation are then listed or included for quotation, including any transition rules that may apply.

Section 5.3. Subcommittees. Unless otherwise provided in the Certificate of Incorporation or the resolution of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Section 5.4. Term. Each member of a committee of the Board of Directors shall serve as such until the earliest of (i) his death, (ii) the expiration of his term as a director, (iii) his resignation as a member of such committee or as a director and (iv) his removal as a member of such committee or as a director.

Section 5.5. Committee Changes; Removal. The Board of Directors shall have the power at any time to fill vacancies in, to change the membership of and to abolish any committee of the Board of Directors except those committees required under the rules of the Securities and Exchange Commission and any securities exchange on which securities of the Corporation are then listed or included for quotation, if applicable; provided, however, that no such action shall be taken in respect of the Executive Committee unless approved by a majority of the number of directors then in office.

Section 5.6. Alternate Members. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If no alternate members have been so appointed or each such alternate committee member is absent or disqualified, the committee member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member.

15

Section 5.7. Rules and Procedures

(a) The Board of Directors may designate one member of each committee as chairman of such committee; provided, however, that, except as provided in the following sentence, no person shall be designated as chairman of the Executive Committee unless approved by a majority of the number of directors then in office. If a chairman is not so designated for any committee, the members thereof shall designate a chairman.

(b) Each committee shall adopt its own rules (not inconsistent with these Bylaws or with any specific direction as to the conduct of its affairs as shall have been given by the Board of Directors) governing the time, place and method of holding its meetings and the conduct of its proceedings and shall meet as provided by such rules.

(c) If a committee is comprised of an odd number of members, a quorum shall consist of a majority of that number. If a committee is comprised of an even number of members, a quorum shall consist of one-half of that number. If a committee is comprised of two members, a quorum shall consist of both members. If a quorum is not present at a meeting of any committee, a majority of the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. The act of a majority of the members present at any meeting at which a quorum is in attendance shall be the act of a committee, unless the act of a greater number is required by law, the Certificate of Incorporation, these Bylaws or the committee’s rules as adopted in Section 5.7(b).

(d) Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when requested.

(e) Unless otherwise provided by these Bylaws or by the rules adopted by any committee, notice of the time and place of each meeting of such committee shall be given to each member of such committee as provided in these Bylaws with respect to notices of special meetings of the Board of Directors.

Section 5.8. Presumption of Assent. A member of a committee of the Board of Directors who is present at a meeting of such committee at which action on any corporate matter is taken shall be presumed to have assented to such action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall forward any dissent by certified or registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 5.9. Action Without Meeting. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting if all members of such committee consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the committee. Such filing shall be in paper form if the minutes are maintained in paper and shall be in electronic form if the minutes are maintained in electronic form.

16

Section 5.10. Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of any committee of the Board of Directors may participate in a meeting of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 5.11. Resignations. Any committee member may resign at any time by giving written notice to the Board of Directors or the Secretary. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective.

Section 5.12. Limitations on Authority. Unless otherwise provided in the Certificate of Incorporation, no committee of the Board of Directors shall have the power or authority to (i) authorize an amendment to the Certificate of Incorporation, (ii) adopt an agreement of merger or consolidation, (iii) recommend to the Stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, (iv) recommend to the Stockholders a dissolution of the Corporation or a revocation of a dissolution, (v) amend these Bylaws, (vi) declare a dividend or other distribution on, or authorize the issuance, purchase or redemption of, securities of the Corporation, (vii) elect any officer of the Corporation or (viii) approve any material transaction between the Corporation and one or more of its directors, officers or employees or between the Corporation and any corporation, partnership, association or other organization in which one or more of its directors, officers or employees are directors or officers or have a financial interest; provided, however, that the Executive Committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of preferred stock adopted by the Board of Directors as provided in the Certificate of Incorporation, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the decrease or increase of the shares of any such series.

ARTICLE VI

Officers

Section 6.1. Number; Titles; Qualification; Term of Office.

(a) The officers of the Corporation shall include a Chief Executive Officer, a President, a Secretary and a Treasurer. The Board of Directors from time to time may also elect such other officers (including, without limitation, a Chairman of the Board and one or more Vice Presidents) as the Board of Directors deems appropriate or necessary. Each officer shall hold office until his successor shall have been duly elected and shall have been qualified or until his earlier death, resignation or removal. Any two or more offices may be held by the same person, but no officer shall execute any instrument in more than one capacity if such instrument is required by law or any act of the Corporation to be executed or countersigned by two or more officers. None of the officers need be a Stockholder or a resident of the State of Delaware. No officer (other than the Chairman of the Board, if any) need be a director.

17

(b) The Board of Directors may delegate to the Chairman of the Board (if any) and/or the Chief Executive Officer the power to appoint one or more employees of the Corporation as divisional or departmental vice presidents and fix their duties as such appointees. However, no such divisional or departmental vice presidents shall be considered an officer of the Corporation, the officers of the Corporation being limited to those officers elected by the Board of Directors.

Section 6.2. Election. At the first meeting of the Board of Directors after each annual meeting of Stockholders at which a quorum shall be present, the Board of Directors shall elect the officers of the Corporation.

Section 6.3. Removal. Any officer may be removed, either with or without cause, by the Board of Directors; provided, however, that (i) the Chairman of the Board (if any) and the Chief Executive Officer may be removed only by the affirmative vote of a majority of the number of directors then in office and (ii) the removal of any officer shall be without prejudice to the contract rights, if any, of such officer. Election or appointment of an officer shall not of itself create contract rights.

Section 6.4. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors, the Chairman of the Board (if any) or the Chief Executive Officer. Any such resignation shall take effect on receipt of such notice or at any later time specified therein. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any such resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 6.5. Vacancies. If a vacancy shall occur in any office because of death, resignation, removal, disqualification or any other cause, the Board of Directors may elect or appoint a successor to fill such vacancy for the remainder of the term.

Section 6.6. Salaries. The salaries of all officers of the Corporation shall be fixed by the Board of Directors or pursuant to its direction, and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the Corporation.

Section 6.7. Chairman of the Board. The Chairman of the Board (if any) shall have all powers and shall perform all duties incident to the office of Chairman of the Board and such other powers and duties as may be prescribed by the Board of Directors or these Bylaws. The Chairman of the Board, if present, shall preside at all meetings of the Board of Directors and of the Stockholders. During the time of any vacancy in the office of Chief Executive Officer or in the event of the absence or disability of the Chief Executive Officer, the Chairman of the Board shall have the duties and powers of the Chief Executive Officer unless otherwise determined by the Board of Directors. In no event shall any third party having dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.7 for the exercise by the Chairman of the Board of the powers of the Chief Executive Officer.

Section 6.8. Chief Executive Officer.

(a) The Chief Executive Officer shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board of Directors, shall have general

18

supervision, direction and control of the business and officers of the Corporation with all such powers as may be reasonably incident to such responsibilities. He shall have the general powers and duties of management usually vested in the chief executive officer of a corporation.

(b) During the time of any vacancy in the office of the Chairman of the Board or in the event of the absence or disability of the Chairman of the Board, the Chief Executive Officer shall have the duties and powers of the Chairman of the Board unless otherwise determined by the Board of Directors. During the time of any vacancy in the office of President or in the event of the absence or disability of the President, the Chief Executive Officer shall have the duties and powers of the President unless otherwise determined by the Board of Directors. In no event shall any third party having any dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.8 for the exercise by the Chief Executive Officer of the powers of the Chairman of the Board or the President.

Section 6.9. President.

(a) The President shall be the chief operating officer of the Corporation and, subject to the supervision, direction and control of the Chief Executive Officer and the Board of Directors, shall manage the day-to-day operations of the Corporation. He shall have the general powers and duties of management usually vested in the chief operating officer of a corporation and such other powers and duties as may be assigned to him by the Board of Directors, the Chief Executive Officer or these Bylaws.

(b) During the time of any vacancy in the offices of the Chairman of the Board and Chief Executive Officer or in the event of the absence or disability of the Chairman of the Board and the Chief Executive Officer, the President shall have the duties and powers of the Chief Executive Officer unless otherwise determined by the Board of Directors. In no event shall any third party having any dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.9 for the exercise by the President of the powers the Chief Executive Officer.

Section 6.10. Vice Presidents. In the absence or disability of the President, the Vice Presidents, if any, in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the President, shall perform all the duties of the President as chief operating officer of the Corporation, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President as chief operating officer of the Corporation. In no event shall any third party having dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.10 for the exercise by any Vice President of the powers of the President as chief operating officer of the Corporation. The Vice Presidents shall have such other powers and perform such other duties as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer or the President.

Section 6.11. Treasurer. The Treasurer shall (i) have custody of the Corporation’s funds and securities, (ii) keep full and accurate account of receipts and disbursements, (iii) deposit all monies and valuable effects in the name and to the credit of the Corporation in such depository or depositories as may be designated by the Board of Directors and (iv) perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer.

19

Section 6.12. Assistant Treasurers. Each Assistant Treasurer shall have such powers and duties as may be assigned to him by the Board of Directors, the Chief Executive Officer or the President. In case of the absence or disability of the Treasurer, the Assistant Treasurer designated by the President (or, in the absence of such designation, the Treasurer) shall perform the duties and exercise the powers of the Treasurer during the period of such absence or disability. In no event shall any third party having dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.12 for the exercise by any Assistant Treasurer of the powers of the Treasurer under these Bylaws.

Section 6.13. Secretary.

(a) The Secretary shall keep or cause to be kept, at the principal office of the Corporation or such other place as the Board of Directors may order, a book of minutes of all meetings and actions of the Board of Directors, committees of the Board of Directors and Stockholders, with the time and place of holding, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present at meetings of the Board of Directors and committees thereof, the number of shares present or represented at Stockholders’ meetings and the proceedings thereof.

(b) The Secretary shall keep, or cause to be kept, at the principal office of the Corporation or at the office of the Corporation’s transfer agent or registrar, a share register, or a duplicate share register, showing the names of all Stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for the same and the number and date of cancellation of every certificate surrendered for cancellation.

(c) The Secretary shall give, or cause to be given, notice of all meetings of the Stockholders and of the Board of Directors required by these Bylaws or by law to be given, and he shall keep the seal of the Corporation, if one be adopted, in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board (if any), the Chief Executive Officer, the President or these Bylaws.

(d) The Secretary may affix the seal of the Corporation, if one be adopted, to contracts of the Corporation.

Section 6.14. Assistant Secretaries. Each Assistant Secretary shall have such powers and duties as may be assigned to him by the Board of Directors, the Chairman of the Board (if any), the Chief Executive Officer or the President. In case of the absence or disability of the Secretary, the Assistant Secretary designated by the President (or, in the absence of such designation, the Secretary) shall perform the duties and exercise the powers of the Secretary during the period of such absence or disability. In no event shall any third party having dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.14 for the exercise by any Assistant Secretary of the powers of the Secretary under these Bylaws.

20

ARTICLE VII

Stock

Section 7.1. Capital Stock; Share Certificates. The shares of the Corporation’s capital stock may be certified or uncertified, as provided under the laws of the State of Delaware. Except as otherwise provided by law, and subject to Section 7.3, the rights and obligations of Stockholders are identical whether or not their shares are represented by certificates. Each Stockholder, upon written request to the Corporation or its transfer agent, shall be entitled to a certificate of the capital stock of the Corporation. If certified, certificates for shares of stock of the Corporation shall be in such form as shall be approved by the Board of Directors, except that a certificate shall not be in bearer form. The certificates shall be signed (i) by the Chairman of the Board (if any), the President or a Vice President and (ii) by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer.

Section 7.2. Signatures on Certificates. Any or all of the signatures on the certificates may be a facsimile and the seal of the Corporation (or a facsimile thereof), if one has been adopted, may be affixed thereto. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

Section 7.3. Legends. The Board of Directors shall have the power and authority to provide that certificates representing shares of stock of the Corporation bear such legends and statements (including, without limitation, statements relating to the powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the shares represented by such certificates) as the Board of Directors deems appropriate in connection with the requirements of federal or state securities laws or other applicable laws.

Section 7.4. Lost, Stolen or Destroyed Certificates. The Board of Directors, the Secretary and the Treasurer each may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, in each case upon the making of an affidavit of that fact by the owner of such certificate, or his legal representative. When authorizing such issue of a new certificate or certificates, the Board of Directors, the Secretary or the Treasurer, as the case may be, may, in its or his discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as the Board of Directors, the Secretary or the Treasurer, as the case may be, shall require and/or to furnish the Corporation a bond in such form and substance and with such surety as the Board of Directors, the Secretary or the Treasurer, as the case may be, may direct as indemnity against any claim, or expense resulting from any claim, that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 7.5. Registration and Transfer of Shares. The Board of Directors may appoint one or more transfer agents for the Corporation’s capital stock and may make, or

21

authorize such agent or agents to make, all such rules and regulations as are expedient governing the issue, transfer and registration of shares of capital stock of the Corporation and any certificates representing such shares. The capital stock of the Corporation shall be transferable only on the books of the Corporation either (a) if such shares are certificated, by the surrender to the Corporation or its transfer agent of the old stock certificate therefore duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, or (b) if such shares are uncertificated, upon proper instructions from the holder thereof, in each case with such proof of authenticity of signature as the Corporation or its transfer agent may reasonably require. Prior to due presentment for registration of transfer of a security (whether certificated or uncertificated), the Corporation shall treat the registered owner of such security as the person exclusively entitled to vote, receive notifications and dividends, and otherwise to exercise all rights and powers of such security.

Section 7.6. Registered Stockholders. The Corporation shall be entitled to treat the holder of record of any share of stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim or interest in such share on the part of any other person, whether or not the Corporation shall have express or other notice thereof, except as expressly provided by the laws of the State of Delaware.

Section 7.7. Regulations. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration or the replacement of certificates for shares of stock of the Corporation. The Board of Directors may (i) appoint and remove transfer agents and registrars of transfers and (ii) require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

Section 7.8. Stock Options, Warrants, etc. Unless otherwise expressly prohibited in the resolutions of the Board of Directors creating any class or series of preferred stock of the Corporation, the Board of Directors shall have the power and authority to create and issue (whether or not in connection with the issue and sale of any stock or other securities of the Corporation) warrants, rights or options entitling the holders thereof to purchase from the Corporation any shares of capital stock of the Corporation of any class or series or any other securities of the Corporation for such consideration and to such persons, firms or corporations as the Board of Directors, in its sole discretion, may determine, setting aside from the authorized but unissued stock of the Corporation the requisite number of shares for issuance upon the exercise of such warrants, rights or options. Such warrants, rights and options shall be evidenced by one or more instruments approved by the Board of Directors. The Board of Directors shall be empowered to set the exercise price, duration, time for exercise and other terms of such warrants, rights and options; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.

Section 7.9. Authority upon Liquidation or Dissolution. Subject to applicable law and the provisions of the Certificate of Incorporation, any vote or votes authorizing liquidation of the Corporation or proceeding for its dissolution may provide, subject to (i) any agreements among and between Stockholders, (ii) the rights of creditors and (iii) rights expressly provided for particular classes or series of stock, for the distribution pro rata among the Stockholders of assets of the Corporation, wholly or in part in kind, whether such assets be in

22

cash or other property, and may authorize the Board of Directors of the Corporation to determine the value of the different assets of the Corporation for the purpose of such liquidation and may divide, or authorize the Board of Directors of the Corporation to divide, such assets or any part thereof among the Stockholders in such manner that every Stockholder will receive a proportionate amount in value (determined as aforesaid) of cash or property of the Corporation upon such liquidation or dissolution even though each Stockholder may not receive a strictly proportionate part of each such asset.

ARTICLE VIII

Indemnification

Section 8.1. Third Party Actions. The Corporation (i) shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify every person who is or was a party or is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation or any of its direct or indirect subsidiaries as a director, officer or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (ii) may, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify every person who is or was a party or is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was an employee or agent of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation or any of its direct or indirect subsidiaries as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid or owed in settlement, actually and reasonably incurred by such person or rendered or levied against such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, in itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his conduct was unlawful.

Section 8.2. Actions By or in the Right of the Corporation. The Corporation (i) shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify every person who is or was a party or who is or was threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation or any of its direct or indirect subsidiaries as a director, officer or fiduciary of another corporation, partnership, joint venture, trust, employee benefit

23

plan or other enterprise, and (ii) may, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify every person who is or was a party or who is or was threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was an employee or agent of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation or any of its direct or indirect subsidiaries as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification.

Section 8.3. Determination. Any indemnification under Sections 8.1 and 8.2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Sections 8.1 and 8.2, as applicable. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee if designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the Stockholders.

Section 8.4. Expenses. Expenses incurred by a director or officer of the Corporation or any of its direct or indirect subsidiaries in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VIII. Such expenses incurred by other employees and agents of the Corporation and other persons eligible for indemnification under this Article VIII may be paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

Section 8.5. Non-exclusivity. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any provision of law, the Certificate of Incorporation, the certificate of incorporation or bylaws or other governing documents of any direct or indirect subsidiary of the Corporation, under any agreement, vote of Stockholders or disinterested directors or under any policy or policies of insurance maintained by the Corporation on behalf of any person or otherwise, both as to action in his official capacity and as to action in another capacity while holding any of the positions or having any of the relationships referred to in this Article VIII.

24

Section 8.6. Enforceability. The provisions of this Article VIII (i) are for the benefit of, and may be enforced directly by, each director or officer of the Corporation the same as if set forth in their entirety in a written instrument executed and delivered by the Corporation and such director or officer and (ii) constitute a continuing offer to all present and future directors and officers of the Corporation. The Corporation, by its adoption of these Bylaws, (A) acknowledges and agrees that each present and future director and officer of the Corporation has relied upon and will continue to rely upon the provisions of this Article VIII in becoming, and serving as, a director or officer of the Corporation or, if requested by the Corporation, a director, officer or fiduciary or the like of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, (B) waives reliance upon, and all notices of acceptance of, such provisions by such directors and officers and (C) acknowledges and agrees that no present or future director or officer of the Corporation shall be prejudiced in his right to enforce directly the provisions of this Article VIII in accordance with their terms by any act or failure to act on the part of the Corporation.

Section 8.7. Insurance. The Board of Directors may authorize the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VIII.

Section 8.8. Survival. The provisions of this Article VIII shall continue as to any person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, executors, administrators, heirs, legatees and devisees of any person entitled to indemnification under this Article VIII.

Section 8.9. Amendment. No amendment, modification or repeal of this Article VIII or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future director or officer of the Corporation to be indemnified by the Corporation, nor the obligation of the Corporation to indemnify any such director or officer, under and in accordance with the provisions of this Article VIII as in effect immediately prior to such amendment, modification or repeal with respect to claims arising, in whole or in part, from a state of facts extant on the date of, or relating to matters occurring prior to, such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 8.10. Definitions. For purposes of this Article VIII, (i) other than Section 8.8, reference to any person shall include the estate, executors, personal representatives, administrators, heirs, legatees and devisees of such person, (ii) “employee benefit plan” and “fiduciary” shall be deemed to include, but not be limited to, the meaning set forth, respectively, in sections 3(3) and 21(A) of the Employee Retirement Income Security Act of 1974, as amended, (iii) references to the judgments, fines and amounts paid or owed in settlement or rendered or levied shall be deemed to encompass and include excise taxes required to be paid pursuant to applicable law in respect of any transaction involving an employee benefit plan and (iv) references to the Corporation shall be deemed to include any predecessor corporation or entity and any constituent corporation or entity absorbed in a merger, consolidation or other

25

reorganization of or by the Corporation which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, agents and fiduciaries so that any person who was a director, officer, employee, agent or fiduciary of such predecessor or constituent corporation or entity, or served at the request of such predecessor or constituent corporation or entity as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the Corporation as such person would have with respect to such predecessor or constituent corporation or entity if its separate existence had continued.

ARTICLE IX

Notices and Waivers

Section 9.1. Methods of Giving Notices. Whenever, by applicable law, the Certificate of Incorporation or these Bylaws, notice is required to be given to any Stockholder, any director or any member of a committee of the Board of Directors and no provision is made as to how such notice shall be given, personal notice shall not be required and such notice may be given (i) in writing, by mail, postage prepaid, addressed to such Stockholder, director or committee member at his address as it appears on the books or (in the case of a Stockholder) the stock transfer records of the Corporation or (ii) by any other method permitted by law (including, but not limited to, overnight courier service or “electronic transmission” as defined under and in accordance with Section 232 of the DGCL). Any notice required or permitted to be given by mail shall be deemed to be delivered and given at the time when the same is deposited in the United States mail as aforesaid. Any notice required or permitted to be given by overnight courier service shall be deemed to be delivered and given one business day after delivery to such service with all charges prepaid and addressed as aforesaid. Any notice required or permitted to be given by electronic transmission shall be deemed to be delivered and given: (i) if by facsimile telecommunication, when directed to a number at which the Stockholder, director or committee member has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the Stockholder, director or committee member has consented to receive notice; (iii) if by posting on an electronic network together with separate notice to the Stockholder, director or committee member of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the Stockholder, director or committee member.

Section 9.2. Waiver of Notice. Whenever any notice is required to be given to any Stockholder, director or member of a committee of the Board of Directors by applicable law, the Certificate of Incorporation or these Bylaws, a waiver thereof in writing signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be equivalent to the giving of such notice. Attendance of a Stockholder (whether in person or by proxy), director or committee member at a meeting shall constitute a waiver of notice of such meeting, except where such person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

26

ARTICLE X

Miscellaneous Provisions

Section 10.1. Dividends. Subject to applicable law and the provisions of the Certificate of Incorporation, dividends may be declared by the Board of Directors at any meeting and may be paid in cash, in property or in shares of the Corporation’s capital stock. Any such declaration shall be at the discretion of the Board of Directors. A director shall be fully protected in relying in good faith upon the books of account of the Corporation or statements prepared by any of its officers as to the value and amount of the assets, liabilities or net profits of the Corporation or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared.

Section 10.2. Reserves. There may be created by the Board of Directors, out of funds of the Corporation legally available therefor, such reserve or reserves as the Board of Directors from time to time, in its absolute discretion, considers proper to provide for contingencies, to equalize dividends or to repair or maintain any property of the Corporation, or for such other purpose as the Board of Directors shall consider beneficial to the Corporation, and the Board of Directors may thereafter modify or abolish any such reserve in its absolute discretion.

Section 10.3. Signatory Authority on Accounts. All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness, issued in the name of or payable to the Corporation shall be signed by such officer or officers or by such employees or agents of the Corporation as may be designated from time to time by the Board of Directors.

Section 10.4. Corporate Contracts and Instruments. Subject always to the specific directions of the Board of Directors, the Chairman of the Board (if any), the President, any Vice President, the Secretary or the Treasurer may enter into contracts and execute instruments in the name and on behalf of the Corporation. The Board of Directors and, subject to the specific directions of the Board of Directors, the Chairman of the Board (if any) or the President may authorize one or more officers, employees or agents of the Corporation to enter into any contract or execute any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

Section 10.5. Attestation. With respect to any deed, deed of trust, mortgage or other instrument executed by the Corporation through its duly authorized officer or officers, the attestation to such execution by the Secretary or an Assistant Secretary of the Corporation shall not be necessary to constitute such deed, deed of trust, mortgage or other instrument a valid and binding obligation of the Corporation unless the resolutions, if any, of the Board of Directors authorizing such execution expressly state that such attestation is necessary.

Section 10.6. Securities of Other Corporations. Subject always to the specific directions of the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or any Vice President of the Corporation shall have the power and authority to transfer, endorse for transfer, vote, consent or take any other action with respect to any securities of another issuer which may be held or owned by the Corporation and to make, execute and deliver any waiver, proxy or consent with respect to any such securities.

27

Section 10.7. Fiscal Year. The fiscal year of the Corporation shall be January 1 through December 31, unless otherwise fixed by the Board of Directors.

Section 10.8. Seal. The seal of the Corporation shall be such as from time to time may be approved by the Board of Directors.

Section 10.9. Invalid Provisions. If any part of these Bylaws shall be invalid or inoperative for any reason, the remaining parts, so far as is possible and reasonable, shall remain valid and operative.

Section 10.10. Headings. The headings used in these Bylaws have been inserted for administrative convenience only and shall not limit or otherwise affect any of the provisions of these Bylaws.

Section 10.11. References/Gender/Number. Whenever in these Bylaws the singular number is used, the same shall include the plural where appropriate. Words of any gender used in these Bylaws shall include the other gender where appropriate. In these Bylaws, unless a contrary intention appears, all references to Articles and Sections shall be deemed to be references to the Articles and Sections of these Bylaws.

Section 10.12. Amendments. These Bylaws may be altered, amended or repealed or new bylaws may be adopted by the affirmative vote of a majority of the directors then in office; provided, however, that no such action shall be taken at any special meeting of the Board of Directors unless notice of such action is contained in the notice of such special meeting. These Bylaws may not be altered, amended or rescinded, nor may new bylaws be adopted, by the Stockholders except by the affirmative vote of the holders of not less than 66 2/3% of all outstanding Voting Stock, voting together as a single class. Each alteration, amendment or repeal of these Bylaws shall be subject in all respects to Section 8.8.

28

Exhibit 4.2(d)

CERTIFICATE OF DESIGNATION OF

SERIES B CONVERTIBLE PREFERRED STOCK OF

CHAPARRAL ENERGY, INC.

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

Chaparral Energy, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Company authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.01 per share (the “Authorized Preferred Stock”), and further authorizes the Board of Directors of the Company by resolution or resolutions to provide for the issuance of Authorized Preferred Stock in series, to establish the number of shares to be included in each such series and to fix the designation, voting powers, preferences and relative rights and qualifications, limitations or restrictions of each such series.

SECOND: On July 14, 2008, the Board of Directors of the Company adopted the following resolution authorizing the creation and issuance of a series of said Authorized Preferred Stock to be known as “Series B Convertible Preferred Stock”:

RESOLVED: that, pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Company, the Board of Directors hereby authorizes the issuance of 1,500,000 shares of Series B Convertible Preferred Stock, and hereby fixes the number, designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares as follows:

1.	Designation and Amount; Ranking.

(a) There shall be created from the 10,000,000 shares of Authorized Preferred Stock a series of preferred stock, designated as the “Series B Convertible Preferred Stock,” par value $0.01 per share (the “Preferred Stock”), and the number of shares of such series shall be 1,500,000. Such number of shares may be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Preferred Stock to a number less than that of the shares of Preferred Stock then outstanding plus the number of shares issuable upon exercise of warrants or other rights then outstanding.

(b) The Preferred Stock will, with respect to both dividend rights and rights upon the liquidation, dissolution or winding-up of the Company, rank (i) senior to all Junior Stock, (ii) on a parity with all other Parity Stock and (iii) junior to all Senior Stock.

2.	Definitions. As used herein, the following terms shall have the following meanings:

“Accreted Value” shall mean, with respect to each share of Preferred Stock and as to any shares of Preferred Stock, whether or not issued on the Issue Date or on any date thereafter, the Initial Liquidation Value as further adjusted pursuant to Section 3(a).

“Accretion Rate” shall have the meaning set forth in Section 3(a) hereof.

“Affiliate” shall mean, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Approved Plan” shall mean an equity incentive plan approved by the Board of Directors and the stockholders of the Company pursuant to which (i) any such stock options issuable thereunder have an exercise price of not less than then-current Market Value of the Common Stock and (ii) the number of shares issuable thereunder, together with all other shares issuable under any other Approved Plan, does not exceed 5% of the aggregate outstanding Common Stock on a fully diluted basis.

“Authorized Preferred Stock” shall have the meaning set forth in recitals hereof.

“Authorized Share Allocation” shall have the meaning set forth in Section 6(i) hereof.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” shall mean the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

“Capital Stock” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Cash Dividend” shall have the meaning set forth in Section 3(a) hereof.

“Cash Dividend Rate” shall have the meaning set forth in Section 3(a) hereof.

“Certificate of Incorporation” shall have the meaning set forth in the recitals hereof.

“Change of Control” shall mean:

(i) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Parent or one or more Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause (i), such person or group shall be deemed to Beneficially Own any Voting Stock of the Company held by a parent entity, if such person or group Beneficially Owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of such parent entity);

(ii) the first day on which a majority of the members of the Board of Directors are not Continuing Directors;

(iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries (as defined in the Indenture) taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder or a Person controlled by a Permitted Holder;

(iv) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company; or

(v) the first day on which Parent ceases to own 100% of the outstanding Capital Stock of the Company (after having acquired such Capital Stock).

“Change of Control Notice” shall have the meaning set forth in Section 8(b) hereof.

“Change of Control Redemption Date” shall have the meaning set forth in Section 8(b) hereof.

“Change of Control Redemption Price” shall have the meaning set forth in Section 8(b) hereof.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company, or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Company is a constituent corporation.

“Company” shall have the meaning set forth in the recitals hereof.

“Company Conversion Conditions” shall have the meaning set forth in Section 7(a) hereof.

“Company Conversion Threshold Date” shall having the meaning set forth in Section 7(a) hereof.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who: (i) was a member of such Board of Directors on December 1, 2005; or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Conversion Date” shall have the meaning set forth in Section 6(c) hereof.

“Conversion Notice” shall have the meaning set forth in Section 6(b) hereof.

“Conversion Price” shall mean $21.97, subject to adjustment as set forth in Section 6(c) hereof.

“Convertible Securities” shall have the meaning set forth in Section 6(c) hereof.

“Current Market Price” shall mean, with respect to any date, the average of the Volume Weighted Average Prices per share of Common Stock for the ten (10) consecutive Trading Days immediately preceding such date of determination (as appropriately adjusted for any stock split, stock dividend, stock combination, reverse stock split, recapitalization or similar event with respect to the Common Stock occurring during such Trading Days).

“DGCL” shall have the meaning set forth in Section 3(a) hereof.

“Dividend Payment Date” shall mean January 15, April 15, July 15 and October 15 of each year, commencing [            ]1.

“Dividend Rate” shall mean either the Cash Dividend Rate or the Accretion Rate.

“Dividend Record Date” shall mean January 1, April 1, July 1 and October 1 of each year.

“Edge” shall mean Edge Petroleum Corporation, a Delaware corporation.

“Electing Holder” shall have the meaning set forth in Section 8(a) hereof.

“Electing Holders Redemption Notice” shall have the meaning set forth in Section 8(a) hereof.

[1]	First dividend payment following the Issue Date.

“Equity Securities” shall mean any Capital Stock of the Company.

“Equity Threshold Date” shall mean the date on which the Company shall have completed a bona fide underwritten offering or offerings of Common Stock for cash that have resulted in aggregate proceeds to the Company before fees and expenses (including underwriter commissions) of at least $200 million since the Issue Date.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Conversion Price” shall have the meaning set forth in Section 6(c)(iii) hereof.

“Excluded Stock” shall have the meaning set forth in Section 6(c) hereof.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“First Exercise Date” shall have the meaning set forth in Section 7(a) hereof.

“Forced Conversion Number” shall mean such number of shares of Preferred Stock as is equal to up to one-third of the aggregate number of shares of Preferred Stock originally issued pursuant to the Purchase Agreement (as appropriately adjusted for any stock split, stock dividend, stock combination, reverse stock split, recapitalization or similar event with respect to the Preferred Stock).

“Fundamental Transaction” shall have the meaning set forth in Section 4(b) hereof.

“Holder” shall mean a holder of record of the Preferred Stock.

“Indentures” shall mean the Indenture, dated as of January 18, 2007, among the Company, the subsidiaries of the Company party thereto as guarantors and Wells Fargo Bank, National Association, as Trustee, and the Indenture, dated as of December 1, 2005, among the Company, the subsidiaries of the Company party thereto as guarantors and Wells Fargo Bank, National Association, as Trustee.

“Initial Liquidation Value” shall mean the amount of $100.00 per share of Preferred Stock, as appropriately adjusted for any stock split, stock dividend, stock combination, reverse stock split, recapitalization or similar event with respect to the Preferred Stock.

“Issue Date” shall mean the earliest date of original issuance of any shares of the Preferred Stock.

“Junior Stock” shall mean all classes of common stock of the Company and each other class of capital stock or series of preferred stock established after the Issue Date, by the Board of Directors, the terms of which expressly provide that such class or series ranks junior to the Preferred Stock as to dividend rights or rights upon the liquidation, dissolution or winding-up of the Company in all respects.

“Liquidation Event” shall have the meaning set forth in Section 5(a) hereof.

“Listing Condition” shall have the meaning set forth in Section 7(a) hereof.

“Lock-Up Condition” shall have the meaning set forth in Section 7(a) hereof.

“Make Whole Consideration” shall have the meaning set forth in Section 7(b) hereof.

“Mandatory Conversion Date” shall have the meaning set forth in Section 7(c) hereof.

“Market Value” at any date shall mean, in the event the Common Stock is traded in the over the counter market or on a national securities exchange, the average of the Volume Weighted Average Prices per share of Common Stock for the ten consecutive Trading Days preceding such date. The closing price for each day shall be the last reported sale price, regular way, or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices, regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing sale price for such day reported by Nasdaq, if the Common Stock is traded over-the-counter and quoted by the Nasdaq Stock Market, or if the Common Stock is so traded, but not so quoted, the average of the closing reported bid and asked prices of the Common Stock as reported by Nasdaq or any comparable system, or, if the Common Stock is not listed on Nasdaq or any comparable system, the average of the closing bid and asked prices as furnished by two members of FINRA selected from time to time by the Board of Directors for that purpose. If the Common Stock is not publicly traded or is not traded in such manner that the quotations referred to above are available for the period required hereunder, Market Value per share of Common Stock shall be deemed to be the fair value per share of Common Stock as determined in good faith by a majority of the Board of Directors, and if Holders of a majority of the shares of Preferred Stock then outstanding reasonably object in writing to such determination of Market Value, the Market Value shall be determined by a nationally recognized investment banking firm, accounting firm or valuation firm selected by the Board of Directors with the costs of such firm being paid by the Company.

“Merger” shall mean the merger of Edge with and into Chaparral Exploration, L.L.C. pursuant to the Agreement and Plan of Merger, dated as of July 14, 2008, by and among the Company, Edge and Chaparral Exploration, L.L.C.

“150% VWAP Condition” shall have the meaning set forth in Section 7(a) hereof.

“Options” shall have the meaning set forth in Section 6(c) hereof.

“Parent” shall mean any entity that acquires 100% of the outstanding Capital Stock of the Company in a transaction in which the Beneficial Owners of the Company immediately prior to such transaction are Beneficial Owners in the same proportion of the Company immediately after such transaction.

“Parity Stock” shall mean the Series A Preferred Stock and any other class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, subject to Section 4(b), the terms of which expressly provide that such class or series will rank on parity with the Preferred Stock as to dividend rights or rights upon the liquidation, dissolution or winding-up of the Company.

“Permitted Holders” shall mean:

(i) Mark A. Fischer, Charles A. Fischer, Jr., Mark A. Fischer 1994 Trust and Susan L. Fischer 1994 Trust;

(ii) any immediate family member (in the case of an individual), including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of any Person referred to in clause (i); or

(iii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons Beneficially Owning a 50% or more controlling interest of which consist of any one or more Persons referred to in clause (i) or (ii).

“Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

“PIK Dividend” shall have the meaning set forth in Section 3(a) hereof.

“Preferred Director” shall have the meaning set forth in Section 4(d) hereof.

“Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Preferred Stock Delivery Date” shall have the meaning set forth in Section 6(b) hereof.

“Principal Market” shall mean The New York Stock Exchange or the Nasdaq Global Market or their respective successors.

“Property” or “property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Public Float” shall mean, as of any date, the aggregate number of outstanding shares of Common Stock beneficially owned (as determined in accordance with Rule 13d-3 under the Exchange Act) by Persons who are not Affiliates of the Company as of such date, and excluding, without duplication, shares of Common Stock (i) beneficially owned by any Person that beneficially owns 10% or more of the then outstanding Common Stock or (ii) which are restricted securities under Rule 144 under the Securities Act or known by the Company to be subject to restrictions on transfer.

“Purchase Agreement” shall mean that certain Stock Purchase Agreement, dated as of July 14, 2008, related to the sale of the Preferred Stock by the Company.

“Qualified Offering” shall mean a bona fide underwritten offering or private placement of Common Stock (other than Excluded Stock and any other Common Stock issuable pursuant to an employee benefit plan approved by the Board of Directors) for cash (or deemed underwritten offering or offerings or private placement or placements of Common Stock through the issuance of Options or Convertible Securities), all or a portion of which is for the account of the Company, which occurs after the Issue Date and on or before the Equity Threshold Date.

“Redemption Date” shall have the meaning set forth in Section 8(a) hereof.

“Registration Condition” shall have the meaning set forth in Section 7(a) hereof.

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of [            ], 2008, related to the registration by the Company of the Preferred Stock and the Common Stock into which the Preferred Stock converts.

“Resale Condition” shall have the meaning set forth in Section 7(a) hereof.

“Second Exercise Date” shall have the meaning set forth in Section 7(a) hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Stock” shall mean each class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, subject to Section 4(b), the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights or rights upon the liquidation, dissolution or winding-up of the Company.

“Series A Preferred Stock” shall mean the Series A Cumulative Convertible Perpetual Preferred Stock, par value $0.01 per share, of the Company issued pursuant to the Merger.

“Share Delivery Date” shall have the meaning set forth in Section 6(b) hereof.

“Third Exercise Date” shall have the meaning set forth in Section 7(a) hereof.

“Trading Day” with respect to any security shall mean (i) if such security is listed or admitted for trading on a national securities exchange, a day on which such securities exchange is open for trading, (ii) if such security is quoted on the Nasdaq Global Market, or any similar system of automated dissemination of quotations of securities prices, a day on which trades may be made on such system, (iii) if not listed or admitted for trading on a national securities exchange as described in clause (i) or quoted as described in clause (ii), a day on which quotations are reported by the National Quotation Bureau Incorporated, or (iv) otherwise, any Business Day.

“Trigger Event” shall mean,

(a) the failure by the Company for any reason (including the absence of funds or amounts legally available to effect a redemption or repurchase, or an inability to comply with the Indenture) to redeem the Preferred Stock on a Redemption Date or upon a Change of Control, in each case pursuant to the terms of this Certificate of Designation;

(b) the failure by the Company for any reason to perform or observe any other material covenant or agreement (not specified in subsection (a) above) contained in this Certificate of Designation and such failure continues for ten Trading Days after notice from any Holder; or

(c) the failure by the Company to cause a registration pursuant to Section 2(a) of the Registration Rights Agreement to become effective within 120 days following a demand for such registration pursuant to such section.

“Transfer Agent” shall mean any duly appointed transfer agent, registrar and conversion and dividend disbursing agent for the Preferred Stock. Until notice is given by the Company to the Holders of the appointment of a separate Transfer Agent, the Company shall act as the Transfer Agent for the Preferred Stock, and all references herein to the Transfer Agent shall be references to the Company acting in such capacity.

“Volume Weighted Average Price” of the Common Stock on any date shall mean the volume weighted average sale price per share on such date on the New York Stock Exchange, or if the Common Stock is not listed on the New York Stock Exchange, on any other Principal Market on which the Common Stock is then listed, in each case as reported by Bloomberg Financial Markets (or any successor thereto) through its “Volume at Price” functions for the period from 9:30 a.m. to 4:00 p.m. New York time and ignoring any block trades (which, for purposes of this definition means any transfer of more than 20,000 shares (subject to adjustment to reflect stock dividends, stock splits, stock combinations and other similar events)). In the absence of such a listing or quotation, the Volume Weighted Average Price will be an amount reasonably determined to be the Market Value of the Common Stock.

“Voluntary Redemption Date” shall mean the eleventh anniversary of the Issue Date.

“Voluntary Redemption Price” shall have the meaning set forth in Section 8(a) hereof.

“Voting Stock” shall mean with respect to any Person, equity securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

3.	Dividends.

(a) The Holders shall be entitled to receive with respect to each share of Preferred Stock, at the Company’s option, either (i) out of any funds or assets legally available for that purpose, cumulative dividends, whether or not declared or paid, payable in cash (a “Cash Dividend”) at the annual rate of 6.5% of the Accreted Value per share in effect immediately after the prior Dividend Payment Date (or the Issue Date in respect of the first Dividend Payment Date) (the “Cash Dividend Rate”) or (ii) an increase in the Accreted Value per share (a “PIK Dividend”) at an annual rate of 8.0% (compounded quarterly) of the Accreted Value in effect immediately after the prior Dividend Payment Date (or the Issue Date in respect of the first Dividend Payment Date) (the “Accretion Rate”), in each case of clause (i) and (ii), based on a 360-day year of twelve 30-day months. Such Cash Dividends shall only be payable when, as and if declared by the Board of Directors. To the extent that the Board of Directors so declares, such Cash Dividends shall be payable in arrears on each Dividend Payment Date for the quarterly period ending on the Dividend Record Date immediately prior to such Dividend Payment Date, to the Holders of record of Preferred Stock at the close of business on such Dividend Record

Date. If a Dividend Payment Date is not a Business Day, then the Cash Dividend shall be due and payable on the first Business Day following such Dividend Payment Date. In the event that the Company does not declare and pay a Cash Dividend at the Cash Dividend Rate on any Dividend Payment Date pursuant to this Section 3(a), then upon such Dividend Payment Date on which such Cash Dividend is not paid, the Accreted Value in effect immediately after the prior Dividend Payment Date (or the Issue Date in respect of the first Dividend Payment Date) shall be increased automatically at the Accretion Rate. If the amount of accrued and unpaid dividends is to be determined as of any date other than a Dividend Payment Date (for example, if determined on a Conversion Date, a Mandatory Conversion Date or a Redemption Date and such date is not a Dividend Payment Date), dividends shall accrue at the Accretion Rate daily (compounding quarterly on each Dividend Payment Date), whether or not earned or declared, from and after the Issue Date or the most recent Dividend Payment Date, as applicable; provided, that if the Company pays Cash Dividends in respect of any Dividend Payment Date, dividends shall accrue at the Cash Dividend Rate for the immediately following quarterly period.

(b) No dividends or other distributions (other than a dividend or distribution payable solely in shares of Junior Stock (in the case of Junior Stock) and other than cash paid in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by or on behalf of the Company (except by conversion into or exchange for shares of Parity Stock (if such issuance of Parity Stock has been approved in accordance with Section 4(b)) (in the case of Parity Stock) or Junior Stock (in the case of Parity Stock or Junior Stock); provided that this restriction shall not apply to (i) the repurchase of Equity Securities from directors, employees, or consultants of the Company or any of its subsidiaries pursuant to agreements under which the Company has the obligation to repurchase such shares upon the occurrence of certain events, such as the termination of service to the Company or a subsidiary, in an aggregate amount not to exceed $5.0 million, (ii) regular cash dividends, and mandatory repurchases, redemptions or liquidation payments required by the terms of the certificate of designations for the Series A Preferred Stock (including any Delayed Dividends (as defined by the terms of the certificate of designations for the Series A Preferred Stock)), except that the Company may pay cash to effect any such repurchase or redemption, only so long as the Company has concurrently offered to repurchase the Preferred Stock on the terms set forth in Section 8(b) hereof); (iii) dividends, distributions, redemptions, purchases or other acquisitions for which the Company has obtained consent of the Holders pursuant to Section 4(b)(iii) or (iv) any repurchases, redemptions or other acquisitions of Common Stock made in lieu of withholding taxes in connection with any exercise of employee stock options to acquire Common Stock.

(c) No dividends or other distributions on the Preferred Stock (other than a dividend or distribution payable solely in shares of Preferred Stock, including PIK Dividends) may be declared, made or paid, or set apart for payment upon, any Preferred Stock, nor may any Preferred Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Preferred Stock) by or on behalf of the Company (except by conversion into or exchange for shares of Preferred Stock or Parity Stock or Junior Stock), unless all accumulated and unpaid dividends shall have been or contemporaneously are declared and paid, or are declared and a sum of cash sufficient for the payment thereof is set apart for such payment, on the Series A Preferred Stock, the Preferred Stock and any Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid on the Series A Preferred Stock, the Preferred Stock and any Parity Stock, dividends may be declared and paid on the Series A Preferred Stock, the Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Series A Preferred Stock, the Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Series A Preferred Stock, the Preferred Stock and such other Parity Stock bear to each other.

(d) Each Holder shall be entitled to any dividend or other distribution paid or made with respect to any share of Common Stock to the same extent as if such Holder had converted its Preferred Stock and held such shares of Common Stock on the record date for such dividend or other distribution. Payments or other distributions under the preceding sentence shall be paid or made to Holders concurrently with the related dividend or other distribution to holders of Common Stock. Except as provided in this Section 3(d) and Section 3(a), Holders shall not be entitled to any dividends or other distributions on the Preferred Stock, whether payable in cash, property or stock.

(e) Notwithstanding anything in this Certificate of Designation to the contrary, upon the occurrence and during the continuance of any Trigger Event, the Dividend Rate, whether payable in cash or by PIK Dividend, shall increase by 3.0% per annum.

4.	Voting.

(a) The Holders shall be entitled to vote with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Company (other than the election of directors for so long as the Holders have the right to elect a director pursuant to Section 4(d)), and except as otherwise expressly provided by applicable law. Each Holder shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which all shares of Preferred Stock held of record by such Holder could then be converted at the Conversion Price if the Preferred Stock were converted at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first executed. The Holders shall be entitled to notice of any stockholders’ meeting at the time and in the manner given to the holders of the Common Stock in accordance with the Bylaws of the Company, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting.

(b) So long as any shares of Preferred Stock remain outstanding, and in addition to any other vote required by applicable law, unless a greater percentage shall then be required by applicable law, the Company shall not, without the affirmative vote or consent of the Holders of at least a majority of the then outstanding Preferred Stock voting or consenting, as the case may be, separately as one class:

(i) create, authorize or issue (by reclassification or otherwise) any class or series of Senior Stock or Parity Stock (other than the Series A Preferred Stock issued pursuant to the Merger), including Preferred Stock, or any security convertible into Senior Stock or Parity Stock;

(ii) amend, alter or repeal (whether by merger, consolidation, operation of law or otherwise) the Certificate of Incorporation, this Certificate of Designation or the Company’s Bylaws so as to affect adversely the specified rights, preferences, privileges or voting rights of Holders;

(iii) (a) effect any recapitalization, reorganization, reclassification, merger, sale, consolidation, or statutory share exchange (in each case, other than a Change of Control) (each, a “Fundamental Transaction”), pursuant to which upon the consummation of such Fundamental Transaction the stockholders of the Company immediately prior to such Fundamental Transaction would not, after giving effect to such Fundamental Transaction, Beneficially Own 50% or more of the total voting power of the Voting Stock of either the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets), the surviving company in such merger, sale, consolidation or statutory share exchange or its or the Company’s parent, or (b) permit a Permitted Holder to become the Beneficial Owner, directly or indirectly (including as a result of membership in a “group” (as such term is used in Section 13(d) of the Exchange Act)), of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this Section 4(a)(iii), any person or group shall be deemed to Beneficially Own any Voting Stock of the Company held by a parent entity, if such person or group Beneficially Owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of such parent entity);

(iv) permit the Common Stock to fail to be listed on a Principal Market; or

(v) until the Equity Threshold Date, incur, or permit any of its Restricted Subsidiaries (as defined in the Indentures) to, directly or indirectly, incur, any Indebtedness (including Acquired Indebtedness) (each as defined in the Indentures), if after giving effect to such incurrence, total outstanding Indebtedness of the Company and its Restricted Subsidiaries would exceed $1.9 billion or total outstanding Indebtedness of the Company and its Restricted Subsidiaries under Credit Facilities (including the Senior Secured Credit Agreement (in each case, as defined in the Indentures)) of the Company or its Restricted Subsidiaries would exceed $1.2 billion; provided, however, that accrual of interest, accrual of dividends, the amortization of debt discount or the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and unrealized losses or charges in respect of Hedging Obligations (as defined in the Indentures) (including those resulting from the application of FAS 133) will not be deemed to be an incurrence of Indebtedness for purposes of this Section 4(b)(v); provided further that obligations arising upon entering into Hedging Obligations after the Issue Date that, at the time of entering into such Hedging Obligations, are “out-of-the-money (off market)”, shall constitute incurrences of Indebtedness under the Company’s and its Restricted Subsidiaries’ Senior Secured Credit Agreement for purposes of this Section 4(b)(v) to the extent such obligations exceed $170 million in the aggregate.

(c) The Company may authorize, increase the authorized amount of, or issue any class or series of Junior Stock with or without voting rights, without the consent of the Holders, and in taking such actions the Company shall not be deemed for purposes of Section 4(b)(ii) to have affected adversely the rights, preferences, privileges or voting rights of the Holders.

(d) Director Elections

(i) For so long as 50% or more of the Preferred Stock issued pursuant to the Purchase Agreement remains outstanding, the Holders shall have the exclusive right, voting separately as a class, to elect one director (herein referred to as the “Preferred Director”) to the Board of Directors. A Preferred Director shall be elected by the affirmative vote, at a special meeting of Holders called for such purpose, or, to the extent permitted by the Certificate of Incorporation, the written consent, of the Holders of a majority of the then outstanding Preferred Stock. Each Preferred Director so elected shall serve for a term of one year (or, if the Board of Directors is divided into classes, the length of time that such Preferred Director is entitled to serve determined by reference to the class that such Preferred Director is included in, which, at the time of determination of such class, shall be the class that would be permitted to serve for the longest period of time) and until his or her successor is elected and qualified. The Preferred Director shall be entitled to receive notice of all meetings of any committee of the Board of Directors at the same time and in the same manner as the members of such committees of the Board of Directors, have full rights to attend all meetings thereof (whether such meetings are formal or informal, are convened in person, telephonically, or by any other telecommunication means), and the Company shall provide the Preferred Director all materials distributed to any committee of the Board of Directors and all other information related to the Company which is made available to, or which would otherwise be available upon reasonable request by, the committee members thereof. Any vacancy in the position of a Preferred Director may be filled only by the Holders. Each Preferred Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the affirmative vote, at a special meeting of Holders of the Preferred Stock called for such purpose, or, to the extent permitted by the Certificate of Incorporation, the written consent, of the Holders of a majority of the then outstanding Preferred Stock.

(ii) The Secretary of the Company (or such other person as may be required pursuant to the Certificate of Incorporation) may, and upon the written request of the holders of record of at least 25% of the then outstanding shares of Preferred Stock (addressed to the Board of Directors and the Secretary of the Company, in each case, at the principal office of the Company) shall, call a special meeting of the Holders for the election of the Preferred Director to be elected by them as herein provided. Such call shall be made by notice to each Holder by first-class mail, postage prepaid (return receipt requested) at its address as it appears in the register of the Company and such notice shall be mailed at least ten (10) days but no more than fifteen (15) days before the date of the special meeting, or as required by law. Such meeting shall be held at the earliest practicable date upon the notice required for special meetings of stockholders at the place designated by the Secretary of the Company. If such meeting shall not be called by a proper officer of the Company or a proper member or members of the Board of Directors within ten (10) days after receipt of such written request by the Board of Directors and the Secretary of the Company (in the manner provided above), then the Holders of at least 25% of the shares of

Preferred Stock then outstanding may call such meeting at the expense of the Company (the reasonable expenses related thereto to be reimbursed to the Holders as incurred), and such meeting may be called by such Holders upon the notice required for special meetings of stockholders and shall be held at the place designated in such notice. Any Holder that would be entitled to vote at any such meeting shall have access to the stock books of the Company for the purpose of causing a meeting of Holders to be called pursuant to the provisions of this Section 4(d)(ii).

(iii) In case of a vacancy occurring in the office of any Preferred Director so elected pursuant to Section 4(d)(i) hereof, the Holders of a majority of the then outstanding Preferred Stock may, at a special meeting of the Holders or by written consent, elect a successor to hold office for the unexpired term of such Preferred Director.

(e) In exercising the separate class voting rights set forth in Sections 4(b) and 4(d), each share of Preferred Stock shall be entitled to one vote.

5.	Liquidation Rights.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, or its subsidiaries the assets of which constitute all or substantially all of the assets of the Company and its subsidiaries taken as a whole, in either case in a single or series of transactions by merger or otherwise (each a “Liquidation Event”), subject to the payment or provision for payment of the debts and other liabilities of the Company, each Holder shall be entitled to receive and to be paid out of the remaining assets and funds of the Company available for distribution to its stockholders, prior to the holders of Junior Stock an amount for each share of Preferred Stock then held by such Holder equal to the greater of (a) the Accreted Value plus accrued and unpaid dividends as of the date of such Liquidation Event and (b) the amount that such Holder would have received if, immediately prior to such Liquidation Event, it had voluntarily converted its Preferred Stock pursuant to Section 6. For purposes hereof, any sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Company and its subsidiaries, or the merger or consolidation of the Company and/or its subsidiaries into or with any other Person, in each case, that would constitute a Change of Control, shall be deemed a “Liquidation Event”.

(b) If any Liquidation Event occurs prior to the fifth anniversary of the Issue Date, each Holder shall be entitled to receive and to be paid out of the remaining assets and funds of the Company available for distribution to its stockholders, prior to the holders of Junior Stock, an amount for each share of Preferred Stock then held by such Holder equal to the greater of (a) 105% of the Accreted Value plus accrued and unpaid dividends as of the date of such transaction and (b) the amount that such Holder would have received if, immediately prior to such transaction, it had voluntarily converted its Preferred Stock pursuant to Section 6.

(c) After the indefeasible payment in cash to the Holders of full preferential amounts provided for in this Section 5, Holders as such shall have no right or claim to any of the remaining assets or funds of the Company.

(d) In the event the assets and funds of the Company available for distribution to Holders upon any Liquidation Event shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 5(a) and amounts to which holders of Parity Stock are entitled, no such distribution shall be made on account of any shares of Preferred Stock or Parity Stock upon such Liquidation Event unless proportionate distributable amounts shall be paid on account of the shares of Preferred Stock, ratably, in proportion to the full distributable amounts for which Holders of all Preferred Stock and of any Parity Stock are entitled upon such Liquidation Event with the amount allocable to each series of such stock determined on a pro rata basis of the aggregate liquidation preference of the outstanding shares of each such series and accumulated and unpaid dividends to which each such series is entitled.

(e) The provisions of this Section 5 shall not in any way limit the right of Holders to elect to convert their shares of Preferred Stock into shares of Common Stock pursuant to Section 6 prior to or in connection with any Liquidation Event. However, following the occurrence of a Liquidation Event and the payment in full to a Holder of its applicable liquidation preference, such holder shall cease to have any rights hereunder to participate in any future dividends or distributions made to the holders of Common Stock.

6.	Conversion at the Option of Holders.

(a) Each Holder shall have the right, at its option, exercisable at any time and from time to time from the Issue Date to convert, subject to the terms and provisions of this Section 6, any or all of such Holder’s shares of Preferred Stock. In such case, the shares of Preferred Stock shall be converted into such whole number of fully paid and nonassessable shares of Common Stock as is equal, subject to Section 6(c)(v), to the product of the number of shares of Preferred Stock being so converted multiplied by the quotient of (i) the Accreted Value per share of Preferred Stock then in effect plus accrued and unpaid dividends as of such date divided by (ii) the Conversion Price then in effect.

(b) The conversion right of a Holder shall be exercised by the Holder by delivery to the Company and the Transfer Agent of written notice in the form of Exhibit B (“Conversion Notice”), at any time during usual business hours of the Company and the Transfer Agent, that the Holder elects to convert all or a portion of the shares of Preferred Stock represented by its related certificate and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Company or the Transfer Agent, if any) by a written instrument or instruments of transfer in form reasonably satisfactory to the Company or the Transfer Agent, if any, duly executed by the Holder or its duly authorized legal representative. The Holder shall not be required to physically surrender certificates representing the Preferred Stock to be converted with the Conversion Notice. The Holder and the Company shall maintain records showing the number of Preferred Stock converted by such Holder and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of certificates representing the Preferred Stock upon exercise. Immediately prior to the close of business on the date of receipt by the Company and the Transfer Agent, if any, of the Conversion Notice, each converting Holder shall be deemed to be the holder of record of Common Stock issuable upon conversion of such Holder’s Preferred Stock being converted notwithstanding that the share register of the Company shall then be closed or that certificates representing such

Common Stock shall not then be actually delivered to such Holder. On the date of any conversion, all rights with respect to the shares of Preferred Stock so converted (the “Conversion Date”), including the rights, if any, to receive notices, will terminate, except only the rights of Holders thereof to (i) receive certificates for the number of whole shares of Common Stock into which such shares of Preferred Stock have been converted and cash, in lieu of any fractional shares as provided in Section 6(g) and (ii) exercise the rights to which they are entitled as holders of Common Stock. If the Conversion Date shall not be a Business Day, then such Conversion Date shall be deemed to be the next succeeding Business Day. Upon receipt by the Company of copy of a Conversion Notice, the Company shall (i) as soon as practicable, but in any event within two (2) Trading Days, provide a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, if any, which confirmation shall constitute an instruction to the Company and the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (ii) on or before the third (3rd) Trading Day following the date of receipt by the Company and the Transfer Agent of such Conversion Notice (the “Share Delivery Date”), (a) provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (b) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered and bearing restrictive legends, if applicable, in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of shares of Preferred Stock represented by the certificate(s) submitted for conversion is greater than the number of shares of Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, instruct the Transfer Agent to issue and deliver to the Holder a new Preferred Stock certificate representing the number of shares of Preferred Stock not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(c) The Conversion Price shall be subject to adjustment as follows:

(i) Common Stock Issued at less than the Conversion Price. If and whenever, on or after the date this Certificate of Designation is filed with the Secretary of State of the State of Delaware, the Company issues or sells, or is deemed to have issued or sold, any shares of its Common Stock (other than Excluded Stock) for consideration per share less than the Conversion Price, then immediately upon such issue or sale, the Conversion Price shall be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to such time by a fraction:

(A) the numerator of which shall be (x) the number of shares of Common Stock outstanding immediately prior to such issue or sale (assuming the conversion of all then outstanding Preferred Stock and the exercise or conversion to Common Stock of all then outstanding Options and Convertible Securities (other than Series A Preferred Stock)) plus (y) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of additional shares of Common Stock so issued or sold (or deemed to be issued or sold) would purchase at the Conversion Price in effect immediately prior to such issue or sale; and

(B) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issue or sale or deemed issuance or sale (assuming the conversion of all then outstanding Preferred Stock and the exercise or conversion to Common Stock of all then outstanding Options and Convertible Securities (other than Series A Preferred Stock)).

For purposes of this Section 6(c)(i), “Excluded Stock” means shares of Common Stock (in each case as adjusted for any stock splits, stock dividends, recapitalizations, combinations or similar transactions), Options (as defined below) and Convertible Securities (as defined below) issued:

(i) pursuant to one or more Approved Plans,

(ii) upon conversion of the Preferred Stock or the Series A Preferred Stock,

(iii) in connection with any (A) stock splits, stock dividends, recapitalizations or reorganizations for which an adjustment to the Conversion Price is made pursuant to Section 6(c)(iv), or (B) mergers or consolidations for which an adjustment to the Conversion Price is made pursuant to Section 6(c)(v) and

(iv) as consideration in the Merger, including Options assumed in the Merger.

For purposes of this Section 6(c), outstanding shares of Preferred Stock will be deemed convertible at all times into shares of Common Stock, where each share of Preferred Stock is deemed convertible into the greatest whole number of shares of Common Stock which would be issuable upon conversion of such share of Preferred Stock if the Preferred Stock were then convertible at the Conversion Price then in effect.

(ii) Options and Convertible Securities. For purposes of determining the adjusted Conversion Price under Section 6(c)(i) or Section 6(c)(v), the following shall be applicable (it being acknowledged that the issuance of Excluded Stock shall not be subject to the provisions of this Section 6(c)(ii)):

(A) If the Company in any manner issues or grants any options, warrants, or similar rights (“Options”) to purchase or acquire Common Stock or Equity Securities convertible or exchangeable, with or without consideration, into or for Common Stock (“Convertible Securities”) and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share on the date of such issuance or grant. For purposes of this subparagraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (a) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange of such Convertible Securities, by (b) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities. Upon the expiration, repurchase or other termination without exercise or conversion of any Options or Convertible Securities for which an adjustment was made under Section 6 upon the issuance or sale thereof, the Conversion Price, shall, upon such expiration, be readjusted and shall thereafter be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as the case may be) on the basis of (i) the number of shares of Common Stock, if any, actually issued or sold upon the exercise or conversion of such Options or Convertible Securities, and (ii) the consideration actually received by the Company upon such exercise or conversion plus the consideration, if any, actually received by the Company for the issuance, or sale of all such Options or Convertible Securities whether or not exercised or converted; provided, however, that no such readjustment shall have the effect of increasing the Conversion Price or decreasing the number of shares of Common Stock issuable upon conversion of the Preferred Stock by an amount in excess of the amount of the adjustment initially made in respect of the issuance or sale of such Options or Convertible Securities.

(B) If the Company in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share on the date of such issuance or sale. For the purposes of this subparagraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (a) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange of such Convertible Securities, by (b) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible

Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 6(c), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(C) If any Options or Convertible Securities for which an adjustment was made under Section 6 upon the issuance or sale thereof by its terms provides, with the passage of time or otherwise, for any increase or decrease in the amount of additional consideration payable to the Company or increase or decrease in the number of shares of Common Stock issuable upon such exercise or conversion or exchange (by change of rate or otherwise) (other than in either case by action of antidilution provisions), upon the occurrence of any such increase or decrease, the Conversion Price shall be readjusted to reflect such increase or decrease insofar as it affects rights of acquisition, exchange or conversion which have not theretofore expired; provided, however, that no such readjustment shall have the effect of increasing the Conversion Price or decreasing the number of shares of Common Stock issuable upon conversion of the Preferred Stock by an amount in excess of the amount of the adjustment initially made in respect of the issuance or sale of such Options or Convertible Securities.

(D) If any Common Stock, Option, or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received for such Common Stock, Option, or Convertible Security shall be deemed to be the amount received by the Company for such Common Stock, Option, or Convertible Security. In case any Common Stock, Options, or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, as determined in good faith by the Board of Directors, as of the date of receipt. If any Common Stock, Option, or Convertible Security is issued in connection with any merger in which the Company is the surviving Company, the amount of consideration for such Common Stock, Option, or Convertible Security shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Option or Convertible Security, as determined in good faith by the Board of Directors, as of the date of receipt.

(E) In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties to such transaction, the Option shall be deemed to have been issued for a consideration of $0.01.

(F) The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company or any subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(iii) Qualified Offering. Notwithstanding anything in this Certificate of Designation to the contrary, if at any time after the Issue Date the Company completes a Qualified Offering and the product of 1.2 and the purchase price per share of Common Stock paid (or deemed paid) by investors in any offering or private placement consummated in such Qualified Offering is less than the Conversion Price then in effect (the “Existing Conversion Price”), the Existing Conversion Price shall immediately thereafter be reduced to the product of 1.2 and the lowest purchase price per share of Common Stock paid in any such Qualified Offering; provided however, that in no event shall the amount of the reduction to the Existing Conversion Price pursuant to this section exceed 35% of the Existing Conversion Price; provided further, that if an issuance or deemed issuance of Common Stock would result in a greater reduction in the Existing Conversion Price under the other provisions of this Section 6(c) than under this Section 6(c)(iii), then the Existing Conversion Price shall be adjusted instead pursuant to such other applicable provision of this Section 6(c).

(iv) Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced so that the conversion of the Preferred Stock after such time shall entitle the Holder to receive the aggregate number of shares of Common Stock or other securities of the Company which, if the Preferred Stock had been converted immediately prior to such time, such Holder would have owned upon such conversion and been entitled to receive by virtue of such stock split, stock dividend, recapitalization or other event, and if the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(v) Reorganization, Mergers, Consolidations, or Sales of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares, provided for elsewhere in this Section 6(c)), or a merger or consolidation of the Company with or into another entity then, as a part of such reorganization, merger, or consolidation, provision shall be made so that the Holders shall, after such reorganization, merger, or consolidation, be entitled to receive upon conversion of the Preferred Stock shares of stock of the Company, or of the successor entity resulting from such merger or consolidation, other securities and/or property to which the Common Stock issuable upon conversion of the Preferred Stock at the then Conversion Price (as in effect immediately prior to such reorganization, merger or consolidation) would have been entitled to receive upon such reorganization, merger or consolidation if such shares were then convertible at the Conversion Price at that time, and Common Stock issuable in connection with a conversion of the Preferred Stock after such reorganization, merger or consolidation shall refer to the shares of stock, other securities and/or property to be issued in respect of Common Stock in connection with such reorganization, merger or consolidation. If the holders of Common Stock have the right to elect the kind and amount of consideration receivable upon consummation of such transaction, then the Holders, in connection with such transaction and at the same time holders of Common Stock are allowed to make such election, shall be given the right to make a similar election ,which election must be made in the same time frame as the election of holders of Common Stock with respect to the consideration into which the Preferred Stock shall thereafter be convertible.

(d) Conversion Price Reset. In addition to adjustments to the Conversion Price pursuant to Section 6(c), if the Equity Threshold Date has not occurred prior to July 1, 2010 and the Conversion Price in effect on such date exceeds $19.11 (such per share amount subject to appropriate adjustment for any stock split, reverse stock split, stock dividend, recapitalization or similar event), the Conversion Price in effect on such date will be reduced to $19.11 (such per share amount subject to appropriate adjustment for any stock split, reverse stock split, stock dividend, recapitalization or similar event).

(e) Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in Section 6(c) or Section 6(d), the Company shall forthwith file, at the office of the Transfer Agent, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Holder at its address appearing on the Company’s records. Each such statement shall be signed by the Company’s chief financial officer. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 6(f). The Company shall, upon written request at any time of any Holder, furnish or cause to be furnished to such Holder a certificate setting forth (i) all adjustments and readjustments to the Conversion Price, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Holder’s shares of Preferred Stock if such shares were convertible at such time at the Conversion Price at that time in effect.

(f) Notice to Holders. In the event the Company shall propose to take any action of the type described in clauses (i) (but only if the action of the type described in clause (i) would result in an adjustment in the Conversion Price), (iv) or (v) of Section 6(c), the Company shall give notice to each Holder, in the manner set forth in Section 6(e), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of the Preferred Stock. Except as otherwise provided herein, such notice shall be given at least five days prior to the taking of such proposed action.

(g) No Fractional Shares. No fractional shares or securities representing fractional shares of Common Stock shall be issued upon the conversion of any shares of Preferred Stock, whether voluntary or mandatory. If more than one share of Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate then Accreted Value of the shares of Preferred Stock so surrendered, plus accrued and unpaid dividends thereon as of such date. If the conversion of any share or shares of Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the Market Value of the Common Stock on the Trading Day next preceding the day of conversion shall be paid to such Holder in cash by the Company.

(h) Costs. The Company shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of the Preferred Stock or deemed issuances pursuant to this Section 6 or Section 7; provided that the Company shall not be required to pay any federal or state income taxes, franchise or similar taxes or other taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Holder in respect of which such shares are registered with the Company.

(i) Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, such number of shares of Common Stock (the “Authorized Share Allocation”) equal to 110% of the shares of Common Stock necessary from time to time to effect the conversion of all outstanding shares of Preferred Stock at the Conversion Price then in effect and the conversion of such Preferred Stock pursuant to its terms, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Company shall use its commercially reasonable efforts to take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

7.	Conversion at the Option of the Company.

(a) With 150% VWAP Condition. If, at any time after the later of (i) the second anniversary of the Issue Date and (ii) the date by which the Company shall have completed bona fide underwritten public offerings of its Common Stock that have resulted in at least $250 million in aggregate net proceeds to the Company after the Issue Date (such later date, the “Company Conversion Threshold Date”), (a) a registration statement covering the resale of the Common Stock underlying all of the outstanding shares of the Preferred Stock is effective under the Securities Act and the Holders are not then subject to any blackout or other limitations under the Registration Rights Agreement or otherwise that would prevent the Holders from selling such Common stock thereunder (the “Registration Condition”), (b) the average of the Volume Weighted Average Prices of the Common Stock for the 10 Trading Days ending on the Trading Date immediately before the Company elects to convert the Preferred Stock exceeds 150% of the then Conversion Price (such condition, the “150% VWAP Condition”), (c) the Holders are not restricted from selling their shares of the Company pursuant to any “lock-up” provisions or agreements (the “Lock-Up Condition”), (d) so long as a Preferred Director is then a member of the Board of Directors, the officers and directors of the Company are not then precluded under any insider trading or other similar policy from selling securities of the Company (the “Resale Condition”) and (e) the Common Stock is then listed on a Principal Market (the “Listing Condition” and, together with the Registration Condition, the 150% VWAP Condition, the

Lock-Up Condition and the Resale Condition, the “Company Conversion Conditions”), then the Company shall have the right, at its option, to convert the Preferred Stock according to the following schedule and in the following amounts: (1) on any date after the Company Conversion Threshold Date, the Company may elect to convert up to the Forced Conversion Number of shares of Preferred Stock (the date of such election being the “First Exercise Date”) so long as the Company Conversion Conditions are satisfied at such First Exercise Date; (2) on any date commencing with the 180th day following the First Exercise Date, the Company may elect to convert up to the Forced Conversion Number of shares of Preferred Stock (the date of such election being the “Second Exercise Date”) so long as the Company Conversion Conditions are satisfied at such Second Exercise Date and (3) on any date commencing with the 180th day following the Second Exercise Date, the Company may elect to convert up to the Forced Conversion Number of shares of Preferred Stock (the date of such election being the “Third Exercise Date”) so long as the Company Conversion Conditions are satisfied at such Third Exercise Date. In each case of clauses (1), (2) and (3) of the preceding sentence, the Preferred Stock to be converted shall be convertible into that whole number of fully paid and nonassessable shares of Common Stock as is equal, subject to Section 6(c)(v), to the product of the number of shares of Preferred Stock being so converted multiplied by the quotient of (i) the Accreted Value then in effect plus accrued and unpaid dividends as of such date divided by (ii) the Conversion Price then in effect, with any resulting fractional shares of Common Stock to be settled in accordance with Section 6(g). Notwithstanding the foregoing, the Company shall have the right to elect to convert up to all of the outstanding Preferred Stock after the Company Conversion Threshold Date if, at the time of election, in addition to satisfying all the Company Conversion Conditions, the Company shall, prior to the date of such election, have completed bona fide underwritten public offerings of its Common Stock that have resulted in at least $500 million in aggregate proceeds after the Issue Date to any party selling in such public offering and the Common Stock to be issued on conversion shall represent less than 25% of the then Public Float (without taking into account the Common Stock issuable upon conversion of the Preferred Stock).

(b) Without 150% VWAP Condition. If, at any time following the Company Conversion Threshold Date, (i) each of the Company Conversion Conditions (other than the 150% VWAP Condition) is satisfied, then the Company shall have the right, at its option, to convert the Preferred Stock according to the following schedule and in the following amounts: (1) on any date after the Company Conversion Threshold Date, the Company may elect to convert up to the Forced Conversion Number of shares of Preferred Stock so long as the Company Conversion Conditions (other than the 150% VWAP Condition) are satisfied at such First Exercise Date; (2) on any date commencing with the 180th day following the First Exercise Date, the Company may elect to convert up to the Forced Conversion Number of shares of Preferred Stock so long as the Company Conversion Conditions (other than the 150% VWAP Condition) are satisfied at such Second Exercise Date and (3) on any date commencing with the 180th day following the Second Exercise Date, the Company may elect to convert up to the Forced Conversion Number of shares of Preferred Stock so long as the Company Conversion Conditions (other than the 150% VWAP Condition) are satisfied at such Third Exercise Date. In each case of clauses (1), (2) and (3) of the preceding sentence, the Preferred Stock to be converted shall be convertible into that whole number of fully paid and nonassessable shares of Common Stock as is equal, subject to Section 6(c)(v), to the product of the number of shares of Preferred Stock being so converted multiplied by the quotient of (i) 150% of the Accreted Value per share then in effect plus accrued and unpaid dividends as of such date divided by (ii) the Conversion Price then in effect, with any resulting fractional shares of Common Stock to be settled in accordance with Section 6(g); provided, that the Company shall have the right to substitute, for up to one-third of the shares of Common Stock otherwise issuable upon conversion under this Section 7(b), cash in an amount equal to the product of (x) the then Current Market Price of the Common Stock and (y) the number of shares of Common Stock otherwise deliverable for which the Company has elected to substitute cash in accordance with this proviso (collectively, the “Make Whole Consideration”). Notwithstanding the foregoing, the Company shall have the right to elect to convert up to all of the outstanding Preferred Stock after the Company Conversion Threshold Date by issuing and delivering, as applicable, the Make Whole Consideration in consideration therefor if, at the time of election, in addition to satisfying the Company Conversion Conditions (other than the 150% VWAP Condition), the Company shall, prior to the date of such election, have completed bona fide underwritten public offerings of its Common Stock that have resulted in at least $500 million in aggregate proceeds and the Common Stock to be issued on conversion shall represent less than 25% of the then Public Float (without taking into account the Common Stock that at such time are issuable but are not yet issued upon conversion of the Preferred Stock).

(c) To exercise the mandatory conversion right described in Section 7(a) or Section 7(b), the Company must give irrevocable notice by issuing a press release or by publication (with subsequent prompt notice) to the Holders (not more than one Trading Day after the date of the press release) confirming the Company’s election to convert the Preferred Stock pursuant to this Section 7. The conversion date will be a date selected by the Company (the “Mandatory Conversion Date”) and will be no more than three (3) Trading Days after the date on which the Company issues the press release described in this Section 7(c).

(d) In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in Section 7(c) shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock to be issued upon conversion of each share of Preferred Stock to be converted; (iii) the number of shares of Preferred Stock; (iv) that dividends on the Preferred Stock to be converted will cease to accrue on the Mandatory Conversion Date; and (v) the amount of the Make Whole Consideration, if applicable.

(e) On and after the Mandatory Conversion Date, dividends will cease to accrue on the Preferred Stock called for a mandatory conversion pursuant to Section 7(a) or Section 7(b) and all rights of Holders will terminate except for the right to receive the whole shares of Common Stock issuable upon conversion thereof, cash in lieu of any fractional shares of Common Stock in accordance with Section 6(g) and/or the Make Whole Consideration.

(f) If fewer than all of the outstanding shares of Preferred Stock are to be converted by the Company pursuant to Section 7(a) or Section 7(b), shares of Preferred Stock to be converted shall be selected by the Company from the then outstanding shares of Preferred Stock, pro rata (as nearly as may be) on the basis of total shares of Preferred Stock then held by each Holder.

8.	Redemption.

(a) Redemption at Option of Holders.

(i) Subject to Section 8(a)(ii), if requested by a Holder (an “Electing Holder”), such Holder shall have the right, but not the obligation, to require the Company from time to time to redeem all or any portion of such Holder’s Preferred Stock (a) on or after the Voluntary Redemption Date, at a cash redemption price equal to the then Accreted Value of such Preferred Stock (plus accrued and unpaid dividends) to be redeemed or (b) on or after the seventh anniversary of the Issue Date (but before the Voluntary Redemption Date), in exchange for that number of shares of Common Stock as equals the product of the number of shares of Preferred Stock being so redeemed multiplied by the quotient of (i) the Accreted Value then in effect plus accrued and unpaid dividends as of such date divided by (ii) the Current Market Price on the Redemption Date, with any resulting fractional shares of Common Stock to be rounded up to the next full share (either of such value or the value described in clause (a) being the “Voluntary Redemption Price”).

(ii) If the Company is unable to redeem any shares of Preferred Stock then to be redeemed because such redemption would violate the applicable laws of the State of Delaware, then the Company shall redeem the shares of Preferred Stock that it is entitled to redeem pursuant to the laws of the State of Delaware and shall redeem such other shares then subject to redemption as soon thereafter as redemption would not violate such laws.

(iii) The Electing Holders shall give the Company written notice of their election to have their Preferred Stock redeemed pursuant to this Section 8(a) at least thirty (30) days prior to any applicable date selected by the Electing Holders (the “Redemption Date”) on which the Electing Holders desire to have shares of Preferred Stock so redeemed (the “Electing Holders Redemption Notice”). On or prior to each Redemption Date, each holder of Preferred Stock to be redeemed shall surrender its certificate or certificates representing such redeemed shares to the Company, in the manner and at the place specified by the Company, and thereupon the applicable Voluntary Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(b) Change of Control Redemption.

(i) Upon a Change of Control occurring prior to the fifth anniversary of the Issue Date, a Holder of the Preferred Stock shall have the right, but not the obligation, to require the Company to redeem such Holder’s Preferred Stock at a cash redemption price equal to the greater of (i) 105% of the Accreted Value per share of Preferred Stock to be redeemed as of the date of such redemption (plus accrued and unpaid dividends) or (ii) the fair value of the consideration as of the date of such Change of Control, as determined in good faith by the Board of Directors, that such Holder would have received if, immediately prior to such redemption, it had voluntarily converted its Preferred Stock pursuant to Section 6.

(ii) Upon a Change of Control occurring on or after the fifth anniversary of the Issue Date, a Holder of the Preferred Stock shall have the right, but not the obligation (subject to Section 8(a)(ii)), to require the Company to redeem such Holder’s Preferred Stock at a cash redemption price equal to the then Accreted Value of such Preferred Stock (plus accrued and unpaid dividends) to be redeemed.

(iii) Any Holder requesting redemption of its Preferred Stock pursuant to this Section 8(b) shall give the Company written notice of such election within thirty (30) days of receipt of the Change of Control Notice, which notice shall indicate the number of shares of Preferred Stock that such Holder elects for the Company to redeem. Subject to the Company’s prior compliance with Sections 4.10, 4.15 and 4.16 of the Indentures (to the extent that any of the securities issued thereunder are then outstanding and the covenants in such Sections of the Indentures are then in effect), the Company shall make payment of the redemption price payable under either Sections 8(b)(i) or (ii) hereof (the “Change of Control Redemption Price”) within five Trading Days after the Company’s receipt of such notice (the “Change of Control Redemption Date”). Notwithstanding anything herein to the contrary, the periods for the Company’s obligations in respect of redemption will be extended to the extent necessary to comply with applicable securities laws and rules. To the extent redemptions required by this Section 8(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Stock by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 8(b), until the Change of Control Redemption Price is paid in full, the shares of Preferred Stock submitted for redemption under this Section 8 may be converted pursuant to Section 6, in whole or in part, by the Holder into shares of Common Stock, or in the event the conversion date is after the consummation of the Change of Control, equity interests of the successor entity substantially equivalent to the Company’s Common Stock pursuant to Section 6(c)(v). The parties hereto agree that in the event of the Company’s redemption of any portion of the Preferred Stock under this Section 8(b), a Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for each Holder. Accordingly, any redemption premium due under this Section 8(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of such Holder’s actual loss of its investment opportunity and not as a penalty.

(c) Subject to any contractual restrictions and applicable law, the Company will use commercially reasonable efforts to give each Holder notice of any Change of Control no less than 30 days prior to the consummation of a Change of Control. Within ten days following the consummation of a Change of Control, the Company shall provide written notice thereof to the Holders (the “Change of Control Notice”).

9.	Certificates.

(a) Form and Dating. The Preferred Stock and the Transfer Agent’s certificate of authentication (if a Transfer Agent other than the Company is appointed) shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designation. The Preferred Stock certificate may have notations, legends or endorsements required by law, stock exchange or FINRA rule, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Preferred Stock certificate shall be dated the date of its authentication. The terms of the Preferred Stock certificate set forth in Exhibit A are part of the terms of this Certificate of Designation.

(b) Record Holders. The Company and any Transfer Agent other than the Company may deem and treat the record Holder as the true and lawful owner thereof for all purposes, and neither the Company nor any such Transfer Agent shall be affected by any notice to the contrary.

(c) Registration of Transfer. Upon the surrender of any certificate representing Preferred Stock to the Company or any Transfer Agent other than the Company accompanied by a duly executed and completed certificate in the form of Exhibit C hereto which is hereby incorporated by reference in this Certificate of Designation, the Company shall, or shall cause such Transfer Agent to, at the request of the record Holder of such certificate, execute and deliver (at the Company’s expense) a new certificate or certificates in exchange therefor, of Preferred Stock representing in the aggregate the number of shares of Preferred Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Preferred Stock as is requested by the Holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate.

(d) Replacement Certificates. If a mutilated Preferred Stock certificate is surrendered to the Company or any Transfer Agent other than the Company or if the Holder of a Preferred Stock certificate claims that the Preferred Stock certificate has been lost, destroyed or wrongfully taken, the Company shall issue and the Transfer Agent (if one is then appointed) shall countersign a replacement Preferred Stock certificate if the reasonable requirements of such Transfer Agent and the Company are met. If required by such Transfer Agent or the Company, such Holder shall agree to customary indemnity provisions sufficient in the reasonable judgment of the Company and such Transfer Agent to protect the Company and such Transfer Agent from any loss which either of them may suffer if a Preferred Stock certificate is replaced. The Company and such Transfer Agent may charge the Holder for their respective expenses in replacing a Preferred Stock certificate.

10.	Other Provisions.

(a) Any notice required by this Certificate of Designations to Holders shall be deemed given upon personal delivery, upon delivery by nationally recognized overnight delivery service with proof of receipt maintained, upon delivery by facsimile with receipt confirmed or five business days after deposit in the United States mail, certified mail, return receipt requested, postage prepaid, and addressed to each Holder of record at such Holder’s address appearing on the Company’s books.

(b) With respect to any notice to a Holder required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, business combination, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(c) Shares of Preferred Stock issued and reacquired will be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may, subject to Section 4(b), with any and all other authorized but unissued shares of preferred stock of the Company be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, except that any issuance or reissuance of shares of Preferred Stock must be in compliance with this Certificate of Designation.

(d) The shares of Preferred Stock shall be issuable only in whole shares.

(e) All notice periods referred to herein shall commence on the date of the mailing of the applicable notice.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed this          day of             , 2008

CHAPARRAL ENERGY, INC.

By:
Name:
Title:

EXHIBIT A

FORM OF PREFERRED STOCK

FACE OF SECURITY

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE COMPANY OR ANY TRANSFER AGENT APPOINTED BY THE COMPANY SUCH CERTIFICATES AND OTHER INFORMATION AS THE COMPANY OR SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH APPLICABLE RESTRICTIONS ON TRANSFER. UNTIL OTHERWISE DETERMINED, THE COMPANY HAS ELECTED TO ACT AS TRANSFER AGENT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND STATE SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS (I) REGISTERED UNDER THE APPLICABLE SECURITIES LAWS, (II) SUCH TRANSACTION IS PURSUANT TO RULE 144, RULE 144A OR REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (III) AN OPINION OF COUNSEL, WHICH OPINION IS REASONABLY SATISFACTORY TO THE COMPANY, HAS BEEN DELIVERED TO THE COMPANY AND SUCH OPINION STATES THAT THE SHARES MAY BE TRANSFERRED WITHOUT SUCH REGISTRATION.

A COPY OF THE CERTIFICATE OF INCORPORATION OF THE COMPANY IS ON FILE WITH THE DELAWARE SECRETARY OF STATE AND MAY BE OBTAINED BY THE RECORD HOLDER FREE OF CHARGE BY WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

Certificate Number	Number of Shares of Convertible Preferred Stock
[ ]	[ ]

Series B Convertible Preferred Stock

of

Chaparral Energy, Inc.

Chaparral Energy, Inc., a Delaware corporation (the “Company”), hereby certifies that [                    ] (the “Holder”) is the registered owner of [                    ] fully paid and non-assessable preferred securities of the Company designated the Series B Convertible Preferred Stock, par value $0.01 per share, (the “Preferred Stock”). The shares of Preferred Stock are transferable on the books and records of the Company, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designation dated [            ], 2008, as the same may be amended from time to time (the “Certificate of Designation”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designation. The Company will provide a copy of the Certificate of Designation to a Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to select provisions of the Preferred Stock set forth on the reverse hereof, and to the Certificate of Designation, which select provisions and the Certificate of Designation shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.

If at any time a Transfer Agent other than the Company has been appointed and is acting, unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, these shares of Preferred Stock shall not be entitled to any benefit under the Certificate of Designation or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has executed this certificate this          day of             , 2008.

CHAPARRAL ENERGY, INC.

By:
Name:
Title:

By:
Name:
Title:

REVERSE OF SECURITY

Cash dividends on each share of Preferred Stock shall be payable at a rate per annum set forth in the face hereof or as provided in the Certificate of Designation.

The shares of Preferred Stock shall be convertible into the Company’s Common Stock in the manner and according to the terms set forth in the Certificate of Designation.

The Company will furnish without charge to each Holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Preferred Stock evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the shares of Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Preferred Stock Certificate)

Signature Guarantee:

EXHIBIT B

NOTICE OF CONVERSION

(To be Executed by the Holder

in order to Convert the Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) shares of Series B Convertible Preferred Stock (the “Preferred Stock”), represented by stock certificate No.(s)                    . (the “Preferred Stock Certificates”) into shares of common stock (“Common Stock”) of Chaparral Energy, Inc. (the “Company”) according to the conditions of the Certificate of Designation of the Preferred Stock (the “Certificate of Designation”), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith the Preferred Stock Certificates. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933 (the “Act”), or pursuant to any exemption from registration under the Act.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designation.

Date of Conversion: ________________________________________________________________________________

Applicable Conversion Price: _________________________________________________________________________

Number of shares of Preferred Stock to be Converted: _____________________________________________________

Signature: ________________________________________________________________________________________

Name: ___________________________________________________________________________________________

Address:** _______________________________________________________________________________________

Fax No.: _________________________________________________________________________________________

*	The Company shall issue and deliver shares of Common Stock to an overnight courier not later than three business days following receipt of this notice.

**	Address where shares of Common Stock and any other payments or certificates shall be sent by the Company.

B-1

EXHIBIT C

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER OF PREFERRED STOCK

Re:	Series B Convertible Preferred Stock (the “Preferred Stock”) of Chaparral Energy, Inc. (the “Company”)

This Certificate relates to              shares of Preferred Stock held by                      (the “Transferor”).

The Transferor has requested the Company by written order to exchange or register the transfer of Preferred Stock.

In connection with such request and in respect of such Preferred Stock, the Transferor does hereby certify that the Transferor is familiar with the Certificate of Designation relating to the above-captioned Preferred Stock and that the transfer of this Preferred Stock does not require registration under the Securities Act of 1933 (the “Securities Act”) because:

☐	Such Preferred Stock is being acquired for the Transferor’s own account without transfer.

☐	Such Preferred Stock is being transferred to the Company.

☐	Such Preferred Stock is being transferred in reliance on and in compliance with an exemption from the registration requirements of the Securities Act.

(INSERT NAME OF TRANSFEROR]

by:

Date:

Please check applicable box.

C-1